    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1998



                                                      REGISTRATION NO. 333-64225

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                COLUMBIA BANCORP
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OREGON                                  6711                                93-1193156
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

   420 EAST THIRD STREET, SUITE 200, THE DALLES, OREGON 97058 (541) 298-6649 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                TERRY L. COCHRAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        420 EAST THIRD STREET, SUITE 200
                            THE DALLES, OREGON 97058
                                 (541) 298-6649
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

           BENNETT H. GOLDSTEIN, ESQ.                         STEPHEN M. KLEIN, ESQ.
     BENNETT H. GOLDSTEIN, ATTORNEY AT LAW                    CARMEN L. SMITH, ESQ.
            2548 SW ST. HELENS COURT                             GRAHAM & DUNN PC
             PORTLAND, OREGON 97201                       1420 FIFTH AVENUE, 33RD FLOOR
                                                          SEATTLE, WASHINGTON 98101-2390

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
    SECURITIES TO BE            AMOUNT BEING         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED              REGISTERED(1)              SHARE(2)                PRICE(2)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par
  value..................        1,150,000                 $10.00               $11,500,000              $3,392.50
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Includes 150,000 shares that may be purchased by the Underwriter to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended ("1933 Act").

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING UNDER SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED OCTOBER 19, 1998



                                1,000,000 SHARES


                                      LOGO

                                  COMMON STOCK


     All of the shares of Common Stock, no par value (the "Common Stock"), offered hereby ("the Offering") are being sold by Columbia Bancorp ("Columbia"). Prior to this Offering there has been a limited public market for the shares of the Common Stock. It is currently anticipated that the offering price will be between $9.00 and $10.00 per share of Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the offering price. The shares are currently quoted on the OTC Bulletin Board under the symbol "CBBO." Columbia has applied to the Nasdaq Stock Market for listing of the Common Stock on the Nasdaq National Market under the symbol "CBBO."

                            ------------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                            ------------------------

     THE SHARES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF COLUMBIA AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE
  FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE
     SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY STATE
   SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY STATE SECURITIES COMMISSION PASSED
   ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                UNDERWRITING
                                                                DISCOUNT AND              PROCEEDS TO
                                      PRICE TO PUBLIC          COMMISSIONS(1)             COLUMBIA(2)
---------------------------------------------------------------------------------------------------------
Per Share.........................  $                        $                        $
---------------------------------------------------------------------------------------------------------
Total(3)..........................  $                        $                        $
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


(1) Columbia has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses payable by Columbia estimated at $170,000.



(3) Columbia has granted to the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised, the total Price to Public, Underwriting Discount and Commissions, and Proceeds to Columbia will be
    $          , $          , and $          , respectively.



     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the shares of Common Stock will be made on or about
                    , 1998.


                         PACIFIC CREST SECURITIES INC.

           The date of this Prospectus is                     , 1998.

                             [MAP OF MARKET AREAS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF COLUMBIA'S COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING, AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITY, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following is a summary of information set forth in more detail elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. The number of shares and options outstanding and per share amounts reflect Columbia's 2-for-1 stock split effective September 11, 1998. Unless otherwise indicated, "Columbia" in this Prospectus mean Columbia and Columbia River Bank, its subsidiary, and references to the "Offering" mean the offering of shares of Common Stock pursuant to this Prospectus. For further definitions of certain terms used in this Prospectus, see "Glossary of Certain Key Terms."


COLUMBIA BANCORP


     Columbia is a bank holding company headquartered in The Dalles, Oregon. It is the parent corporation of Columbia River Bank ("CRB"), a nine-branch, full service, community banking organization. Since 1993 Columbia has grown rapidly through merger and acquisition activity and new branch openings. Columbia's pending acquisition of Valley Community Bancorp ("Valley") is anticipated to close by early 1999. According to information reported as of June 30, 1998, by the State of Oregon Division of Finance and Corporate Securities, if the acquisition of Valley had been completed as of June 30, 1998, CRB and Valley, if combined, would rank as the 4th largest bank based in Oregon. See "Business -- Pending Acquisition of Valley Community Bancorp."



     CRB offers a broad range of financial services to its customers, primarily small and medium sized businesses, farmers and individuals. Columbia's seven Oregon branches serve the northern and eastern Oregon communities of The Dalles, Hood River, and Hermiston, and the central Oregon communities of Madras, Redmond, and Bend. CRB's two south central Washington branches serve the communities of Goldendale and White Salmon. Valley operates from McMinnville, Oregon, 36 miles southwest of metropolitan Portland.


     As of June 30, 1998, Columbia had total assets of $253.11 million, total deposits of $218.42 million, and shareholders' equity of $22.57 million. Columbia's net income for the year ended December 31, 1997 was $3.89 million, which was Columbia's tenth consecutive year of increasingly higher net income. For the year ended December 31, 1997, Columbia's return on average assets was 1.77%, and its return on average equity was 19.55%.

     The markets in which Columbia operates are relatively economically diverse, and therefore pose both opportunities and challenges to a community bank operating in all of these economies. Columbia's approach to meeting the challenge is to staff its branches and business groups with managers who are established in their communities and have developed a loyal customer following. Columbia's branches emphasize those products and services that are best suited for the geographic region served by the branch. These diverse economies also provide opportunities to limit Columbia's exposure to risks within any one economic sector.

GROWTH HISTORY

     Columbia's subsidiary, CRB, was chartered in Oregon in 1976 as a one-branch community bank in The Dalles, and has since grown as a result of merger and acquisition activity, new branch openings, the introduction of new business lines, and the expansion of its existing products and community bank lending expertise. The majority of Columbia's growth has occurred since 1993, and is marked by the following highlights:

     1993  - Opened first branch outside of The Dalles, in Hood River, Oregon

            - Completed first full year in which CRB offered investment products to customers through affiliation with Primevest Financial Services, Inc.

     1994  - Began and concluded negotiations to merge with Juniper Banking
             Company, which added branches in Madras and Redmond, Oregon, and increased assets by $31 million; merger effective January 1, 1995

     1995  - Opened branch in Safeway store in The Dalles

            - Introduced VISA check (debit) card

     1996  - Columbia became CRB's holding company

            - Introduced 24-hour telephone banking

            - Acquired Klickitat Valley Bank, which added branches in White
              Salmon and Goldendale, Washington and increased assets by $78 million

            - Opened first branch in Bend, Oregon, the largest community in which Columbia operates

     1997 - Established a residential mortgage lending group in Bend, Oregon to enhance Columbia's mortgage business

            - Achieved 12-month increases in assets, loans, and deposits of 16%,
              31%, and 13%, respectively, all through internal growth

            - Introduced corporate sweep accounts for business customers

     1998  - Signed agreement to acquire Valley Community Bancorp, a
             McMinnville, Oregon community banking organization with $37 million in assets as of June 30, 1998

            - Opened branch in Hermiston, Oregon and announced plans to open a branch in Pendleton, Oregon and a second Bend, Oregon branch, which will include a business lending group.

            - From June 30, 1997 to June 30, 1998, assets increased by 15% and income increased 26% for the six-month period ended June 30, 1998 compared to the six month period ended June 30, 1997

BUSINESS STRATEGY

     Columbia's strategy is to continue building on its position as a leading community-based provider of financial services in Oregon and south central Washington. The key to the success of this strategy, in Columbia's view, is to continue to provide exceptional personal service to the communities it now serves, and to successfully expand into new communities by identifying and meeting their unique financial services needs. Columbia's target branch locations are in non-metropolitan regions, where it aims to deliver prompt, accurate, and friendly personal banking services. The components of Columbia's business strategy are outlined below:


     Successfully operate in non-metropolitan regions. In contrast to the present strategies of certain major regional banks, which have closed branches and reduced service levels in Columbia's identified communities, Columbia believes that the key to profitably operating in non-metropolitan communities is to: (i) provide a high level of service to the customer; (ii) staff branches with employees who have established ties to the community; (iii) attract and retain a highly skilled management team; and, (iv) allow branch personnel the flexibility to emphasize products and services which best fit their local economy. In addition, by decentralizing a portion of CRB's management function to the branch level, Columbia believes it can make business decisions regarding customers more quickly and knowledgeably than its major banking competitors. Columbia believes it is able to profitably attract and retain customers by providing and delivering such products and services tailored to their individual needs, and by delivering them with a high degree of personal attention.



     Maintain high asset quality. Columbia seeks to maintain high asset quality through a program that includes prompt and strict adherence to established credit policies, training and supervision of lending officers, and periodic professional independent loan review. Additionally, Columbia uses incentives to maintain high asset quality, including tying a portion of its loan officers' compensation to the quality of the loans they originate. Columbia also believes that its commitment to hire branch managers with long term ties to their communities is of significant assistance in determining the quality of loan transactions. The variety of economies in which Columbia's branches are located increases the diversification and, in Columbia's opinion, the strength of the overall loan portfolio. For the years ended December 31, 1995, 1996, and 1997, and for the six months ended June 30, 1998, Columbia's net charge-offs (recoveries) to average loans were (0.03)%, 0.29%, (0.04)%, and 0.26%, respectively.

     Seize merger and acquisition opportunities. In 1995, CRB merged with Juniper Banking Company of central Oregon, and in 1996 Columbia acquired Klickitat Valley Bank of south central Washington. After both transactions, Columbia was able to provide the same or increased levels of community banking products and services in these new market areas. In August 1998, Columbia entered into a definitive agreement to acquire McMinnville-based Valley. Columbia believes the economy in the McMinnville area affords it the opportunity to leverage two of its core competencies: small business lending and agricultural lending. Additionally, the pending acquisition will be Columbia's first entrance into Oregon's most populous region, the Willamette Valley. Management believes there are significant future growth opportunities in McMinnville and its surrounding communities.


     Continue to expand through new branches and new products. Columbia has grown through the establishment of new branches in Hood River and Bend, Oregon and more recently through the opening in September 1998 of a branch in Hermiston, Oregon. Additional branches in central and eastern Oregon are planned in order to take advantage of growth opportunities and to leverage existing nearby operations. In addition, Columbia's banking products, including its loan programs, and other services are designed to be responsive to the needs of local community businesses and individual customers. For example, in 1997 Columbia recognized an opportunity in rapidly growing central Oregon, and established a mortgage lending group in Bend to originate and sell residential mortgages. Columbia also offers investment products and services through its affiliation with the Primevest Financial Services, Inc. brokerage organization, through which it offers stocks, bonds, mutual funds, IRAs, retirement plans, and estate planning. Columbia's products and services are designed to both increase its customer base and to enhance cross-selling opportunities.

     Columbia maintains its administrative headquarters at 420 East Third Street, Suite 200, The Dalles, Oregon 97058. Its telephone number at that address is (541) 298-6649.

                                  THE OFFERING


Common Stock offered by Columbia.............  1,000,000 shares(1)
Common Stock to be outstanding after the       7,940,682 shares(2)
  Offering...................................
Use of Proceeds..............................  To provide funds to finance Columbia's expansion plans (including the Valley
                                               acquisition, potential future acquisitions,
                                               and expansion of the branch network).
Proposed Nasdaq National Market symbol.......  CBBO


---------------

(1) Excludes 150,000 shares subject to the Underwriter's over-allotment option.



(2) Reflects all shares issued and outstanding as of October 9, 1998. Does not include an aggregate of 408,838 shares of Common Stock reserved for issuance under Columbia's stock incentive plan, 328,838 of which are subject to outstanding options as of October 9, 1998. See "Management -- Executive and Employee Compensation Plans."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


    The following table presents (1) summary historical financial data of Columbia as of the dates and for the periods indicated and (2) summary pro forma financial data giving effect to this Offering assuming the sale of 1,000,000 shares of Common Stock at $9.50 per share, the acquisition of Valley as though the transaction had occurred immediately prior to January 1, 1997, with respect to the Income Statement, and prior to June 30, 1998, with respect to the Balance Sheet, and reclassification of Employee Stock Ownership Plan ("ESOP") shareholders' equity subject to a put option. The summary pro forma financial data are not necessarily indicative of operating results or financial position that would have been achieved had these events been consummated on such dates and should not be construed as representative of future operating results or financial position. The summary historical and pro forma financial data should be read in conjunction with the financial statements and related notes thereto of Columbia and Valley, and with the "Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------
                                                                                                     PRO
                                                                                                  FORMA,(1)
                                                                 ACTUAL                          AS ADJUSTED
                                          ----------------------------------------------------   -----------
                                            1993       1994       1995       1996       1997        1997
                                          --------   --------   --------   --------   --------   -----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
 Interest income........................  $ 11,782   $ 12,220   $ 13,815   $ 15,385   $ 18,144    $ 21,136
 Interest expense.......................     3,993      3,999      5,216      5,746      6,270       7,353
                                          --------   --------   --------   --------   --------    --------
 Net interest income....................     7,789      8,221      8,599      9,639     11,874      13,783
 Loan loss provision....................       158        203         88        246        581         620
                                          --------   --------   --------   --------   --------    --------
 Net interest income after provision for
   loan losses..........................     7,631      8,018      8,511      9,393     11,293      13,163
 Noninterest income.....................     1,298      1,486      1,552      1,799      2,481       2,753
 Noninterest expense....................     5,894      6,070      6,495      7,180      8,092       9,715
                                          --------   --------   --------   --------   --------    --------
 Income before provision for income
   taxes................................     3,035      3,434      3,568      4,012      5,682       6,201
 Provision for income taxes.............       962      1,098      1,079      1,285      1,795       2,147
                                          --------   --------   --------   --------   --------    --------
       Net income.......................  $  2,073   $  2,336   $  2,489   $  2,727   $  3,887    $  4,054
                                          ========   ========   ========   ========   ========    ========
DIVIDENDS
 Cash dividends declared and paid.......  $    451   $    472   $    555   $    882   $    842
 Ratio of dividends to net income.......     21.76%     20.21%     22.30%     32.37%     21.67%
PER SHARE DATA(2)
 Basic earnings per common share........  $   0.31   $   0.35   $   0.37   $   0.41   $   0.57    $   0.52
 Diluted earnings per common share......  $   0.31   $   0.35   $   0.36   $   0.40   $   0.56    $   0.51
 Book value per common share(3).........  $   2.08   $   2.32   $   2.56   $   2.83   $   3.29
 Weighted average shares outstanding:
   Basic................................     6,596      6,688      6,693      6,732      6,801       7,801
   Diluted..............................     6,672      6,762      6,842      6,847      7,001       8,001
BALANCE SHEET DATA
 Investment securities..................  $ 57,574   $ 56,229   $ 49,454   $ 51,484   $ 48,804
 Loans, net.............................  $ 81,335   $ 90,070   $104,178   $118,228   $155,219
 Total assets...........................  $161,138   $162,202   $178,486   $200,302   $231,827
 Total deposits.........................  $145,425   $142,803   $158,874   $178,744   $201,568
 Shareholders' equity...................  $ 13,409   $ 15,186   $ 16,617   $ 18,475   $ 21,557
SELECTED RATIOS(4)
 Return on average assets...............      1.38%      1.45%      1.46%      1.45%      1.77%
 Return on average equity...............     16.35%     16.80%     15.91%     15.64%     19.55%
 Total loans to deposits................     55.93%     63.07%     65.57%     66.14%     77.00%
 Net interest margin....................      5.69%      5.74%      5.67%      5.74%      6.15%
 Efficiency ratio(5)....................     64.86%     62.53%     63.98%     62.77%     56.37%
ASSET QUALITY RATIOS
 Reserve for loans losses to:
   Ending total loans...................      1.20%      1.05%      1.02%      0.83%      1.04%
   Nonperforming assets.................    187.88%    500.00%    291.30%    384.17%    112.65%
 Nonperforming assets to ending total
   assets...............................      0.33%      0.12%      0.21%      0.04%      0.63%
 Net loan charge-offs (recoveries) to
   average loans........................      0.01%      0.27%     (0.03)%     0.29%     (0.04)%
CAPITAL RATIOS
 Average shareholders' equity to average
   assets...............................      8.46%      8.60%      9.19%      9.27%      9.04%
 Tier 1 capital ratio(6)................     13.18%     14.55%     14.40%     14.20%     13.70%
 Total risk-based capital ratio(7)......     14.16%     15.46%     15.20%     14.90%     14.70%
 Leverage ratio(8)......................      8.32%      9.47%      9.90%      9.90%     10.60%

                                            AS OF AND FOR THE SIX MONTHS
                                                   ENDED JUNE 30,
                                          ---------------------------------
                                                                    PRO
                                                                 FORMA,(1)
                                                ACTUAL          AS ADJUSTED
                                          -------------------   -----------
                                            1997       1998        1998
                                          --------   --------   -----------
                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
 Interest income........................  $  8,579   $  9,924    $ 11,504
 Interest expense.......................     3,029      3,415       4,011
                                          --------   --------    --------
 Net interest income....................     5,550      6,509       7,493
 Loan loss provision....................       250        450         450
                                          --------   --------    --------
 Net interest income after provision for
   loan losses..........................     5,300      6,059       7,043
 Noninterest income.....................     1,037      2,077       2,210
 Noninterest expense....................     3,747      4,770       5,567
                                          --------   --------    --------
 Income before provision for income
   taxes................................     2,590      3,366       3,686
 Provision for income taxes.............       828      1,147       1,350
                                          --------   --------    --------
       Net income.......................  $  1,762   $  2,219    $  2,336
                                          ========   ========    ========
DIVIDENDS
 Cash dividends declared and paid.......  $    385   $    693
 Ratio of dividends to net income.......     21.86%     31.26%
PER SHARE DATA(2)
 Basic earnings per common share........  $   0.26   $   0.32    $   0.30
 Diluted earnings per common share......  $   0.26   $   0.31    $   0.29
 Book value per common share(3).........  $   3.03   $   3.40    $   4.30
 Weighted average shares outstanding:
   Basic................................     6,787      6,917       7,917
   Diluted..............................     6,907      7,122       8,122
BALANCE SHEET DATA
 Investment securities..................  $ 50,739   $ 47,316    $ 52,912
 Loans, net.............................  $142,438   $172,979    $195,024
 Total assets...........................  $220,396   $253,110    $293,434
 Total deposits.........................  $193,781   $218,421    $249,239
 Shareholders' equity...................  $ 19,818   $ 22,571    $ 33,588
SELECTED RATIOS(4)
 Return on average assets...............      1.70%      1.87%
 Return on average equity...............     18.41%     20.12%
 Total loans to deposits................     73.50%     79.20%
 Net interest margin....................      6.02%      6.12%
 Efficiency ratio(5)....................     56.89%     55.56%
ASSET QUALITY RATIOS
 Reserve for loans losses to:
   Ending total loans...................      0.91%      0.95%
   Nonperforming assets.................    133.16%     88.90%
 Nonperforming assets to ending total
   assets...............................      0.45%      0.74%
 Net loan charge-offs (recoveries) to
   average loans........................     (0.06)%     0.26%
CAPITAL RATIOS
 Average shareholders' equity to average
   assets...............................      9.25%      9.30%
 Tier 1 capital ratio(6)................     13.40%     13.26%
 Total risk-based capital ratio(7)......     14.30%     14.14%
 Leverage ratio(8)......................      9.90%     10.50%


---------------

(1) For information regarding the pro forma adjustments made to Columbia's historical financial data, see "Pro Forma Financial Statements."

(2) Per share data reflects retroactive restatement for stock splits in 1998 (3-for-2 and 2-for-1) and 1995 (3-for-1).
(3) Book value per common share has been computed exclusive of ESOP shareholders' equity and related shares subject to a put option.
(4) Annualized, where appropriate.
(5) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income.
(6) Tier I capital divided by risk-weighted assets.
(7) Total capital divided by risk-weighted assets.
(8) Tier I capital divided by average total assets.

                COLUMBIA BANCORP CURRENT SUMMARY FINANCIAL DATA



     The following table presents the unaudited summary financial data of Columbia as of and for the nine-month periods ended September 30, 1997 and 1998. Such information should be read in conjunction with "Summary Historical and Pro Forma Financial Data," the consolidated financial statements and related notes thereto of Columbia, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Prospectus.



                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
  Interest income...........................................  $   13,239    $   15,413
  Interest expense..........................................       4,651         5,267
                                                              ----------    ----------
  Net interest income.......................................       8,588        10,146
  Provision for loan losses.................................         470           700
                                                              ----------    ----------
  Net interest income after provision for loan losses.......       8,118         9,446
  Noninterest income........................................       1,807         3,313
  Noninterest expense.......................................       5,888         7,493
                                                              ----------    ----------
  Income before provision for income taxes..................       4,037         5,266
  Provision for income taxes................................       1,287         1,803
                                                              ----------    ----------
  Net income................................................  $    2,750    $    3,463
                                                              ==========    ==========

PER SHARE DATA
  Net income per common share...............................  $     0.40    $     0.50
  Cash dividends per common share...........................  $     0.09    $     0.16
  Weighted average shares outstanding.......................   6,800,971     6,924,407

BALANCE SHEET DATA (AT PERIOD END)
  Investment securities.....................................  $   49,434    $   46,463
  Loans, net................................................  $  148,095    $  180,298
  Total assets..............................................  $  222,610    $  265,802
  Total deposits............................................  $  194,269    $  229,910
  Total shareholders' equity................................  $   20,586    $   22,979

ASSET QUALITY RATIO
  Reserve for loan losses to:
     Ending total loans.....................................        1.03%        1.06%
     Nonperforming assets...................................       99.36%       98.53%
  Nonperforming assets to ending total assets...............        0.70%        0.74%
  Net loan charge-offs (recoveries) to average loans........       (0.06)%       0.24%

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes forward-looking statements that are based on the current beliefs of Columbia's management as well as assumptions made by and information currently available to Columbia's management. All statements other than statements of historical facts included in this Prospectus, including without limitation statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" regarding Columbia's financial position, business strategy, and plans and objectives of management of Columbia for future operations, are forward-looking statements. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to Columbia or its management, are intended to identify forward-looking statements. Although Columbia believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from Columbia's expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus. Based upon changing conditions, if any one or more of these risks or uncertainties materialize or if any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. Columbia does not intend to update these forward-looking statements. All subsequent written and oral forward-looking statements attributable to Columbia or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

                                  RISK FACTORS

     Prospective investors should carefully consider and evaluate all of the information set forth in this Prospectus, including these Risk Factors. This list of Risk Factors may not be exhaustive.

MANAGEMENT OF GROWTH

     Columbia has grown substantially since 1993 through merger and acquisition activity, new branch openings, the introduction of new product lines, and sustained increases in loans and deposits. Management expects the pace of growth to continue through 1998 and into 1999 through a pending acquisition and proposed new branch openings, which are described elsewhere in this Prospectus. Such rapid growth has at times put high demands on Columbia's management, and has required increased expenditures for new employees, enhanced training, office space, and technology upgrades. Continued rapid growth will place further demands on management, other personnel, computer and management systems, and other parts of the Columbia organization, and may create problems of scale and scope not faced when growth is more gradual. If not well managed, rapid growth can adversely affect asset quality and earnings. There can be no assurance that Columbia's management will successfully manage rapid increases in loans and deposits, new branch openings, or future acquisitions, or that such growth will result in an increase in earnings. See also "Risk Factors -- Completion and Management of Valley Community Bancorp Acquisition."

POTENTIAL FUTURE ACQUISITIONS


     Columbia from time to time considers potential acquisitions as part of its growth strategy. Any future acquisitions would create potential risks and uncertainties, including the need to obtain regulatory approval, and the possible issuance of additional shares of Common Stock to pay for potential acquisitions, which could effectively dilute the percentage ownership interest of then-current Columbia shareholders. Also, there are only a limited number of suitable acquisition candidates within Columbia's existing or potential market areas, and many of these candidates would also be attractive acquisition candidates for other financial institutions. Columbia's ability to grow through acquisition could therefore be significantly constrained. Further, acquisition negotiations and evaluations require substantial time and attention by Columbia's executive officers, which takes their time away from daily management. Aside from the pending acquisition of Valley, Columbia has no potential acquisition transactions under consideration at present. However, Columbia is likely to actively consider additional growth through acquisitions in the near future if appropriate opportunities arise.


COMPLETION AND MANAGEMENT OF VALLEY COMMUNITY BANCORP ACQUISITION

     Columbia has entered into a definitive agreement to acquire Valley. While the closing of the Valley acquisition is anticipated by early 1999, it is subject to certain conditions, including approval by banking regulators and Valley's shareholders. No assurance can be given that the Valley acquisition will occur. Also, managing Valley as part of the Columbia organization is critical to the success of this transaction. While Columbia has experience in managing growth through mergers and acquisitions, Valley is its first venture into Oregon's Willamette Valley. Valley's business could decrease or stagnate if Columbia does not effectively manage Valley as an integral part of the Columbia organization. Unexpected employee departures, computer hardware or software problems, the failure to maintain and improve customer service, or other problems Columbia may not foresee, could affect Columbia's ability to realize the benefits of the Valley acquisition. In addition, problems could arise with the coordination of Valley's systems and procedures, including computer systems, with Columbia's. Also, the Valley acquisition will occur while Columbia is expanding on other fronts, including planned new branch openings in Pendleton and Bend, Oregon. See "Risk Factors -- Management of Growth" and
"Business -- Pending Acquisition of Valley Community Bancorp."

     A change in bank control often causes deposit losses, although management believes that such losses should be minimal because the Valley acquisition will not result in a name or location change or significant changes in personnel. Nevertheless, after the transaction Valley may lose loan or deposit customers, and no assurance can be given that Valley's deposits will remain at present levels. Such a decrease could reduce

Columbia's return on equity and cause Columbia to lose some of the anticipated benefit of the Valley acquisition.


     The acquisition of Valley for cash, even after the application of the Offering proceeds, will significantly reduce the capital ratios of Columbia. For example, had the Valley acquisition been completed as of June 30, 1998, and based upon anticipated net proceeds from the Offering, Columbia's ratio of Tier I capital to average assets would have been reduced from 10.50% to 8.11%. Although the post-acquisition pro forma ratio is substantially above the regulatory minimum of 3.00%, and Columbia would still qualify as "well capitalized," the reduction in the capital-to-asset ratio and other regulatory capital ratios could limit Columbia's future growth or ability to pursue other acquisitions. Also, the Valley acquisition will cause the recognition of a significant amount of goodwill and a charge to operations of approximately $614,000 per year in each of the 15 years following the acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     If the Valley acquisition does not occur, Columbia will use the Offering proceeds for other planned expansion purposes. Without the Valley acquisition, however, Columbia may not be able to effectively utilize all of the proceeds immediately, which could adversely affect its return on equity and earnings per share. See "Use of Proceeds."

DEPENDENCE ON LOCAL ECONOMIES

     Columbia does business in several different non-metropolitan communities, some of which are economically linked because of geographic proximity, while other areas may be influenced by different economic variables. For example, Columbia's markets in Redmond and Bend, and to some extent Madras, are part of a sub-regional central Oregon economy. Economic activity in central Oregon is not closely linked to Columbia's two south central Washington branches. The different areas Columbia serves have diverse, and to some extent independent, economic characteristics, strengths and weaknesses, although all of these depend to various degrees on agriculture, small business, and construction.


     The areas served by Columbia include: (i) The Dalles and Hood River, which depend on wheat, cherries, pears, apples, and other agricultural products, an aluminum smelting facility and a variety of small business enterprises; (ii) the central Oregon market, including Bend, Redmond and Madras, which benefits from home construction and a growing service economy, resulting from rapid population increases; (iii) the eastern Oregon market in Umatilla County, encompassing Hermiston and Pendleton, which depends on wheat growing, cattle ranching, field crops such as onions, hay, and potatoes, and a growing service and government employment economy; (iv) the Klickitat County, Washington market, which has a stable, dry-climate agricultural base, an aluminum smelting facility, and less rapid population growth; and (v) when the acquisition of Valley is completed, Yamhill County, Oregon, which has a diverse, wet-climate agricultural industry and a diverse small business base. Given the varied economies of its market areas, Columbia's management faces a challenge in effectively managing its diverse loan portfolio.


     Columbia's performance would be vulnerable to a general economic downturn, which would affect loan demand and the collectibility of existing loans. In addition, weakness in one of Columbia's market areas, or in one economic sector such as agriculture, could depress Columbia's overall earnings and financial condition.

COMPETITION


     In recent years, competition for bank customers, the source of deposits and loans, has greatly intensified. This competition includes super-regional banks, such as Wells Fargo, Bank of America, and U.S. Bank, which have well-established branches and significant market share in many of the communities Columbia serves, and companies that offer bank-like products, such as finance companies, investment banking and brokerage firms, and insurance companies. Other competitors include credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks; government-assisted farm credit programs that offer competitive agricultural loans; other community banks, including start-up banks, that can compete with Columbia for customers who desire a high degree of personal service and technology-based financial institutions offering on-line deposit, bill payment, and mortgage loan application services.

     These competitors present different types of threats. For example, the super-regionals have higher public visibility, and can spend more on advertising and marketing than Columbia. The super-regionals can also make larger loans, because single-borrower lending limits, which are set by law, increase with the size of a bank's capital. Many of the super-regionals have the ability to retain a substantial share of the market for bank customers in the same communities Columbia serves, especially in larger communities such as Bend. Also, while the super-regionals have for now largely reduced their presence as lenders in smaller communities, they could in the future re-enter this arena and attempt to win back loan and deposit customers by competing aggressively on price. Other competition such as insurance companies, brokerage firms, and other non-bank competitors are subject to less regulation than banks are, and therefore can be more flexible in the products and services they offer.

     Other existing single or multi-branch community banks, or new community bank start-ups, have marketing strategies similar to Columbia's. These other community banks can open new branches in the communities Columbia serves, competing directly for customers who want the high level of service community banks offer. Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates in Oregon and Washington. See "Risk Factors -- Competition Due to Technological Change" and "Business -- Competition."

     Competition could also affect the outcome of the Valley acquisition. McMinnville, Oregon is presently served by branches of five super-regional banks, a credit union, a locally operated savings and loan, a mortgage company, and a consumer-targeted brokerage firm. Valley's business could decrease as a result of competition from such bank and non-bank competitors. There can be no assurance that, because of competing products and services or other reasons, Valley's loan and deposit customers will not go elsewhere as a result of such continued competition. See "Risk Factors -- Completion and Management of Valley Community Bancorp Acquisition."

COMPETITION DUE TO TECHNOLOGICAL CHANGE


     Changes in technology, mostly from the growing use of computers and computer-based technology, pose competitive challenges to community banks such as Columbia. Large banking institutions typically offer on-line banking and other banking products and services over the Internet, including deposit services and mortgage loans, and have the ability to devote significant resources to developing and maintaining such technology-based services. Other bank competitors, such as brokerage houses, also offer competitive services on-line. Some new banking competitors offer all of their services on-line. Customers who bank by computer or by telephone need never set foot in a bank branch. Columbia's high service philosophy emphasizes face-to-face contact with tellers, loan officers, and other bank employees. Columbia believes its personal approach to banking is a source of strength, one that will remain popular in the non-metropolitan communities that are its natural marketplace. However, customer preferences may change, and the rapid growth of on-line banking could, at some point, render Columbia's personal, branch-based approach obsolete. Columbia plans to partially address this risk by offering some on-line banking services to its customers within the next 18 months, and by continuing to provide 24-hour telephone banking services. There is no assurance, however, that these efforts will be successful in preventing the loss of customers to competitors. See "Business -- Competition."


THE YEAR 2000 ISSUE

     All financial institutions, including Columbia, and the vendors that provide them with technological products and services are potentially vulnerable to the effects of the "Year 2000 Issue." Many computer software programs and automated systems were designed to store calendar year data only for years beginning with the digits "19." Consequently, for many such programs the entry of the year "2000" will be read as "1900." If these programs and systems are not re-coded, updated, or replaced prior to the Year 2000, this defect could cause them to confuse data or fail entirely. In addition, many such programs and systems will fail to recognize that the Year 2000 is a leap year. The issue extends beyond computer systems, since every device with an embedded microchip, such as ATMs, elevators, and vaults, could be adversely affected. Columbia is addressing the impact of the Year 2000 Issue through its current and pending plans and procedures, including computer system upgrades. However, there can be no assurance that the Year 2000 Issue will not have a material adverse effect on Columbia's earnings, business, and return on equity. See "Business -- The Year 2000 Issue" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CREDIT RISK

     Making loans is a key part of Columbia's business. This business requires Columbia to take "credit risk," which is the risk of losing principal and interest income because borrowers fail to repay loans. Columbia seeks to limit this risk by following conservative underwriting practices and credit guidelines, by taking collateral to secure repayment in most cases, and by screening potential borrowers. However, collateral may not always assure repayment, especially if it consists of depreciating assets such as automobiles and equipment. For consumer loans, a job loss, illness, and other personal factors can affect the borrower's financial stability and ability to repay. Moreover, at any time there could be a downturn in the economy, the real estate market or one or more agricultural sectors, or a rapid increase in interest rates. These events could decrease collateral values, and could make it more difficult for borrowers to repay. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTEREST RATE RISK

     Columbia's earnings are largely derived from net interest income, which is interest income and fees earned on loans and investment income, less interest expense paid on deposits and other borrowings. Interest rates are highly sensitive to many factors beyond Columbia's control, including general economic conditions and the policies of governmental and regulatory authorities. As interest rates change, net interest income is affected. With fixed rate assets (such as fixed rate loans) and liabilities (such as certificates of deposit), the effect on net interest income depends significantly on the maturity of the asset or liability. Although Columbia strives to minimize interest rate risk through asset/liability management policies, often maturities are not balanced. Further, while rates have remained stable in recent periods, an unanticipated rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the level of net interest income. In addition, growth in Columbia's real estate loan business could be especially harmed if interest rates rise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     Columbia's success depends heavily on the services of Terry L. Cochran, its President and Chief Executive Officer, and on several other key executives who have been instrumental in its growth. Columbia could be harmed if it lost the services of any of these key executives. Except for Mr. Cochran, Columbia does not maintain key person life insurance on these individuals. Columbia's rapid growth has placed significant demands on Mr. Cochran's time, which is compounded by the fact that he serves as President and Chief Executive Officer of both Columbia and its banking subsidiary, CRB. Columbia may need to recruit additional senior-level executives as its growth continues. However, the market for suitable candidates for such positions is competitive. In addition, Columbia may have difficulty attracting such candidates because these individuals may be unwilling to relocate to a non-metropolitan city such as The Dalles. See "Management."

LIMITED MARKET FOR THE COMMON STOCK

     The market for the Common Stock is limited. The Common Stock currently is quoted on the OTC Bulletin Board under the symbol "CBBO" but is not actively traded. Columbia has applied for approval to list its Common Stock on the Nasdaq National Market under the "CBBO" symbol. Even with a Nasdaq listing, however, an active public market may not develop or be maintained for the shares. Also, the market price could be subject to significant fluctuations in response to variations in Columbia's quarterly operating results, changes in the general conditions of the banking industry, and other factors. In addition, the price of the shares may fluctuate substantially due to the effect of supply and demand in a limited market. Even if an active market for the shares does develop, investors in the Offering cannot be assured of being able to resell Common Stock purchased in the Offering at or above the offering price. Certain sales of Common Stock by affiliates and nonaffiliates may also affect the price of the shares. See "Market Price of Common Stock" and "Shares Eligible for Future Sale."

SUPERVISION AND REGULATION

     Columbia is supervised and regulated by federal and state governments. The primary concern of the regulators is to protect depositors, not shareholders. These regulators include the Federal Deposit Insurance Corporation, which insures bank deposits, the Board of Governors of the Federal Reserve System, and state-level regulators in Oregon and Washington. Federal and state regulations place banks at a competitive disadvantage, because other non-bank competitors, such as finance companies, credit unions, mortgage banking companies, and leasing companies, are not subject to similar regulatory review. Within its regulatory environment, Columbia has so far been able to compete effectively in its market areas. However, there is no assurance it will continue to do so. Also, future changes in federal and state banking regulations could cause Columbia's operating results and its ability to continue to compete effectively to be adversely affected. See "Supervision and Regulation."

ANTI-TAKEOVER EFFECT OF ARTICLES OF INCORPORATION AND APPLICABLE LAW

     Columbia's Articles of Incorporation include anti-takeover provisions. These are intended to make it difficult for a minority shareholder group or a potential acquirer to gain control of Columbia. Some of these provisions include staggered terms for directors, which make it difficult to replace the entire Board, a three-fourths shareholder approval requirement for merger or acquisition proposals that the Columbia Board of Directors does not support, and a requirement that shareholders provide notice prior to bringing business before an annual shareholder meeting. In addition, a three-fourths shareholder vote is required to change these provisions.


     The Columbia Board can also issue shares of preferred stock and determine the rights, including voting rights, of such shares without shareholder approval. Columbia has no present plans to issue shares of preferred stock. There are also state and federal laws which have direct and indirect anti-takeover effects. Such anti-takeover provisions and laws could depress the value of Common Stock, make it difficult to sell, or both. These provisions may also deter persons or companies from making an offer to purchase Columbia. Shareholders sometimes see a significant stock price increase when an offer is made to purchase a company. When such offers are discouraged, shareholders lose the benefit of a potential stock price gain. Also, other potential investors may view anti-takeover provisions with disfavor, and decline to buy the stock. See "Description of Capital Stock -- Anti-Takeover Provisions -- Columbia's Articles of Incorporation" and "Description of Capital Stock -- Anti-Takeover
Provisions -- Legislation."

                                USE OF PROCEEDS


     The net proceeds to Columbia from the sale of the Common Stock offered at
the public offering price of $     per share are estimated to be $
million (approximately $          million if the Underwriters' over-allotment
option is exercised in full) after deduction of underwriting discounts and commissions and expenses payable by Columbia.



     Management expects to use the net proceeds of the Offering to fund its pending expansion plans, including its planned branch openings in Pendleton and Bend, Oregon, and its acquisition of Valley. In the unanticipated event the Valley acquisition does not occur, the net proceeds will be used for Columbia's other expansion projects , including other possible acquisitions and additional branch openings. Prior to such use, the net proceeds will be invested in federal funds or short-term, investment-grade securities. Columbia has no agreements or understandings, and is not presently engaged in discussions, relating to any other possible acquisitions. See "Business -- Business Strategy" and "Risk Factors -- Completion and Management of Valley Community Bancorp Acquisition."


     Columbia currently exceeds all regulatory capital requirements and therefore is not required to raise additional capital to comply with such requirements. After the Valley acquisition, Columbia expects to continue to exceed all regulatory capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital" and "Supervision and Regulation."

                                 CAPITALIZATION


     The following table sets forth, as of June 30, 1998, (i) the consolidated capitalization of Columbia ("Actual"); (ii) the consolidated capitalization of Columbia on an as adjusted basis giving effect to the Offering and application of net proceeds therefrom, and reclassification of ESOP shareholders' equity subject to a put option ("As Adjusted"); and (iii) the consolidated capitalization of Columbia on a pro forma as-adjusted basis giving effect to the Valley acquisition, the Offering and application of net proceeds therefrom, and reclassification of ESOP shareholders' equity subject to a put option ("Pro Forma As Adjusted"). See "Use of Proceeds." For purposes of this table, the Offering assumes the sale of 1,000,000 shares of Common Stock at a price of $9.50 per share. This table should be read in conjunction with the historical and pro forma financial statements of Columbia included elsewhere in this Prospectus.



                                                                       JUNE 30, 1998
                                                           --------------------------------------
                                                                          AS         PRO FORMA(2)
                                                           ACTUAL     ADJUSTED(1)    AS ADJUSTED
                                                           -------    -----------    ------------
                                                                   (DOLLARS IN THOUSANDS)
SHAREHOLDERS' EQUITY
Common stock, no par value, 10,000,000 shares authorized;
  6,936,782 shares issued and outstanding; 7,936,782
  shares issued and outstanding, as adjusted(3)..........  $ 5,954      $14,619        $14,619
Additional paid-in capital...............................    6,318        6,318          6,318
Retained earnings........................................   12,657       12,657         12,657
Accumulated other comprehensive income, net of tax.......       (6)          (6)            (6)
Less employee stock ownership plan shares subject to put-
  option(4)..............................................   (2,352)          --             --
                                                           -------      -------        -------
Total shareholders' equity...............................  $22,571      $33,588        $33,588
                                                           =======      =======        =======
CAPITAL RATIOS(5)
Tier I capital ratio
  (Regulatory Minimum: 4.00%)............................    13.26%       17.70%         12.03%
Total risk-based capital ratio
  (Regulatory Minimum: 8.00%)............................    14.14%       18.58%         13.12%
Leverage capital ratio
  (Regulatory Minimum: 3.00%)............................    10.50%       14.15%          8.11%


---------------

(1) Reports Columbia on a pro forma basis assuming the issuance of 1,000,000 shares of common stock in the Offering with net estimated proceeds of $8.67 million.



(2) Reports Columbia on a pro forma basis assuming net estimated proceeds of $8.67 million, the acquisition of Valley for $15.10 million.


(3) Adjusted for all Columbia stock splits, including the 2-for-1 stock split effective September 11, 1998.


(4) "As Adjusted" and "Pro Forma As Adjusted" amounts reflect reclassification of ESOP shareholders' equity subject to put option as a result of Columbia's assumed listing of the Common Stock on the Nasdaq National Market. See "Notes to Columbia's Consolidated Financial Statements" and "Notes to Columbia's Pro Forma Financial Statements."


(5) Minimum ratios are established by Federal Deposit Insurance Corporation and Federal Reserve regulations. See "Supervision and Regulation."

                          MARKET PRICE OF COMMON STOCK

     There has been only a limited market for the Common Stock prior to this Offering. The Common Stock is currently quoted on the OTC Bulletin Board. Columbia has applied for approval to list the Common Stock on the Nasdaq National Market under the symbol "CBBO."


     Through December 31, 1997, the Common Stock was not listed or quoted on any exchange or quotation system, and Columbia endeavored to facilitate transactions between shareholders and potential investors by keeping an informal record of persons who had expressed an interest in buying or selling Common Stock, and by acting as an intermediary between buyers and sellers. Columbia also kept informal records as to transaction prices. Many transactions between buyers and sellers occurred without Columbia's knowledge and involvement, and came to its attention only after the fact when it was notified of a change in record ownership. Consequently, the transaction price information for 1996 and 1997 is based solely on prices that were reported to Columbia for specific transactions by persons whose transactions came to its attention. The reported prices may not represent all transactions in the shares traded for 1996 and 1997, and no assurance can be given as to the accuracy of the reported prices, as the prices were not independently verified.



     Beginning in January 1998, several brokerage firms began serving as market makers for the Common Stock and stock price information for the Common Stock became available on the OTC Bulletin Board. The transaction prices for 1998 were obtained from the high and low bid prices reported on the OTC Bulletin Board, and do not include private transactions, if any. All prices for the periods shown have been adjusted for all stock dividends and stock splits, including the 2-for-1 stock split effective September 11, 1998. Prices do not include retail markups, markdowns, or commissions, and may not represent actual transactions.



                                                      HIGH      LOW
                                                     ------    ------
1996(1)
  First Quarter....................................  $ 6.67    $ 6.17
  Second Quarter...................................  $ 6.67    $ 6.00
  Third Quarter....................................  $ 6.67    $ 4.50
  Fourth Quarter...................................  $ 5.42    $ 4.42
1997(1)
  First Quarter....................................  $ 5.67    $ 5.00
  Second Quarter...................................  $ 6.67    $ 5.17
  Third Quarter....................................  $ 7.33    $ 6.00
  Fourth Quarter...................................  $ 8.33    $ 6.67
1998(2)
  First Quarter....................................  $12.00    $ 8.17
  Second Quarter...................................  $11.63    $10.13
  Third Quarter....................................  $10.75    $ 9.00
  Fourth Quarter (through October 16, 1998)........  $ 8.75    $ 8.25


---------------
(1) Based solely on prices reported to Columbia without independent verification.


(2) Based on bid prices reported on the OTC Bulletin Board.



     On October 9, 1998, the Common Stock was held of record by 1,117 shareholders. During the 1998 fourth quarter (through October 16, 1998), the high and low closing transactions reported on the OTC Bulletin Board were $9.50 and $8.63, respectively. On October 16, 1998, the last reported transaction price of the Common Stock was $9.00 per share.

                                DIVIDEND POLICY


     Columbia's ability to pay expenses and make cash dividend payments to shareholders depends on earnings generated by its subsidiary, CRB. Oregon and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its shareholders. See "Supervision and Regulation -- Dividends." The Board of Directors' dividend policy is to review Columbia's financial performance, capital adequacy, regulatory compliance, and cash resources and, if such review is favorable, to declare and pay a cash dividend to shareholders quarterly. Although Columbia expects to continue to pay cash dividends, future dividends could be reduced or eliminated as a result of these limitations or at the discretion of the Board of Directors.



     Since 1996, Columbia has paid its shareholders the following annual dividends, on a per share basis and as adjusted for subsequent stock splits:



                        YEAR                          AMOUNT
                        ----                          ------
1996(1).............................................  $0.131
1997................................................  $0.124
1998(through September 30)(2).......................  $0.100


---------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Shareholders' Equity."


(2) Excludes a cash dividend of $0.06 per share declared by Columbia's Board of Directors on September 17, 1998, payable on November 1, 1998, to shareholders of record as of October 15, 1998.

                    COLUMBIA PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial information of Columbia gives effect to the acquisition of Valley, the receipt of the estimated net proceeds from the Offering and the reclassification of ESOP shareholders' equity subject to a put option. The pro forma balance sheet was prepared as if the Valley acquisition had occurred prior to June 30, 1998. The pro forma statements of income were prepared as if the Valley acquisition had occurred prior to the beginning of the fiscal year presented.

     The pro forma balance sheet and statements of income are not necessarily indicative of the consolidated financial position or results of operations as they might have been had the Valley acquisition and the Offering actually occurred and the ESOP shareholders' equity subject to a put option actually been reclassified on the dates indicated. The pro forma balance sheet and statements of income should be read in conjunction with the consolidated financial statements of Columbia and the consolidated financial statements of Valley included elsewhere in this Prospectus.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

                                                                HISTORICAL
                                                           ---------------------    PRO FORMA      PRO FORMA,
                                                           COLUMBIA     VALLEY     ADJUSTMENTS     AS ADJUSTED
                                                           ---------   ---------   -----------     -----------
                                                           (AUDITED)   (AUDITED)
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME
  Interest and fees on loans.............................   $14,764     $2,404        $            $   17,168
  Interest on investment securities
    Taxable investment securities........................     2,258        308                          2,566
    Nontaxable investment securities.....................       736         83                            819
  Federal funds sold.....................................       221        475         (281)(a)           415
  Other interest and dividend income.....................       165          3                            168
                                                            -------     ------        -----        ----------
         Total interest income...........................    18,144      3,273         (281)           21,136
                                                            -------     ------        -----        ----------
INTEREST EXPENSE
  Interest-bearing demand and savings deposits...........     3,314        796                          4,110
  Time deposits..........................................     2,772        287                          3,059
  Borrowed funds.........................................       184         --                            184
                                                            -------     ------        -----        ----------
         Total interest expense..........................     6,270      1,083           --             7,353
                                                            -------     ------        -----        ----------
         Net interest income.............................    11,874      2,190         (281)           13,783
PROVISION FOR LOAN LOSSES................................       581         39                            620
                                                            -------     ------        -----        ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......    11,293      2,151         (281)           13,163
                                                            -------     ------        -----        ----------
NONINTEREST INCOME
  Service charges and fees...............................     1,545        252                          1,797
  Credit card discounts and fees.........................       390         --                            390
  Financial services department..........................       231         --                            231
  Other noninterest income...............................       315         20                            335
                                                            -------     ------        -----        ----------
         Total noninterest income........................     2,481        272           --             2,753
                                                            -------     ------        -----        ----------
NONINTEREST EXPENSE
  Salaries and employee benefits.........................     4,463        595                          5,058
  Occupancy expense......................................       736        109                            845
  Credit card processing fees............................       254         --                            254
  Office supplies........................................       200         68                            268
  FDIC assessment........................................        20          3                             23
  Data processing expense................................       304        121                            425
  Other noninterest expense..............................     2,115        113                          2,228
  Goodwill amortization..................................        --         --          614(b)            614
                                                            -------     ------        -----        ----------
         Total noninterest expense.......................     8,092      1,009          614             9,715
                                                            -------     ------        -----        ----------
INCOME BEFORE INCOME TAXES...............................     5,682      1,414         (895)            6,201
PROVISION FOR INCOME TAXES...............................     1,795        448          (96)(c)         2,147
                                                            -------     ------        -----        ----------
NET INCOME...............................................   $ 3,887     $  966        $(799)       $    4,054
                                                            =======     ======        =====        ==========
EARNINGS PER SHARE OF COMMON STOCK
  Basic earnings per share...............................                                          $     0.52
                                                                                                   ==========
  Diluted earnings per share.............................                                          $     0.51
                                                                                                   ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic..................................................                                           7,800,970
                                                                                                   ==========
  Diluted................................................                                           8,001,403
                                                                                                   ==========

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 1998

                                                            HISTORICAL
                                                    --------------------------     PRO FORMA     PRO FORMA,
                                                     COLUMBIA        VALLEY       ADJUSTMENTS    AS ADJUSTED
                                                     --------        ------       -----------    -----------
                                                    (UNAUDITED)    (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME
  Interest and fees on loans......................    $8,417       $     1,210       $           $    9,627
  Interest on investment securities
    Taxable investment securities.................       863               131                          994
    Nontaxable investment securities..............       419                42                          461
  Federal funds sold..............................       225               337        (140)(a)          422
                                                      ------       -----------       -----       ----------
         Total interest income....................     9,924             1,720        (140)          11,504
                                                      ------       -----------       -----       ----------
INTEREST EXPENSE
  Interest-bearing demand and savings deposits....     1,720               397                        2,117
  Time deposits...................................     1,486               197                        1,683
  Borrowed funds..................................       209                 2                          211
                                                      ------       -----------       -----       ----------
         Total interest expense...................     3,415               596          --            4,011
                                                      ------       -----------       -----       ----------
         Net interest income......................     6,509             1,124        (140)           7,493
PROVISION FOR LOAN LOSSES.........................       450                --                          450
                                                      ------       -----------       -----       ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES..........................................     6,059             1,124        (140)           7,043
                                                      ------       -----------       -----       ----------
NONINTEREST INCOME
  Service charges and fees........................       834               130                          964
  Credit card discounts and fees..................       185                --                          185
  Financial services department...................       155                --                          155
  Mortgage loan origination and processing........       324                --                          324
  Net gains on sale of loans......................       177                --                          177
  Other noninterest income........................       402                 3                          405
                                                      ------       -----------       -----       ----------
         Total noninterest income.................     2,077               133          --            2,210
                                                      ------       -----------       -----       ----------
NONINTEREST EXPENSE
  Salaries and employee benefits..................     2,714               290                        3,004
  Occupancy expense...............................       449                56                          505
  Credit card processing fees.....................       124                --                          124
  Office supplies.................................        79                36                          115
  FDIC assessment.................................        18                 2                           20
  Data processing expense.........................       183                52                          235
  Other noninterest expense.......................     1,203                54                        1,257
  Goodwill amortization...........................        --                --         307(b)           307
                                                      ------       -----------       -----       ----------
         Total noninterest expense................     4,770               490         307            5,567
                                                      ------       -----------       -----       ----------
INCOME BEFORE INCOME TAXES........................     3,366               767        (447)           3,686
PROVISION FOR INCOME TAXES........................     1,147               251         (48)(c)        1,350
                                                      ------       -----------       -----       ----------
NET INCOME........................................     2,219               516        (399)           2,336
OTHER COMPREHENSIVE INCOME
  Unrealized loss on available-for-sale
    securities....................................        19                (5)                          14
  Reclassification for gain included in net
    income........................................       (35)               --                          (35)
                                                      ------       -----------       -----       ----------
COMPREHENSIVE INCOME..............................    $2,203       $       511       $(399)      $    2,315
                                                      ======       ===========       =====       ==========
EARNINGS PER SHARE OF COMMON STOCK
  Basic earnings per share........................                                               $     0.30
                                                                                                 ==========
  Diluted earnings per share......................                                               $     0.29
                                                                                                 ==========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING
  Basic...........................................                                                7,916,582
                                                                                                 ==========
  Diluted.........................................                                                8,121,612
                                                                                                 ==========

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1998


                                             HISTORICAL
                                      -------------------------                               PRO FORMA,
                                       COLUMBIA       VALLEY      AS ADJUSTED    PRO FORMA    AS ADJUSTED
                                      -----------   -----------   -----------    ---------    -----------
                                      (UNAUDITED)   (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
ASSETS
  Cash and due from banks...........   $ 18,551       $ 2,212       $            $     62(d)   $ 20,825
  Federal funds sold................      4,230         5,715         8,665(e)    (15,102)(f)     3,508
                                       --------       -------       -------      --------      --------
          Total cash and cash
            equivalents.............     22,781         7,927         8,665       (15,040)       24,333
  Investment securities
     available-for-sale.............     29,338         5,588                           8(g)     34,934
  Investment securities
     held-to-maturity...............     17,183            --                                    17,183
  Federal Home Loan Bank stock......        795            --                                       795
  Loans held-for-sale...............      7,990            --                                     7,990
  Loans, net of allowance for loan
     losses and unearned income.....    164,989        22,045                                   187,034
  Premises and equipment, net.......      5,223           607                         978(g)      6,808
  Accrued interest and other
     assets.........................      4,811           333                                     5,144
  Goodwill..........................         --            --                        (686)(g)
                                                                                    9,899(f)      9,213
                                       --------       -------       -------      --------      --------
          Total assets..............   $253,110       $36,500       $ 8,665      $ (4,841)     $293,434
                                       ========       =======       =======      ========      ========
LIABILITIES
  Deposits
     Demand deposits................   $ 48,927       $ 6,761       $            $             $ 55,688
     Interest-bearing demand
       deposits.....................     86,602        14,671                                   101,273
     Savings deposits...............     25,925         1,222                                    27,147
     Time deposits..................     56,967         8,164                                    65,131
                                       --------       -------       -------      --------      --------
          Total deposits............    218,421        30,818            --            --       249,239
  Borrowed funds....................      8,218           400                                     8,618
  Accrued interest and other
     liabilities....................      1,548           141                         300(g)      1,989
                                       --------       -------       -------      --------      --------
          Total liabilities.........    228,187        31,359            --           300       259,846
ESOP SHAREHOLDERS' EQUITY SUBJECT TO
  PUT OPTION........................      2,352            --        (2,352)(h)        --
                                       --------       -------       -------      --------      --------
SHAREHOLDERS' EQUITY
  Preferred stock...................         --           346                        (346)(d)        --
  Common stock......................      5,954           721         8,665(f)        408(d)
                                                                                   (1,129)(f)    14,619
  Additional paid-in capital........      6,318         1,455                      (1,455)(f)     6,318
  Retained earnings.................     12,657         2,614                      (2,614)(f)    12,657
  Accumulated other comprehensive
     income.........................         (6)            5                          (5)          (6)
  Less: ESOP shareholders' equity
     subject to put option..........     (2,352)           --         2,352(h)                       --
                                       --------       -------       -------      --------      --------
          Total shareholders'
            equity..................     22,571         5,141        11,017        (5,141)       33,588
                                       --------       -------       -------      --------      --------
          TOTAL LIABILITIES AND
            SHAREHOLDERS' EQUITY....   $253,110       $36,500       $ 8,665      $ (4,841)     $293,434
                                       ========       =======       =======      ========      ========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a) The amount represents estimated loss of earnings from funds used to acquire Valley, assuming such funds would have earned a rate equivalent to the average federal funds rate of approximately 5.5% earned by Columbia during the period of the pro forma income statements.

(b) The amounts represent amortization of $9.21 million in goodwill and related interest expense resulting from the Valley acquisition, assuming a 15-year amortization period.

(c) The estimated tax effect of the acquisition transactions described in Notes
    (a) and (b) have been computed at Columbia's effective tax rate of 34%. The amortization of goodwill described in Note (b) is not tax deductible.


(d) Prior to the acquisition, all outstanding preferred shares of Valley will be converted to Valley common stock for $0.30 per share. This will result in an increase in outstanding common stock of $408,000 and an increase in cash of $62,000.



(e) The acquisition of Valley by Columbia is not dependent upon the success of the Offering. For purposes of pro forma presentation, it is assumed Columbia will offer and sell 1,000,000 shares of Common Stock at a price of $9.50 per share. The assumed net Offering proceeds of $8.67 million will assist in the acquisition of Valley. It is currently anticipated that the Offering will be completed before the effective date of the Valley acquisition. In the event the Valley acquisition occurs first in time, Columbia anticipates that it will borrow sufficient funds to complete the acquisition and will repay any such borrowings immediately after the Offering with the offering proceeds. Any costs of borrowing are not expected to be material to Columbia. Accordingly, the pro forma financial statements do not include any such costs of borrowing.



(f) Columbia will acquire all of Valley's outstanding common stock for $15.10 million. The total acquisition price is to be paid from the liquidation of federal funds sold and investment securities.


(g) The acquisition of Valley will be accounted for using the purchase method of accounting under generally accepted accounting principles. Accordingly, the net assets of Valley have been adjusted to their approximate fair values as of June 30, 1998, for a combined increase in net assets of $686,000.

(h) Columbia has applied to the Nasdaq Stock Market for listing of its common stock on the Nasdaq National Market. The pro forma financial statements assume Columbia's application will be accepted and, as a result, ESOP shareholders' equity subject to put option will be reclassified to shareholders' equity. See "Notes to Columbia's Consolidated Financial Statements."

               COLUMBIA SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth certain information concerning the consolidated financial condition, operating results, and key operating ratios for Columbia at the dates and for the periods indicated. The data for the six months ended June 30, 1997 and 1998, are derived from unaudited consolidated financial statements but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the data for these periods. Operating results for the six months ended June 30, 1998, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. This information does not purport to be complete, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of Columbia and Notes thereto included in this Prospectus.


                                                                                                            AS OF AND FOR THE
                                                      AS OF AND FOR THE YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                 ----------------------------------------------------   -------------------------
                                                   1993       1994       1995       1996       1997        1997          1998
                                                 --------   --------   --------   --------   --------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income.............................   $ 11,782   $ 12,220   $ 13,815   $ 15,385   $ 18,144    $  8,579      $  9,924
  Interest expense............................      3,993      3,999      5,216      5,746      6,270       3,029         3,415
                                                 --------   --------   --------   --------   --------    --------      --------
      Net interest income.....................      7,789      8,221      8,599      9,639     11,874       5,550         6,509
  Loan loss provision.........................        158        203         88        246        581         250           450
                                                 --------   --------   --------   --------   --------    --------      --------
  Net interest income after provision for loan
    losses....................................      7,631      8,018      8,511      9,393     11,293       5,300         6,059
  Noninterest income..........................      1,298      1,486      1,552      1,799      2,481       1,037         2,077
  Noninterest expense.........................      5,894      6,070      6,495      7,180      8,092       3,747         4,770
                                                 --------   --------   --------   --------   --------    --------      --------
  Income before provision for income taxes....      3,035      3,434      3,568      4,012      5,682       2,590         3,366
  Provision for income taxes..................        962      1,098      1,079      1,285      1,795         828         1,147
                                                 --------   --------   --------   --------   --------    --------      --------
      Net income..............................   $  2,073   $  2,336   $  2,489   $  2,727   $  3,887    $  1,762      $  2,219
                                                 ========   ========   ========   ========   ========    ========      ========
DIVIDENDS
  Cash dividends declared and paid............   $    451   $    472   $    555   $    882   $    842    $    385      $    693
  Ratio of dividends to net income............      21.76%     20.21%     22.30%     32.37%     21.67%      21.86%        31.26%
PER SHARE DATA(1)
  Basic earnings per common share.............   $   0.31   $   0.35   $   0.37   $   0.41   $   0.57    $   0.26      $   0.32
  Diluted earnings per common share...........   $   0.31   $   0.35   $   0.36   $   0.40   $   0.56    $   0.26      $   0.31
  Book value per common share(2)..............   $   2.08   $   2.32   $   2.56   $   2.83   $   3.29    $   3.03      $   3.40
  Weighted average shares outstanding
    Basic.....................................      6,596      6,688      6,693      6,732      6,801       6,787         6,917
    Diluted...................................      6,672      6,762      6,842      6,847      7,001       6,907         7,122
BALANCE SHEET DATA
  Investment securities.......................   $ 57,574   $ 56,229   $ 49,454   $ 51,484   $ 48,804    $ 50,739      $ 47,316
  Loans, net..................................   $ 81,335   $ 90,070   $104,178   $118,228   $155,219    $142,438      $172,979
  Total assets................................   $161,138   $162,202   $178,486   $200,302   $231,827    $220,396      $253,110
  Total deposits..............................   $145,425   $142,803   $158,874   $178,744   $201,568    $193,781      $218,421
  Shareholders' equity........................   $ 13,409   $ 15,186   $ 16,617   $ 18,475   $ 21,557    $ 19,818      $ 22,571
SELECTED RATIOS(3)
  Return on average assets....................       1.38%      1.45%      1.46%      1.45%      1.77%       1.70%         1.87%
  Return on average equity....................      16.35%     16.80%     15.91%     15.64%     19.55%      18.41%        20.12%
  Total loans to deposits.....................      55.93%     63.07%     65.57%     66.14%     77.00%      73.50%        79.20%
  Net interest margin.........................       5.69%      5.74%      5.67%      5.74%      6.15%       6.02%         6.12%
  Efficiency ratio(4).........................      64.86%     62.53%     63.98%     62.77%     56.37%      56.89%        55.56%
ASSET QUALITY RATIOS
  Reserve for loans losses to:
    Ending total loans........................       1.20%      1.05%      1.02%      0.83%      1.04%       0.91%         0.95%
    Nonperforming assets(5)...................     187.88%    500.00%    291.30%    384.17%    112.65%     133.16%        88.90%
  Nonperforming assets to ending total
    assets(5).................................       0.33%      0.12%      0.21%      0.04%      0.63%       0.45%         0.74%
  Net loan charge-offs (recoveries) to average
    loans.....................................       0.01%      0.27%     (0.03)%     0.29%     (0.04)%     (0.06)%        0.26%
CAPITAL RATIOS
  Average shareholders' equity to average
    assets....................................       8.46%      8.60%      9.19%      9.27%      9.04%       9.25%         9.30%
  Tier I capital ratio(6).....................      13.18%     14.55%     14.40%     14.20%     13.70%      13.40%        13.26%
        Total risk-based capital ratio(7).....      14.16%     15.46%     15.20%     14.90%     14.70%      14.30%        14.14%
  Leverage ratio(8)...........................       8.32%      9.47%      9.90%      9.90%     10.60%       9.90%        10.50%


---------------
(1) Per share data reflects retroactive restatement for stock splits in 1998 (3-for-2 and 2-for-1) and 1995 (3-for-1).

(2) Book value per common share has been computed excluding ESOP shareholders' equity and related shares subject to a put option.

(3) Annualized, where appropriate.

(4) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income.

(5) Nonperforming assets consist of nonaccrual loans, loans contractually past due 70 days or more, and other real estate owned.

(6) Tier I capital divided by risk-weighted assets.

(7) Total capital divided by risk-weighted assets.

(8) Tier I capital divided by average total assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of certain significant business trends and uncertainties as well as other forward-looking statements. It is intended to be read in conjunction with and is qualified in its entirety by reference to the Consolidated Financial Statements of Columbia and notes thereto included elsewhere in this Prospectus. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors."


INTRODUCTION


     From its origins as a one-branch bank in The Dalles, Columbia has grown as a result of merger and acquisition activity, new branch openings, the introduction of new business lines, and the expansion and cross-marketing of its existing products and community-bank lending expertise. In 1995, CRB merged with Juniper Banking Company, and in 1996 Columbia was formed as CRB's holding company. In 1996, Columbia acquired Washington-based Klickitat Valley Bank. Further growth came from CRB's Hood River and Bend branch openings, and from the expansion in 1997 of CRB's residential mortgage business. In August 1998, Columbia signed an agreement to acquire Valley; in September CRB opened a new branch in Hermiston, Oregon. Columbia plans to open a new branch in Pendleton, Oregon by early 1999, and to complete construction of a second Bend branch, including facilities for a business lending group, by mid-1999. According to information published by the State of Oregon, if the acquisition of Valley had been completed as of June 30, 1998, Columbia would have ranked as the 4th largest bank based in Oregon. See "Business -- Pending Acquisition of Valley Community Bancorp." Collectively, these growth and acquisition activities have enabled Columbia to diversify its portfolio and its operating risk over several market areas and local economies.


     Columbia's goal is to grow its earning assets while maintaining a high return on equity and keeping asset quality high. The key to this, in Columbia's view, is to emphasize personal, quality banking products and services for its customers, to hire and retain competent branch management and administrative personnel, and to respond quickly to customer demand and growth opportunities. Columbia also intends to increase its market penetration in its existing markets, and to expand into new markets through further suitable acquisitions and through new branch openings. Columbia's success in achieving its goal to increase earning assets without compromising its commitment to high asset quality is demonstrated in the following table:

                                               YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------    JUNE 30,
                                   1993      1994       1995       1996       1997        1998
                                  -------   -------   --------   --------   --------   ----------
                                                      (DOLLARS IN THOUSANDS)
Outstanding loans at end of
  period, net of unearned
  interest income...............  $82,328   $91,024   $105,250   $119,223   $156,858    $174,644
Net charge-offs (recoveries)....  $     9   $   240   $    (29)  $    324   $    (63)   $    423
Ratio of net loans charged-off
  (recovered) to average
  outstanding loans.............     0.01%     0.27%     (0.03)%     0.29%     (0.04)%      0.26%

     For the six months ended June 30, 1998, net income was $2.22 million, an increase of 26.13% over net income of $1.76 million earned during the six months ended June 30, 1997. Diluted earnings per share were $0.31 and $0.26 for the six months ended June 30, 1998 and June 30, 1997, respectively. Annualized return on average assets was 1.87% for the six months ended June 30, 1998, compared with 1.70% for the comparable six months in 1997. For the first six months of 1998, annualized return on average equity was 20.12%, compared with 18.41% during the first six months of 1997. The increase in earnings for the six months ended June 30, 1998, versus the comparable period in 1997 can be attributed to growth in earning assets, deposits, fee income growth, increased customer activity at the Bend branch (opened in late 1996), and greater operating efficiency.

     For the year ended December 31, 1997, net income was $3.89 million, representing an increase of 42.49% over net income of $2.73 million earned during the year ended December 31, 1996. Net income for 1996 was up 9.64% from $2.49 million for the year ended December 31, 1995. Diluted earnings per share were $0.56, $0.40, and $0.36 for the years ended December 31, 1997, 1996, and 1995, respectively. Return on average assets was 1.77% for the year ended December 31, 1997, compared with 1.45% for the year ended December 31, 1996, and 1.46% in 1995. Return on average equity was 19.55% for the year ended December 31, 1997, compared with 15.64% for the year ended December 31, 1996, and 15.91% for the year ended December 31, 1995.

     Return on average daily assets and equity and certain other ratios for the periods indicated are presented below:

                                                                                        SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                          JUNE 30,
                          --------------------------------------------------------    --------------------
                            1993        1994        1995        1996        1997        1997        1998
                          --------    --------    --------    --------    --------    --------    --------
                                          (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net income..............  $  2,073    $  2,336    $  2,489    $  2,727    $  3,887    $  1,762    $  2,219
Average assets..........   149,971     161,671     170,352     188,061     219,905     207,053     237,246
RETURN ON AVERAGE
  ASSETS................      1.38%       1.45%       1.46%       1.45%       1.77%       1.70%       1.87%

Net income..............  $  2,073    $  2,336    $  2,489    $  2,727    $  3,887    $  1,762    $  2,219
Average equity..........    12,681      13,910      15,649      17,440      19,875      19,147      22,061
RETURN ON AVERAGE
  EQUITY................     16.35%      16.80%      15.91%      15.64%      19.55%      18.41%      20.12%

Cash dividends declared
  and paid per share....  $   0.07    $   0.07    $   0.08    $   0.13    $   0.12    $   0.06    $   0.10
Basic earnings per
  common share..........      0.31        0.35        0.37        0.41        0.57        0.26        0.32
DIVIDEND PAYOUT RATIO...     21.76%      20.21%      22.30%      32.37%      21.67%      21.86%      31.26%

Average equity..........  $ 12,681    $ 13,910    $ 15,649    $ 17,440    $ 19,875    $ 19,147    $ 22,061
Average assets..........   149,971     161,671     170,352     188,061     219,905     207,053     237,246
AVERAGE EQUITY TO ASSET
  RATIO.................      8.46%       8.60%       9.19%       9.27%       9.04%       9.25%       9.30%

RESULTS OF OPERATIONS

  NET INTEREST INCOME

     For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment security portfolios, and interest expense, principally on customer deposits. Changes in net interest income result from changes in "volume," "spread," and "margin." Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Net interest margin is the ratio of net interest income to total average interest-earning assets and is influenced by the relative levels of interest-earning assets and interest-bearing liabilities.

     Average Balances and Average Rates Earned and Paid. The following table shows average balances and interest income or interest expense, with the resulting average yield or rates by category of earning assets or interest-bearing liabilities:


                                       YEAR ENDED DECEMBER 31, 1996       YEAR ENDED DECEMBER 31, 1997
                                     --------------------------------   --------------------------------
                                                INTEREST     AVERAGE               INTEREST     AVERAGE
                                     AVERAGE    INCOME OR   YIELDS OR   AVERAGE    INCOME OR   YIELDS OR
                                     BALANCE     EXPENSE      RATES     BALANCE     EXPENSE      RATES
                                     --------   ---------   ---------   --------   ---------   ---------
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans............................  $111,841    $11,855      10.60%    $140,891    $14,764      10.48%
  Investment securities
    Taxable securities.............    34,781      2,074       5.96       36,826      2,296       6.24
    Nontaxable securities(2).......    14,964      1,168       7.80       15,112      1,114       7.37
  Interest-earning balances due
    from banks.....................     2,129         96       4.51        2,322        127       5.45
  Federal funds sold...............    11,182        589       5.27        4,114        221       5.38
                                     --------    -------      -----     --------    -------      -----
        Total interest-earning
          assets(3)................   174,897     15,782       9.02      199,265     18,522       9.30
  Cash and due from banks..........     7,976                             14,091
  Premises and equipment, net......     4,092                              5,096
  Loan loss allowance..............    (1,153)                            (1,315)
  Other assets.....................     2,249                              2,768
                                     --------                           --------
        Total assets...............  $188,061                           $219,905
                                     ========                           ========
Interest-bearing liabilities:
  Interest-bearing checking and
    savings accounts...............  $ 90,062      2,967       3.29%    $102,005      3,313       3.25%
  Time deposit and IRA accounts....    49,286      2,717       5.51       51,164      2,772       5.42
  Borrowed funds...................     1,073         62       5.66        3,236        185       5.68
                                     --------    -------      -----     --------    -------      -----
        Total interest-bearing
          liabilities..............   140,421      5,746       4.09      156,405      6,270       4.01
  Noninterest-bearing deposits.....    28,328                             38,299
  Other liabilities................     1,872                              5,326
                                     --------                           --------
        Total liabilities..........   170,621                            200,030
  Shareholders' equity.............    17,440                             19,875
                                     --------                           --------
        Total liabilities and
          shareholders' equity.....  $188,061                           $219,905
                                     ========                           ========
  Net interest income..............              $10,036                            $12,252
                                                 =======                            =======
Net interest spread................                            4.93%                              5.29%
                                                              =====                              =====
Average yield on average earning
  assets(2)........................                            9.02%                              9.30%
                                                              =====                              =====
Interest expense to average earning
  assets(1)........................                            3.29%                              3.15%
                                                              =====                              =====
Net interest margin(3).............                            5.74%                              6.15%
                                                              =====                              =====

                                             SIX MONTHS ENDED
                                             JUNE 30, 1998(1)
                                     --------------------------------
                                                INTEREST     AVERAGE
                                     AVERAGE    INCOME OR   YIELDS OR
                                     BALANCE     EXPENSE      RATES
                                     --------   ---------   ---------
                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans............................  $165,440    $ 8,417      10.18%
  Investment securities
    Taxable securities.............    31,434        925       5.89
    Nontaxable securities(2).......    16,576        636       7.67
  Interest-earning balances due
    from banks.....................     2,198         53       4.81
  Federal funds sold...............     4,058        110       5.44
                                     --------    -------      -----
        Total interest-earning
          assets(3)................   219,706     10,141       9.23
  Cash and due from banks..........    10,779
  Premises and equipment, net......     5,258
  Loan loss allowance..............    (1,857)
  Other assets.....................     3,360
                                     --------
        Total assets...............  $237,246
                                     ========
Interest-bearing liabilities:
  Interest-bearing checking and
    savings accounts...............  $107,837      1,720       3.19%
  Time deposit and IRA accounts....    54,294      1,486       5.47
  Borrowed funds...................     7,591        209       5.52
                                     --------    -------      -----
        Total interest-bearing
          liabilities..............   169,722      3,415       4.02
  Noninterest-bearing deposits.....    42,069
  Other liabilities................     3,394
                                     --------
        Total liabilities..........   215,185
  Shareholders' equity.............    22,061
                                     --------
        Total liabilities and
          shareholders' equity.....  $237,246
                                     ========
  Net interest income..............              $ 6,726
                                                 =======
Net interest spread................                            5.21%
                                                              =====
Average yield on average earning
  assets(2)........................                            9.23%
                                                              =====
Interest expense to average earning
  assets(1)........................                            3.11%
                                                              =====
Net interest margin(3).............                            6.12%
                                                              =====


---------------

(1) Average yields and rates for the six months ended June 30, 1998, have been annualized.


(2) Tax-exempt income has been adjusted to a tax-equivalent basis at 34%.


(3) Nonaccrual loans are included in the average balance.



(4) Net interest margin is computed by dividing net interest income by total average earning assets.

     Analysis of Changes in Interest Differential. The following table shows the dollar amount of the increase (decrease) in Columbia's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes:


                                                          YEAR ENDED                 YEAR ENDED              SIX MONTHS ENDED
                                                         DECEMBER 31,               DECEMBER 31,                 JUNE 30,
                                                        1996 OVER 1995             1997 OVER 1996             1998 OVER 1997
                                                    -----------------------    -----------------------    -----------------------
                                                      INCREASE (DECREASE)        INCREASE (DECREASE)        INCREASE (DECREASE)
                                                            DUE TO                     DUE TO                     DUE TO
                                                    -----------------------    -----------------------    -----------------------
                                                                      NET                        NET                        NET
                                                    VOLUME   RATE    CHANGE    VOLUME   RATE    CHANGE    VOLUME   RATE    CHANGE
                                                    ------   -----   ------    ------   -----   ------    ------   -----   ------
                                                                                   (IN THOUSANDS)
Interest-earning assets:
  Loans...........................................  $1,613   $(370)  $1,243    $3,079   $(169)  $2,910    $1,828   $(272)  $1,556
  Investment securities
    Taxable securities............................    (261)    182      (79)      122     100      222      (186)    (37)    (223)
    Nontaxable securities.........................     140      29      169        12     (65)     (53)       33      28       61
  Balances due from banks.........................      33      15       48         8      22       30       (18)     (8)     (26)
  Federal funds sold..............................     232      14      246      (372)      4     (368)       (3)      1       (2)
                                                    ------   -----   ------    ------   -----   ------    ------   -----   ------
        Total*....................................   1,757    (130)   1,627     2,849    (108)   2,741     1,654    (288)   1,366
                                                    ------   -----   ------    ------   -----   ------    ------   -----   ------
Interest-bearing liabilities:
  Interest-bearing checking and savings
    accounts......................................     335     (56)     279       393     (47)     346       158     (36)     122
  Time deposits...................................     282      66      348       104     (49)      55        57      26       83
  Borrowed funds..................................     (94)     (4)     (98)      122       1      123       173       8      181
                                                    ------   -----   ------    ------   -----   ------    ------   -----   ------
        Total.....................................     523       6      529       619     (95)     524       388      (2)     386
                                                    ------   -----   ------    ------   -----   ------    ------   -----   ------
Net increase (decrease) in net interest income....  $1,234   $(136)  $1,098    $2,230   $ (13)  $2,217    $1,266   $(286)  $  980
                                                    ======   =====   ======    ======   =====   ======    ======   =====   ======


---------------

* Tax-exempt income has been adjusted to a tax equivalent basis of 34%.

     SIX MONTHS ENDED JUNE 30, 1997 AND 1998

     Net interest income for the six months ended June 30, 1998, was $6.51 million, an increase of $959,000 over the corresponding period in 1997. The increase in net interest income is attributable to $1.35 million in income earned from interest-earning assets, offset by $386,000 additional expense from interest-bearing liabilities. Interest expense increased 12.75% to $3.42 million for the first six months of 1998 compared to $3.03 million for the corresponding period in 1997. The increase in interest expense was primarily a result of the growth of interest-bearing checking and savings accounts and the cost of borrowed funds.


     Total interest-earning assets averaged $219.71 million for the six months ended June 30, 1998, compared to $190.80 million for the corresponding period in 1997. Most of the increase was due to an increase in loans. Increases in the loan portfolio are attributed to growth from the Columbia River Bank Mortgage Group in Bend, Oregon, which opened during the third quarter of 1997; opportunities afforded by the banking industry's consolidation and closure of branches in Columbia's market areas; and the additional hiring of senior lending personnel in strategic branch locations and administrative capacities. The average yield on interest-earning assets, when adjusted to reflect the tax benefits on certain types of investments, increased to 9.23% during the first six months of 1998, compared to 9.20% for the corresponding period in 1997.



     Interest-bearing liabilities averaged $169.72 million during the first six months of 1998 compared to $151.35 million during the same period in 1997. The average cost of these liabilities increased in the first six months of 1998 to 4.02% from 4.00% in the first six months of 1997. The average cost of interest-bearing liabilities increased primarily as a result of time deposit promotional programs initiated in 1998. Although further competitive pressure is expected in expanding deposit relationships, management, as a matter of policy, does not seek to attract high-priced, brokered deposits. In the near-term, management does not anticipate Columbia's net interest margins will be significantly impacted by competitive pressure for deposit accounts, although there can be no assurance that this will not occur. See "Risk
Factors -- Competition."



     YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997


     Net interest income for the year ended December 31, 1997 was $11.87 million, an increase of $2.23 million or 23.13% compared to net interest income of $9.64 million in 1996, which was $1.04 million or 12.10% higher than the $8.60 million reported in 1995. The overall tax-equivalent earning asset yield was 9.30% in 1997 compared to 9.02% in 1996 and 8.98% in 1995. For the same years, rates on interest-bearing liabilities were 4.01%, 4.09%, and 4.12%, respectively. These results were primarily due to an increase in the volume of earning assets and the growth of noninterest-bearing deposits. For the three-year period 1995 through 1997, the average yield on earning assets increased 0.32% while rates paid on interest-bearing liabilities decreased by 0.11%. Average loans increased 45.12% while average noninterest-bearing deposits increased 56.98%.

     Loans, which generally carry a higher yield than investment securities and other earning assets, comprised 70.71% of average earning assets during 1997, compared to 63.95% in 1996 and 61.56% in 1995. During the same periods, average yields on loans were 10.48% in 1997, 10.60% in 1996, and 10.93% in 1995.
Investment securities comprised 26.06% of average earning assets in 1997, which was down from 28.44% in 1996 and 33.41% in 1995. The decrease in the portfolio of investment securities has provided funds for Columbia's strong loan growth. Tax equivalent interest yields on investment securities have ranged from 6.57% in 1997 to 6.52% in 1996 and 5.98% in 1995.

     Interest cost, as a percentage of earning assets, decreased to 3.15% in 1997, compared to 3.29% in 1996 and 3.31% in 1995. Local competitive pricing conditions and funding needs for Columbia's investments in loans have been the primary determinants of rates paid for deposits during these three years.

PROVISION FOR LOAN LOSSES

     The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb losses in the loan portfolio. Factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. Columbia applies a systematic process for determining the adequacy of the allowance for loan losses, including an internal loan review function and a quarterly analysis of the adequacy of the allowance. The quarterly analysis includes determination of specific potential loss factors on individual classified loans, historical potential loss factors derived from actual net charge-off experience and trends in nonperforming loans; and potential loss factors for other loan portfolio risks such as loan concentrations, local economy, and the nature and volume of loans.



     The recorded values of loans actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. Columbia's policy is to charge-off loans when, in management's opinion, the loan or a portion thereof is deemed uncollectible, although concerted efforts are made to maximize recovery. Columbia's historical net loan losses or recoveries stem from Columbia's underwriting and collection practices, the strength in the local economy, and the quality of the loan portfolio. When a charge to the loan loss provision is recorded, the amount is based on past charge-off experience, a careful analysis of the current portfolio, and evaluation of future economic trends in Columbia's market areas. Management will continue to closely monitor the loan quality of new and existing relationships through stringent review and evaluation procedures as well as making loan officers accountable for collection efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Losses and Recoveries."


     SIX MONTHS ENDED JUNE 30, 1997 AND 1998

     For the six months ended June 30, 1998, management charged $450,000 to Columbia's provision for loan losses. This was a $200,000 or 80.00% increase over the provision for loan losses recorded during the first six months of 1997. The increase in the provision for loan losses was necessary to accommodate the growth in Columbia's loan portfolio, to establish a reserve for potential losses consistent with revisions in Columbia's loan policy, and to replenish the allowance for loan losses for charge-offs incurred during 1998.


     During the first six months of 1998, loan charge-offs exceeded recoveries by $423,000. During the six months ended June 30, 1997, Columbia's loan recoveries actually exceeded charge-offs by $74,000. The increased loss experience in 1998 was due principally to the recognition of a $206,000 loss from a loan made at Columbia's Goldendale, Washington branch. This loan originated with, and was subject to loan underwriting policies of, Klickitat Valley Bank prior to its acquisition by Columbia. All remaining net charge-offs incurred by Columbia through the first six months of 1998 were smaller in amount and generally distributed evenly among all other branch locations.


     YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

     For the years ended December 31, 1995 through 1997, Columbia charged $88,000, $246,000, and $581,000, respectively, to its provision for loan losses. During this period, average outstanding loans grew 45.12% and the allowance for loan losses kept pace by increasing 52.89% through charges to the provision for loan losses. Because its historical ratio of net charge-offs to average outstanding loans has been low and has not exceeded 0.30% for years ended 1993 through 1997, Columbia's provision for loan losses has primarily increased due to strong loan demand and the resulting growth in its loan portfolio.

NONINTEREST INCOME

     SIX MONTHS ENDED JUNE 30, 1997 AND 1998


     Noninterest income is primarily derived from service charges and related fees, as well as mortgage origination and processing fees. Such income increased $1.04 million, or 100.35% for the six-month period ended June 30, 1998, compared to the six months ended June 30, 1997. The principal reason for this increase was income generated by Columbia's mortgage lending division, which was formed in September 1997 and operates under the name "Columbia River Bank Mortgage Group." During the first six months of 1998, this division generated $501,000 in income from originating, processing, servicing, and selling mortgage loans. The increase was also the result of increasing deposit volumes and related service fees. Service charges were $834,000 for the six months ended June 30, 1998, compared to $658,000 for the six months ended June 30, 1997. The remainder of the increase in noninterest income is primarily attributable to improved revenues received from credit card discounts and fees, investment fee income provided by Columbia's financial services department, and other noninterest fees and charges.

     YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

     Total noninterest income increased through year-end 1997 from 1995. Over this three-year period, noninterest income increased from $1.55 million in 1995, to $1.80 million in 1996, and to $2.48 million in 1997. The increase is principally due to service charges, including fees charged on deposit accounts. In 1997, service charges were over 41% higher than in the previous year. Management attributes this to the increase in customers served at all of Columbia's branches. In addition, consistently strong performance in Columbia's financial services department, which provides investment services to bank customers, and its bank card business added to the 59.86% increase from 1995 to 1997 in overall noninterest income. Columbia does not actively trade or sell its investment securities, and received no material income from such transactions during the period from 1995 to 1997.

NONINTEREST EXPENSE

     SIX MONTHS ENDED JUNE 30, 1997 AND 1998


     Noninterest expenses consist principally of employees' salaries and benefits, occupancy costs, and data processing expenses. A measure of Columbia's ability to contain noninterest expenses is the efficiency ratio. This statistic is derived by dividing total noninterest expense by total net interest income and noninterest income. For the six months ended June 30, 1998, the ratio had improved to 55.56% compared to 56.89% for the corresponding period of 1997. The efficiency ratio demonstrates management's ability to monitor and control noninterest expense.


     Noninterest expense increased $1.02 million, or 27.30%, to $4.77 million for the six months ended June 30, 1998, compared to $3.75 million in the corresponding period of 1997. This was due to an increase in staffing costs, as well as increases in other key operating costs such as occupancy expense and supplies, primarily relating to the formation and staffing of Columbia River Bank Mortgage Group. Columbia's investments in new and expanded technology for the mortgage group's operations, to support internal services, and to provide additional technology-based products for CRB's customers also resulted in expense increases.


     Columbia's net occupancy expense is likely to increase in 1998 and 1999 due to the planned opening of new branch facilities, including new branches in Pendleton and Bend, Oregon; the commencement of operations at the new Hermiston branch; and the pending acquisition of Valley.



     YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997


     Noninterest expense was $8.09 million for the year ended December 31, 1997, an increase from $7.18 million for the year ended December 31, 1996, and $6.50 million for the year ended December 31, 1995. The change was attributed primarily to increases in salary and benefit expense, net occupancy expense, and costs for data processing. In 1997, Columbia's total noninterest expense was 56.37% of net revenues, while in 1996 and 1995 it was 62.78% and 63.98%, respectively, of net revenues.

     Salary and benefit expense was $4.46 million in 1997, $3.97 million in 1996, and $3.61 million in 1995. As of December 31, 1997, Columbia had 133 full-time equivalent employees, which compares to 132 as of December 31, 1996, and 104 as of December 31, 1995. The increase in this expense category was the result of a full year of staffing Columbia's first branch office in Bend, Oregon, which opened in late 1996, plus the expense of forming and staffing the Columbia River Bank Mortgage Group. Another contributing factor was the normal expense increases associated with maintaining an expanded employee base.

     Net occupancy expense consists of depreciation on premises and equipment, maintenance and repair expenses, utilities, and related expenses. Columbia's net occupancy expense increased steadily over the three-year period. This expense category was $736,000 in 1997, an increase of $82,000, or 12.60%, over the $654,000 reported in 1996. From 1995 to 1996, net occupancy expense increased by $88,000, from $566,000 to $654,000, an increase of 15.55%. These increases reflect the first full year of operation of the Bend, Oregon, branch and costs relating to continued investment in Columbia's computer systems, which have been upgraded throughout the organization.


     FDIC insurance premiums are a function of outstanding deposit liabilities. Insurance expense decreased nearly $156,000, or 48.46%, in 1995 over the prior year when Columbia received a premium refund from the FDIC after the Bank Insurance Fund was recapitalized. Because the Bank Insurance Fund has since been adequately capitalized, Columbia was required to make only nominal premium payments in 1996 and 1997. For the three year period ended December 31, 1997, Columbia was qualified to pay the lowest premium available for its deposit insurance coverage.


     Other noninterest expense increases arose from investments in technology and data processing, and in new service delivery channels to enable Columbia to continue its focus on efficient, personal service. Data processing expenses increased 31.33% in 1997 over the previous year, which reflects both the growth of Columbia's customer base and the integration of the data processing operations of Klickitat with Columbia's operations.

     One factor that will impact expenses in the immediate future is the Year 2000 Issue. Management has initiated an organization-wide program to prepare Columbia's computer systems and applications for the year 2000. See
"Business -- The Year 2000 Issue." Testing and converting systems and applications is expected to cost between $500,000 to $1 million over the next three years, and could be higher. A significant portion of this expense, however, is not likely to be incremental to Columbia, but will instead represent the reassignment of existing personnel to address the problem. Further, Columbia will, when possible, continue to use its existing technology resources, including hardware, software and scheduled upgrades, to respond to the Year 2000 Issue. However, there can be no assurance that the expenses associated with the Year 2000 Issue will not have a material adverse impact on Columbia. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors -- The Year 2000 Issue."

INCOME TAXES


     The provision for income taxes for the six-month period ended June 30, 1998, was $1.15 million representing an effective tax rate of 34.07%, compared to $828,000, or 31.95%, for the six-month period ended June 30, 1997.



     The provision for income taxes was $1.80 million in 1997, $1.29 million in 1996, and $1.08 million in 1995. The provision resulted in effective combined federal and state tax rates of 31.60% in 1997, 32.03% in 1996, and 30.24% in 1995. Effective tax rates differ from combined estimated statutory rates of 38% principally due to the effects of nontaxable interest income, which is recognized for book but not for tax purposes. In addition, Columbia's Oregon state income tax rate was reduced for the 1995 tax year from 6.60% to 3.30% and for the 1997 tax year from 6.60% to 3.81% as a result of surplus revenues received by the State of Oregon.

FINANCIAL CONDITION

                             SUMMARY BALANCE SHEETS

                                    DECEMBER 31,                       INCREASE (DECREASE)
                           ------------------------------   -----------------------------------------
                             1995       1996       1997      12/31/95-12/31/96     12/31/96-12/31/97
                           --------   --------   --------   -------------------   -------------------
                                                     (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds sold.....  $  6,273   $  7,367   $  2,834   $ 1,094     17.45%    $ (4,533)    61.53%
  Investments............    49,454     51,484     48,804     2,030      4.11%      (2,680)    (5.21)%
  Loans..................   104,178    118,228    155,219    14,050     13.49%      36,991     31.29%
  Other assets(1)........    18,581     23,223     24,970     4,642     24.98%       1,747      7.53%
                           --------   --------   --------   -------     -----     --------    ------
        Total assets.....  $178,486   $200,302   $231,827   $21,816     12.22%    $ 31,525     15.74%
                           ========   ========   ========   =======               ========
LIABILITIES
  Noninterest-bearing
    deposits.............  $ 28,290   $ 33,549   $ 46,377   $ 5,259     18.59%    $ 12,828     38.24%
  Interest-bearing
    deposits.............   130,584    145,195    155,191    14,611     11.19%       9,996      6.88%
                           --------   --------   --------   -------     -----     --------    ------
        Total deposits...   158,874    178,744    201,568    19,870     12.51%      22,824     12.77%
Other liabilities(2).....     2,995      3,083      8,702        88      2.98%       5,619    182.23%
                           --------   --------   --------   -------     -----     --------    ------
        Total
          liabilities....   161,869    181,827    210,270    19,958     12.33%      28,443     15.64%
SHAREHOLDERS' EQUITY.....    16,617     18,475     21,557     1,858     11.18%       3,082     16.68%
                           --------   --------   --------   -------     -----     --------    ------
        Total liabilities
          and
          shareholders'
          equity.........  $178,486   $200,302   $231,827   $21,816     12.22%    $ 31,525     15.74%
                           ========   ========   ========   =======               ========

                           JUNE 30,   INCREASE (DECREASE)
                           --------   -------------------
                             1998      12/31/97-6/30/98
                           --------   -------------------
                               (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds sold.....  $  4,230   $ 1,396     49.25%
  Investments............    47,316    (1,488)    (3.05)%
  Loans..................   172,979    17,760     11.44%
  Other assets(1)........    28,585     3,615     14.48%
                           --------   -------     -----
        Total assets.....  $253,110   $21,283      9.18%
                           ========   =======
LIABILITIES
  Noninterest-bearing
    deposits.............  $ 48,927   $ 2,550      5.50%
  Interest-bearing
    deposits.............   169,494    14,303      9.22%
                           --------   -------     -----
        Total deposits...   218,421    16,853      8.36%
Other liabilities(2).....    12,118     3,416     39.26%
                           --------   -------     -----
        Total
          liabilities....   230,539    20,269      9.64%
SHAREHOLDERS' EQUITY.....    22,571     1,014      4.71%
                           --------   -------     -----
        Total liabilities
          and
          shareholders'
          equity.........  $253,110   $21,283      9.18%
                           ========   =======

---------------
(1) Includes cash and due from banks, fixed assets, and accrued interest receivable.


(2) Includes notes payable, accrued interest payable, other liabilities, and employee stock ownership plan shares subject to put option.

INVESTMENTS

     At June 30, 1998, Columbia's portfolio of investment securities totaled $47.32 million, a decrease of $1.48 million compared to its December 31, 1997, securities portfolio of $48.80 million, representing a decrease of 3.05% from the prior year-end. On June 30, 1998, investments in federal funds sold (an overnight investment) were $4.23 million and investments in restricted stock were $795,000. The balance of federal funds sold is influenced by cash demands, customer deposit levels, loan activity, and other investment transactions.

     A year-to-year comparison shows that Columbia's investment securities at December 31, 1997, totaled $48.80 million, compared to $51.48 million at December 31, 1996, and $49.45 million at December 31, 1995. This represents an increase of 4.11% between 1995 and 1996, and a decrease of 5.21% between 1996 and 1997. Increases or decreases in the investment portfolio are primarily a function of loan demand and changes in Columbia's deposit structure.

     Columbia follows a financial accounting principle which requires that investment securities be identified as held-to-maturity or available-for-sale. Held-to-maturity securities are those that Columbia has the intent and ability to hold until they mature or are called. Available-for-sale securities are those that management may sell if liquidity requirements dictate or if alternative investment opportunities arise. The mix of available-for-sale and held-to-maturity investment securities is determined by management, based on Columbia's asset-liability policy, management's assessment of the relative liquidity of Columbia, and other factors.


     At June 30, 1998, the investment portfolio, excluding restricted equity securities, consisted of 62.00% available-for-sale securities and 38.00% held-to-maturity securities. At December 31, 1997, Columbia's investment portfolio, excluding restricted equity securities, consisted of 65.18% available-for-sale securities and 34.82% held-to-maturity securities, and at December 31, 1996, available-for-sale securities were 18.87% of the portfolio and held-to-maturity securities were 79.83% of the portfolio. The change in mix from 1996 to 1997 was primarily due to an adjustment in the accounting classification of the investment portfolio of Klickitat Valley Bank after its acquisition by Columbia in 1996. The present mix provides greater investment flexibility by placing more of the portfolio in the available-for-sale category. See Note 2 to Columbia's Consolidated Financial Statements.


     At June 30, 1998, Columbia's investment portfolio had total net unrealized gains of approximately $276,000. This compares to net unrealized gains of approximately $371,000 at December 31, 1997, $46,000 at December 31, 1996, and $263,000 at December 31, 1995. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses Columbia may ultimately realize. Actual realized gains and losses occur at the time investment securities are sold or redeemed.

     Federal funds sold are short term investments which mature on a daily basis. Columbia invests in these instruments to provide for additional earnings on excess available cash balances. Because of their short maturities, the balance of federal funds sold fluctuates dramatically on a day-to-day basis. The balance on any one day is influenced by cash demands, customer deposit levels, loan activity, and other investment transactions. Investments in federal funds sold totaled $4.23 million at June 30, 1998, compared to $2.83 million at December 31, 1997, $7.37 million at December 31, 1996, and $6.27 million at December 31, 1995.

     The following table provides the book value of Columbia's portfolio of investment securities as of December 31, 1997 and June 30, 1998:

                                                        DECEMBER 31,    JUNE 30,
                                                            1997          1998
                                                        ------------    --------
                                                             (IN THOUSANDS)
Investments available-for-sale:
  U.S. Treasury securities............................    $ 3,214       $ 3,212
  U.S. Government obligations.........................     26,943        25,422
  Corporate debt securities...........................        853           704
  Corporate equity securities.........................        300           300
                                                          -------       -------
                                                           31,310        29,638
                                                          -------       -------
Investments held-to-maturity:
  Obligations of states and political subdivisions....     16,571        16,752
  Mortgage-backed securities..........................        157           131
                                                          -------       -------
                                                           16,728        16,883
                                                          -------       -------
Restricted equity securities..........................        766           795
                                                          -------       -------
          Total investment securities.................    $48,804       $47,316
                                                          =======       =======

     Investment securities at the dates indicated consisted of the following:

                                     DECEMBER 31, 1996                   DECEMBER 31, 1997
                             ---------------------------------   ---------------------------------
                             AMORTIZED   APPROXIMATE      %      AMORTIZED   APPROXIMATE      %
                               COST      MARKET VALUE   YIELD*     COST      MARKET VALUE   YIELD*
                             ---------   ------------   ------   ---------   ------------   ------
                                                    (DOLLARS IN THOUSANDS)
U.S. Treasuries and
  agencies:
  One year or less.........   $   902      $   904       5.81%    $ 1,599      $ 1,599       5.47%
  One to five years........     3,215        3,196       5.97%      1,611        1,614       5.72%
U.S. Government agencies:
  One year or less.........     1,814        1,814       5.47%      5,052        5,058       5.75%
  One to five years........    19,393       19,284       6.37%     17,333       17,321       6.35%
  Five to ten years........     5,331        5,304       7.01%      3,701        3,727       6.60%
  Due after ten years......     1,916        1,900       7.30%      1,000          994       7.51%
Obligations of states and
  political subdivisions:
  One year or less.........     2,659        2,674       5.77%      2,165        2,187       6.00%
  One to five years........     8,340        8,517       6.61%      6,887        7,051       7.29%
  Five to ten years........     3,952        3,966       7.40%      3,005        3,080       6.72%
  Over ten years...........       400          400       7.74%      4,513        4,610       7.35%
Corporate and other debt
  securities:
  One year or less.........     1,852        1,861       5.83%        250          250       5.98%
  One to five years........       756          756       6.45%        603          603       6.45%
                              -------      -------       ----     -------      -------       ----
        Total debt
          securities.......    50,530       50,576       6.49%     47,719       48,094       6.90%
Corporate equity
  securities...............       300          300                    300          300
Restricted equity
  securities...............       672          672                    766          766
                              -------      -------                -------      -------
        Total securities...   $51,502      $51,548                $48,785      $49,160
                              =======      =======                =======      =======

                                       JUNE 30, 1998
                             ---------------------------------
                             AMORTIZED   APPROXIMATE      %
                               COST      MARKET VALUE   YIELD*
                             ---------   ------------   ------
                                  (DOLLARS IN THOUSANDS)
U.S. Treasuries and
  agencies:
  One year or less.........   $   899      $   901       5.41%
  One to five years........     2,304        2,311       5.54%
U.S. Government agencies:
  One year or less.........     2,557        2,553       5.56%
  One to five years........    21,197       21,156       6.22%
  Five to ten years........     1,817        1,843       5.93%
  Due after ten years......
Obligations of states and
  political subdivisions:
  One year or less.........     2,324        2,336       5.68%
  One to five years........     6,999        7,157       7.23%
  Five to ten years........     2,431        2,481       6.87%
  Over ten years...........     4,998        5,064       7.39%
Corporate and other debt
  securities:
  One year or less.........       704          704       6.20%
  One to five years........        --           --         --
                              -------      -------       ----
        Total debt
          securities.......    46,230       46,506       6.41%
Corporate equity
  securities...............       300          300
Restricted equity
  securities...............       795          795
                              -------      -------
        Total securities...   $47,325      $47,601
                              =======      =======

---------------

* Weighted average yields are stated on a federal tax-equivalent basis of 34%, and have been annualized, where appropriate.

LOANS

     Columbia's loan policies and procedures establish the basic guidelines governing its lending operations. Generally, the guidelines address the types of loans that Columbia seeks, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations, and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness to Columbia, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the Board of Directors of Columbia. Columbia supplements its own supervision of the loan underwriting and approval process with periodic loan audits by outside professionals experienced in loan review work.

     Branch officers are charged with loan origination in compliance with underwriting standards overseen by Columbia's loan administration department and in conformity with established loan policies. On an annual basis, the Board of Directors determines the lending authority of the President, who then delegates lending authority to the Chief Lending Officer and other lending officers. Such delegated authority may include authority related to loans, letters of credit, overdrafts, uncollected funds, and such other authority as determined by the Board or the President within the President's delegated authority.

     The President has authority to approve loans up to a lending limit set by the Board of Directors, which was $800,000 at June 30, 1998. All loans above the lending limit of the President and up to $1 million are reviewed for approval by an internal loan committee comprised of the Chief Lending Officer, the Loan Administrator, and certain branch managers. Loans which exceed $1 million but are less than pre-established lending limits must be conditionally approved by an internal loan committee, and are subject to the approval of the Board's loan committee up to pre-established lending limits. Minutes from Board loan committee meetings are reviewed by the full Columbia Board at regularly scheduled monthly meetings. The Board's loan committee consists of three outside directors appointed by the Chairman of the Board. All loans above the lending limit up to Columbia's statutory loan-to-one-borrower limitation (also known as the legal lending limit) require approval of the full Board of Directors. Columbia's unsecured legal lending limit was $3.60 million at June 30, 1998. Columbia seldom makes loans approaching its unsecured legal lending limit.

     Net outstanding loans totaled $172.98 million at June 30, 1998, representing an increase of $17.76 million, or 11.44%, compared to $155.22 million at December 31, 1997. Loan commitments grew to $41.84 million as of June 30, 1998, representing an increase of $5.53 million over year-end 1997. Net outstanding loans were $118.23 million at December 31, 1996, and $104.18 million at December 31, 1995.

     Columbia's net loan portfolio at June 30, 1998, includes loans secured by real estate (57.82% of total), commercial loans (19.12% of total), agricultural loans (14.71% of total), and consumer loans (8.94% of total). These percentages are generally consistent with previous reporting periods. Loans secured by real estate include loans made for purposes other than financing purchases of real property, such as inventory financing and equipment purchases, where real property serves as collateral for the loan.

     This table presents the composition of Columbia's loan portfolio at the dates indicated:


                                       DECEMBER 31, 1996       DECEMBER 31, 1997         JUNE 30, 1998
                                     ---------------------   ---------------------   ---------------------
                                      AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                     --------   ----------   --------   ----------   --------   ----------
                                                            (DOLLARS IN THOUSANDS)
Commercial.........................  $ 26,485      22.40%    $ 28,464      18.34%    $ 33,069      19.12%
Agricultural.......................    15,592      13.19%      20,511      13.21%      25,450      14.71%
Real estate secured loans:
  Commercial property..............    19,255      16.29%      29,319      18.89%      30,408      17.58%
  Farmland.........................     5,610       4.75%       6,212       4.00%       6,360       3.68%
  Construction.....................     4,613       3.90%      13,504       8.70%      18,852      10.90%
  Residential......................    31,489      26.63%      40,200      25.90%      42,487      24.56%
  Home equity lines................     1,555       1.31%       2,239       1.44%       1,897       1.10%
                                     --------     ------     --------     ------     --------     ------
          Total real estate........    62,522      52.88%      91,474      58.93%     100,004      57.82%
Consumer...........................    13,776      11.65%      15,665      10.09%      15,470       8.94%
Other..............................     1,148       0.97%       1,356       0.88%       1,334       0.77%
                                     --------     ------     --------     ------     --------     ------
          Total loans..............   119,523     101.09%     157,470     101.45%     175,327     101.36%
Less deferred loan fees............      (300)     (0.25)%       (612)     (0.39)%       (682)     (0.39)%
Less reserve for loan losses.......      (995)     (0.84)%     (1,639)     (1.06)%     (1,666)     (0.97)%
                                     --------     ------     --------     ------     --------     ------
          Loans receivable, net....  $118,228     100.00%    $155,219     100.00%    $172,979     100.00%
                                     ========     ======     ========     ======     ========     ======


     The following table shows the maturities and sensitivity of Columbia's loans to changes in interest rates at the dates indicated:

                                          DECEMBER 31, 1997                            JUNE 30, 1998
                         ----------------------------------------------------   ----------------------------
                                        DUE AFTER ONE      DUE                                 DUE AFTER ONE
                          DUE IN ONE    YEAR THROUGH      AFTER       TOTAL      DUE IN ONE    YEAR THROUGH
                         YEAR OR LESS    FIVE YEARS     FIVE YEARS    LOANS     YEAR OR LESS    FIVE YEARS
                         ------------   -------------   ----------   --------   ------------   -------------
                                                           (IN THOUSANDS)
Commercial loans.......    $19,312         $ 6,098       $ 3,054     $ 28,464     $21,402         $ 7,785
Agricultural loans.....     19,407             935           169       20,511      24,405             927
Real estate secured
  loans:
  Commercial
    property...........      4,063          10,257        14,999       29,319       5,505          11,851
  Farmland.............      1,549           2,709         1,954        6,212       1,399           2,759
  Construction.........      9,957           2,769           778       13,504      14,856           2,688
  Residential..........      8,774           3,586        27,840       40,200      10,972           3,792
  Home equity lines....      2,086             124            29        2,239       1,776             121
                           -------         -------       -------     --------     -------         -------
         Total real
           estate
           loans.......     26,429          19,445        45,600       91,474      34,508          21,211
Consumer...............      6,682           7,131         1,852       15,665       6,704           7,166
Other..................        937              86           333        1,356         908              81
                           -------         -------       -------     --------     -------         -------
         Total loans...    $72,767         $33,695       $51,008     $157,470     $87,927         $37,170
                           =======         =======       =======     ========     =======         =======
Loans with fixed
  interest rates.......                                              $ 80,654
Loans with floating
  interest rates.......                                                76,816
                                                                     --------
                                                                     $157,470
                                                                     ========

                             JUNE 30, 1998
                         ---------------------
                            DUE
                           AFTER       TOTAL
                         FIVE YEARS    LOANS
                         ----------   --------
                            (IN THOUSANDS)
Commercial loans.......   $ 3,882     $ 33,069
Agricultural loans.....       118       25,450
Real estate secured
  loans:
  Commercial
    property...........    13,052       30,408
  Farmland.............     2,202        6,360
  Construction.........     1,308       18,852
  Residential..........    27,723       42,487
  Home equity lines....        --        1,897
                          -------     --------
         Total real
           estate
           loans.......    44,285      100,004
Consumer...............     1,600       15,470
Other..................       345        1,334
                          -------     --------
         Total loans...   $50,230     $175,327
                          =======     ========
Loans with fixed
  interest rates.......               $ 94,513
Loans with floating
  interest rates.......                 80,814
                                      --------
                                      $175,327
                                      ========

LOAN LOSSES AND RECOVERIES

     The reserve for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal or a portion thereof is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, collection efforts and collateral position, that the borrower's financial condition is such that collection of interest is doubtful.

     The following table shows Columbia's loan loss experience for the periods indicated:

                                                                                           SIX MONTHS
                                                                                             ENDED
                                                   YEARS ENDED DECEMBER 31,                 JUNE 30,
                                      --------------------------------------------------   ----------
                                       1993      1994       1995       1996       1997        1998
                                      -------   -------   --------   --------   --------   ----------
                                                          (DOLLARS IN THOUSANDS)
Loans outstanding at end of period,
  net of unearned interest income...  $82,328   $91,024   $105,250   $119,223   $156,858    $174,644
                                      =======   =======   ========   ========   ========    ========
Average loans outstanding for the
  period............................  $78,919   $87,609   $ 97,087   $111,841   $140,891    $165,440
                                      =======   =======   ========   ========   ========    ========
Reserve for loan losses balance,
  beginning of period...............  $   843   $   992   $    955   $  1,072   $    995    $  1,639
                                      -------   -------   --------   --------   --------    --------
Loans charged off:
  Commercial........................      (27)     (193)       (34)       (30)        (7)        (86)
  Real estate.......................       --        --         --         --         --         (15)
  Agriculture.......................       --       (50)       (14)      (317)        --        (277)
  Installment loans.................      (13)      (19)       (16)       (21)       (19)        (65)
  Credit card and related
     accounts.......................       --        (7)       (55)        (9)       (14)        (18)
                                      -------   -------   --------   --------   --------    --------
          Total loans charged off...      (40)     (269)      (119)      (377)       (40)       (461)
                                      -------   -------   --------   --------   --------    --------
Recoveries:
  Commercial........................       18        19        107         26         21          10
  Real estate.......................       --        --         --         --         --          --
  Agriculture.......................        2         1          7          7         80          23
  Installment loans.................       11         4         31         20          1           1
  Credit card and related
     accounts.......................       --         5          3         --          1           4
                                      -------   -------   --------   --------   --------    --------
          Total recoveries..........       31        29        148         53        103          38
                                      -------   -------   --------   --------   --------    --------
Net (charge-offs) recoveries........       (9)     (240)        29       (324)        63        (423)
Provision charged to operations.....      158       203         88        247        581         450
                                      -------   -------   --------   --------   --------    --------
Reserve for loan losses balance, end
  of period.........................  $   992   $   955   $  1,072   $    995   $  1,639    $  1,666
                                      =======   =======   ========   ========   ========    ========
Ratio of net loans charged off
  (recovered) to average loans
  outstanding.......................    0.01%     0.27%      (0.03)%    0.29%      (0.04)%      0.26%
Ratio of reserve for loan losses to
  loans at end of period............    1.20%     1.05%       1.02%     0.83%       1.04%       0.95%

     Columbia's reserve for loan losses was $1.67 million and $1.32 million as of June 30, 1998 and 1997, respectively. The reserve for loan losses was $1.64 million, $995,000, and $1.07 million at December 31, 1997, 1996, and 1995, respectively.

     The adequacy of the reserve for loan losses should be measured in the context of several key ratios: (1) the ratio of the reserve to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and, (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Since 1993, Columbia's ratio of the reserve for loan losses to total loans has ranged from 0.83% to 1.20%. The amounts provided by these ratios have been sufficient to fund Columbia's charge-offs, which have not been historically significant, and to provide for potential losses as the loan portfolio has grown. From December 31, 1993 through June 30, 1998, nonperforming loans to total loans have ranged from a low of 0.09% to a high of 1.07%. Finally, Columbia's historical ratio of net charge-offs (recoveries) to average outstanding loans illustrates its favorable loan charge-off and recovery experience. In two of the five years from 1993 to 1997, annual loan recoveries have actually exceeded charge-offs. For the remaining three years between December 31, 1993 and 1997, net charge-offs ranged from 0.01% to 0.29% of average loans. Management believes Columbia's loan underwriting policies and its loan officers' knowledge of their customers are significant contributors to Columbia's success in limiting loan losses.

     During the six months ended June 30, 1998, Columbia recognized $461,000 in loan losses and $38,000 in recoveries. One large loss of $206,000, net of recoveries, contributed significantly to this increase over the prior five years. Although management worked with the borrower to establish a viable repayment plan, the loan, which was identified by Columbia for its credit weaknesses at the time Columbia acquired Klickitat Valley Bank, was ultimately recognized as a loss. Other charge-offs recorded in 1998 were not as significant and were consistent with Columbia's historical experience in view of the growth in its loan portfolio. Management expects its current loan underwriting, oversight and collection policies to promote high grant quality and limit loan losses. These policies include aggressive action that has been recently taken to limit credit losses by lowering lending authorities, when and if appropriate. As part of these enhanced policies, Columbia has hired additional staff to support credit administration functions. Therefore, management believes its charge-off and recovery experience for the remainder of 1998 will be comparable to that of prior years.

     The following table presents information with respect to nonperforming loans and other assets:

                                                                      DECEMBER 31,
                                                     -----------------------------------------------   JUNE 30,
                                                      1993      1994      1995      1996      1997       1998
                                                     -------   -------   -------   -------   -------   --------
                                                                       (DOLLARS IN THOUSANDS)
Loans on nonaccrual status -- greater than 70
  days.............................................  $    51   $    68   $   308   $   229   $ 1,041    $1,145
Loans past due -- greater than 90 days.............       20       118        60        30       414        13
Restructured loans.................................       --        --        --        --        --       716
                                                     -------   -------   -------   -------   -------    ------
         Total nonperforming loans.................       71       186       368       259     1,455     1,874
Other real estate owned............................      457         5        --        --        --        --
                                                     -------   -------   -------   -------   -------    ------
         Total nonperforming assets................  $   528   $   191   $   368   $   259   $ 1,455    $1,874
                                                     =======   =======   =======   =======   =======    ======
Allowance for loans losses.........................  $   992   $   955   $ 1,072   $   995   $ 1,639    $1,666
Ratio of total nonperforming assets to total
  assets...........................................     0.33%     0.12%     0.21%     0.04%     0.63%     0.74%
Ratio of total nonperforming loans to total
  loans............................................     0.09%     0.20%     0.35%     0.21%     0.93%     1.07%
Ratio of allowance for loan losses to total
  nonperforming assets.............................   187.88%   500.00%   291.30%   384.17%   112.65%    88.90%

     Columbia has adopted a policy for placement of loans on nonaccrual status that is, in management's opinion, more stringent than that of most banks. Its policy requires that all loans must be placed on nonaccrual status after they become 70 days past due unless otherwise formally waived. This compares to what management believes is an industry standard of 90 days. Further, Columbia may place loans that are not contractually past due or that are deemed fully collateralized on nonaccrual status to promote better oversight and review of loan arrangements. Loans on nonaccrual status at June 30, 1998, totaled approximately $1.15 million, compared to $1.04 million at December 31, 1997, and $229,000 at the end of 1996.

     In 1998, Columbia adopted procedures to identify and monitor loans that have had their original terms restructured to accommodate borrowers' financial needs. Loan revisions and modifications are commonly provided to meet the credit needs of borrowers in weakened financial condition and to enhance ultimate collection. As of June 30, 1998, Columbia identified eight loans totaling $716,000 that had been classified as restructured. All of these loans are currently performing in accordance with their restructured terms. However, management will continue to monitor these loans for any changes or deterioration in performance.

     At both June 30, 1998 and December 31, 1997, Columbia had no assets in the other real estate owned ("OREO") category, which represents assets held through loan foreclosure or recovery activities.

DEPOSITS

     The following table sets forth the average balances of Columbia's interest-bearing deposits, interest expense, and average rates paid for the periods indicated:

                                       YEAR ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                1996                            1997                            1998
                                    -----------------------------   -----------------------------   -----------------------------
                                    AVERAGE    INTEREST   AVERAGE   AVERAGE    INTEREST   AVERAGE   AVERAGE    INTEREST   AVERAGE
                                    BALANCE    EXPENSE     RATE     BALANCE    EXPENSE     RATE     BALANCE    EXPENSE     RATE
                                    --------   --------   -------   --------   --------   -------   --------   --------   -------
                                                                       (DOLLARS IN THOUSANDS)
Interest-bearing checking.........  $ 66,856    $2,238     3.35%    $ 79,134    $2,645     3.34%    $ 85,992    $1,420     3.30%
Savings...........................    26,986       842     3.12%      30,818     1,172     3.80%      25,292       421     3.33%
Time deposits.....................    45,506     2,604     5.72%      43,217     2,268     5.25%      50,847     1,365     5.37%
                                    --------    ------     ----     --------    ------     ----     --------    ------     ----
        Total interest-bearing
          deposits................   139,348    $5,684     4.08%     153,169    $6,085     3.97%     162,131    $3,206     3.95%
                                                ======     ====                 ======     ====                 ======     ====
        Total noninterest-bearing
          deposits................    28,328                          38,299                          42,069
                                    --------                        --------                        --------
        Total noninterest and
          noninterest-bearing
          deposits................  $167,676                        $191,468                        $204,200
                                    ========                        ========                        ========

     Total deposits increased from December 31, 1997, to June 30, 1998, by $16.85 million, or 8.36%. Management attributes this increase to Columbia's ongoing marketing efforts and to continued customer dissatisfaction as a result of the perceived declining service levels provided by super-regional bank competitors. Increases occurred in all four deposit categories: noninterest-bearing deposits (5.50% increase), interest-bearing demand deposits (1.29% increase), savings accounts (13.99% increase), and time deposits (21.35% increase).


     At December 31, 1997, total deposits were $201.57 million, an increase of $22.82 million, or 12.77%, from total deposits of $178.74 million at December 31, 1996. Total deposits in 1996 increased by 12.51% over 1995. Deposit growth in 1997 and 1998 was due to a combination of pricing strategies, increased marketing, and increased emphasis on implementing a sales culture within the branches. The growth in deposit accounts has primarily been in interest-bearing and noninterest-bearing demand accounts. Noninterest-bearing demand deposits, also called "core deposits," continued to be a significant portion of Columbia's deposit base. To the extent Columbia can fund operations with core deposits, net interest spread, which is the difference between interest income and interest expense, will improve. At June 30, 1998, core deposits accounted for 22.40% of total deposits, down slightly from 23.01% as of December 31, 1997.


     Interest-bearing deposits consist of money market, savings, and time certificate accounts. Interest-bearing account balances tend to grow or decline as Columbia adjusts its pricing and product strategies based on market conditions, including competing deposit products. At June 30, 1998, total interest-bearing deposit accounts were $169.49 million, an increase of $14.30 million, or 9.22%, from December 31, 1997. For the one-year period June 30, 1997 to June 30, 1998, interest-bearing deposit accounts grew by 8.96%, from $155.56 million to $169.49 million. Increases were strong in all interest-bearing deposit categories, including savings accounts, time deposits, and IRAs. Interest-bearing demand accounts increased $12.83 million, or 17.66%, from December 31, 1996 to 1997, and $12.26 million, or 20.29%, from 1995 to 1996. The growth in these deposits has, in management's opinion, been helped by continued customer perceptions of declining service levels provided by super-regional bank competitors.

     Columbia is not dependent on brokered deposits or high-priced time deposits. At June 30, 1998, time certificates of deposits in excess of $100,000 totaled $12.24 million, or 5.60% of total outstanding deposits, compared to $8.94 million, or 4.43%, of total outstanding deposits at December 31, 1997, $12.21 million, or 6.83%, of total outstanding deposits at December 31, 1996, and $13.94 million, or 8.77%, of total outstanding deposits at December 31, 1995.

     The following table sets forth, by time remaining to maturity, all time certificates of deposit accounts outstanding at June 30, 1998:

                                                         (IN THOUSANDS)
  Three months or less.................................     $15,886
  Over three through six months........................      20,176
  Over six months through twelve months................      13,293
  Over twelve months...................................       7,612
                                                            -------
                                                            $56,967
                                                            =======

SHORT-TERM BORROWINGS

     The following table sets forth certain information with respect to Columbia's Federal Home Loan Bank of Seattle borrowings as of December 31, 1995, 1996, and 1997, and June 30, 1998.

                                                                DECEMBER 31,
                                                         --------------------------    JUNE 30,
                                                          1995      1996      1997       1998
                                                         ------    ------    ------    --------
                                                                 (DOLLARS IN THOUSANDS)
Amount outstanding at end of period....................  $1,200    $  600    $4,600     $7,300
Weighted average interest rate at end of period........    5.42%     5.68%     5.89%      5.61%
Maximum amount outstanding at any month-end and during
  the year.............................................  $3,581    $1,200    $4,600     $7,600
Average amount outstanding during the period...........  $2,341    $  813    $2,781     $6,466
Average weighted interest rate during the period.......    6.15%     5.86%     5.80%      5.60%

SHAREHOLDERS' EQUITY


     Shareholders' equity increased $1.01 million during the first half of 1998. Shareholders' equity at June 30, 1998, was $22.57 million compared to $21.56 million at December 31, 1997. This increase reflects net income and comprehensive income of $2.20 million, $195,000 in exercised stock options, and sales of Common Stock of $234,000. These additions to equity were partially offset by an increase in ESOP shareholders' equity subject to put options of $921,000 and cash dividends paid or declared of $694,000. The ESOP shareholders' equity subject to put option have been reclassified as debt instruments since, by law, Columbia must, if requested to do so, reacquire plan shares from employee participants because shares of Columbia's stock have not been marketable on an active stock market or market system. If the Common Stock becomes listed on the Nasdaq National Market, the ESOP shareholders' equity subject to put option will be reclassified to shareholders' equity. Columbia has applied for listing on the Nasdaq National Market.


     Dividends declared and paid were $0.12 per share in 1997, $0.13 per share in 1996, and $0.08 per share in 1995. Dividends in 1996 exceeded those for 1997 as a result of a change in Columbia's dividend policy from annual to quarterly payments and a special $.07 per share dividend paid to shareholders following Columbia's acquisition of Klickitat Valley Bank in 1996.

ASSET-LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

     Columbia's results of operations depend substantially on its net interest income. Interest income and interest expense are affected by general economic conditions and by competition in the marketplace. Columbia's interest and pricing strategies are driven by its asset-liability management analysis and by local market conditions.

     Columbia seeks to manage its assets and liabilities to generate a stable level of earnings in response to changing interest rates and to manage its interest rate risk. Columbia further strives to serve its communities and customers through deployment of its resources on a corporate-wide basis so that qualified loan demands may be funded wherever necessary in its branch banking system. Asset/liability management involves managing the relationship between interest rate sensitive assets and interest rate sensitive liabilities. If assets and liabilities do not mature or reprice simultaneously, and in equal amounts, the potential for exposure to interest rate risk exists, and an interest rate "Gap" is said to be present. Rising and falling interest rate environments can have various effects on a bank's net interest income, depending on the interest rate Gap, the relative changes in interest rates that occur when assets and liabilities are repriced, unscheduled repayments of loans, early withdrawals of deposits, and other factors.


     The following table sets forth the dollar amount of maturing interest-earning assets and interest-bearing liabilities at June 30, 1998, and the difference between them for the maturing or repricing periods indicated. The amounts in the table are derived from Columbia's internal data, which varies from amounts classified in its financial statements. Although the information may be useful as a general measure of interest rate risk, the data could be significantly affected by external factors such as prepayments of loans or early withdrawals of deposits. Each of these may greatly influence the timing and extent of actual repricing of interest-earning assets and interest-bearing liabilities.


                                                                  JUNE 30, 1998
                                                  ----------------------------------------------
                                                  VARIABLE    LESS THAN    ONE YEAR
                                                    RATE      ONE YEAR     OR LONGER     TOTAL
                                                  --------    ---------    ---------    --------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Investments.....................................  $  6,350    $  6,429     $ 27,192     $ 39,971
Loans...........................................    61,861      31,586       80,701      174,148
                                                  --------    --------     --------     --------
          Total assets..........................    68,211      38,015      107,893      214,119
LIABILITIES
Core deposits...................................   112,537      37,481       56,835      206,853
Jumbo CDs.......................................        --      11,995          245       12,240
Borrowings......................................     7,918          --          300        8,218
                                                  --------    --------     --------     --------
          Total liabilities.....................   120,455      49,476       57,380      227,311
                                                  --------    --------     --------     --------
                                                   (52,244)    (11,461)      50,513      (13,192)
                                                  --------    --------     --------     --------
Net cumulative position.........................  $(52,244)   $(63,705)    $(13,192)
                                                  ========    ========     ========
Cumulative Gap as a percent of assets...........    (20.64)%    (25.17)%      (5.21)%
                                                  ========    ========     ========

     The net cumulative Gap position is slightly negative since more liabilities than assets appear to reprice during the next year. However, this exposure to increasing rates is mitigated by "sticky" deposit rates (not expected to reprice rapidly in increasing rate environment) and a higher than normal level of short-term cash (not included in rate sensitive assets). In addition, Columbia's asset rates change more than deposit rates, and management feels Columbia's asset yields will change more than cost of funds when rates change.


     Although the cumulative Gap position appears slightly negative as of June 30, 1998, management believes that Columbia is somewhat asset sensitive and has relatively low interest rate risk. The net interest margin should increase slightly when rates increase, and shrink somewhat when rates fall. This interest rate risk is driven by concentration of rate sensitive variable rate and short-term commercial loans, one of Columbia's major business lines. Columbia does have significant amounts of fixed rate loans to offset most of the impact from repricing of short-term loans. However, there can be no assurance that fluctuations in interest rates will not have a material adverse impact on Columbia. See "Risk Factors -- Interest Rate Risk."


     Columbia's sensitivity to gains or losses in future earnings due to hypothetical decreases or increases in interest rates is as follows:

 INCREASE OR     FINANCIAL IMPACT
 DECREASE IN          ON NET
INTEREST RATES   INTEREST MARGIN
--------------   ----------------
   1   %             $419,000
   2   %             $837,000

LIQUIDITY

     Columbia has adopted policies to maintain a relatively liquid position to enable it to respond to changes in the financial environment and ensure sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Generally, Columbia's major sources of liquidity are customer deposits, sales and maturities of investment securities, the use of federal funds markets, and net cash provided by operating activities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors, are not. Liquid asset balances include cash, amounts due from other banks, federal funds sold, and securities available-for-sale and securities held-to-maturity with maturities in the next three months. At June 30, 1998, these liquid assets totaled $52 million or 20.71% of total assets as compared to $51 million or 21.98% of total assets at December 31, 1997. Another source of liquidity is Columbia's ability to borrow from the Federal Home Loan Bank of Seattle, of which Columbia is a member, and other correspondent banks. At June 30, 1998, credit limits through these institutions totaled approximately $50 million.

     The analysis of liquidity also includes a review of the changes that appear in the consolidated statements of cash flows for the first six months of 1998. The statement of cash flows includes operating, investing, and financing categories. Operating activities include net income of $2.22 million, which is adjusted for noncash items and increases or decreases in cash due to changes in certain assets and liabilities. Investing activities consist primarily of both proceeds from and purchases of securities, and the impact of the net growth in loans. Financing activities present the cash flows associated with deposit accounts, and reflect dividends paid to shareholders.

     At June 30, 1998, Columbia had outstanding commitments to make loans of $41.84 million. Nearly all of these commitments represented unused portions of credit lines available to consumers under credit card and other arrangements and to businesses. Many of these credit lines will not be fully drawn upon and, accordingly, the aggregate commitments do not necessarily represent future cash requirements. Management believes that Columbia's sources of liquidity are more than adequate to meet likely calls on outstanding commitments; however there can be no assurance in this regard. See "Disclosure Regarding Forward-Loading Statements," Risk Factors -- Management of Growth," and "Risk
Factors -- Competition."

CAPITAL

     The Federal Reserve Board and the Federal Deposit Insurance Corporation have established minimum requirements for capital adequacy for bank holding companies and member banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a corporation has previously received special attention or has a high susceptibility to interest rate risk.

     The following reflects Columbia's various capital ratios at June 30, 1998, and December 31, 1997, as compared to regulatory minimums:

                          AT DECEMBER 31, 1997    AT JUNE 30, 1998    REGULATORY MINIMUM
                          --------------------    ----------------    ------------------
Tier I capital..........         13.70%                13.26%               4.00%
Total risk-based
  capital...............         14.70%                14.14%               8.00%
Leverage ratio..........         10.60%                10.50%               3.00%

SUBSEQUENT EVENTS

     Certain significant events which occurred or are planned to occur subsequent to June 30, 1998, and which are discussed more fully elsewhere in this Prospectus, are:

     Acquisition of Valley. Columbia entered into a definitive agreement effective August 3, 1998 to acquire Valley, a community bank holding company with one bank branch in McMinnville, Oregon. See "Business -- Pending Acquisition of Valley Community Bancorp."

     Land Acquisition and Planned Construction of Second Bend, Oregon Branch. In July 1998 Columbia entered into an agreement for the purchase of land and the construction of a second branch in Bend, Oregon. See "Business -- Present Expansion Plans Through New Branch Openings -- Planned Branch Opening in Bend, Oregon."


     Opening of New Branches in Umatilla County, Oregon. Subsequent to June 30, 1998, Columbia began planning to open two new branches in Umatilla County, Oregon. A branch in Hermiston, Oregon opened in September 1998. Management anticipates an additional branch will be opened in Pendleton, Oregon in the fourth quarter of 1998 or early in 1999. See "Business -- Present Expansion Plans Through New Branch Openings -- Hermiston and Pendleton, Umatilla County, Oregon."

     2-for-1 Stock Split. Columbia's Board of Directors declared a 2-for-1 stock split effective September 11, 1998 to shareholders of record on September 2, 1998.


     Cash Dividend. Columbia's Board of Directors declared a cash dividend of $.06 per share of Common Stock payable November 1, 1998 to shareholders of record October 15, 1998.



     1998 Third Quarter Results. Columbia announced third quarter results reflecting a 25.93% increase in net income for the nine-month period ending June 30, 1998, compared to the same period in 1997, and a 14.66% increase in total assets at June 30, 1998, compared to total assets at December 31, 1997. See "Columbia Bancorp Current Summary Financial Data."

                                    BUSINESS

INTRODUCTION


     Columbia is a bank holding company headquartered in The Dalles, Oregon. Its wholly-owned subsidiary, CRB, is a nine-branch, full service community banking organization. According to information reported as of June 30, 1998, by the State of Oregon Division of Finance and Corporate Securities, if the acquisition of Valley had been completed as of June 30, 1998, CRB and Valley, if combined would have been ranked as the 4th largest bank based in Oregon as measured by total pro forma assets of $293.96 million. CRB offers a broad range of financial services to its customers, primarily small and medium sized businesses, farmers, and individuals. CRB's seven Oregon branches serve the northern and eastern Oregon communities of The Dalles, Hood River, and Hermiston and the central Oregon communities of Madras, Redmond, and Bend. CRB's two south central Washington branches serve the communities of Goldendale and White Salmon. Valley operates from one location in McMinnville, Oregon, 36 miles southwest of metropolitan Portland.



     As of June 30, 1998, Columbia had total assets of $253.11 million, total deposits of $218.42 million, and shareholders' equity of $22.57 million. Columbia's net income for the year ended December 31, 1997, was $3.89 million, which was Columbia's tenth consecutive year of increasingly higher net income. For the year ended December 31, 1997, Columbia's return on average assets was 1.77% and return on average equity was 19.55%. Since the year ended December 31, 1993, it has increased earnings by an average of 17.83% per year and increased its return on average assets from 1.38% in 1993 to 1.77% in 1997. During the same period, Columbia has achieved a return on average equity greater than 15.64% each year while sustaining high asset quality. As of June 30, 1998, Columbia ranked in the 89th percentile when comparing its return on average equity to its national peer group comprising 696 bank holding companies with assets of between $150 and $300 million, according to the Bank Holding Company Performance Report of the Federal Reserve's Division of Banking Supervision and Regulation.


     From its origins as a one-branch bank in The Dalles, Columbia has grown as a result of merger and acquisition activity, new branch openings, the introduction of new business lines, and the expansion and cross-marketing of its existing products. In 1995 CRB merged with Juniper Banking Company ("Juniper"), and in 1996 Columbia acquired Washington-based Klickitat Valley Bank ("Klickitat"). Further growth came from its Hood River and Bend branch openings, and from the expansion in 1997 of home mortgage services. In 1998, Columbia signed an agreement to acquire Valley, opened a new branch in Hermiston, Oregon, and announced the planned opening of a branch in Pendleton, Oregon in late 1998 or early 1999 and of a second branch and business lending group in Bend, Oregon in 1999.

     The markets in which Columbia operates are relatively economically diverse, and therefore pose both opportunities and challenges to a community bank operating in all of these economies. Columbia's approach to meeting the challenge is to staff its branches and business groups with managers who are established in their communities and have developed a loyal customer following. Columbia's senior management, in conjunction with the branch managers, individually examines each branch to determine which products and services are best suited for that geographic region. These diverse economies also provide opportunities to limit Columbia's exposure to adverse market conditions in any one economic sector.

BUSINESS STRATEGY

     Columbia's strategy is to continue building on its position as a leading community-based provider of financial services in Oregon and south central Washington. The key to the success of this strategy, in Columbia's view, is to continue to provide exceptional personal service to the communities it now serves, and to successfully expand into new communities by identifying and meeting their unique financial services needs. Columbia's target branch locations are in non-metropolitan regions, where it aims to deliver prompt, accurate, and friendly personal banking services. The components of Columbia's business strategy are outlined below:

     Successfully operate in non-metropolitan regions. In contrast to the present strategies of certain major regional banks, which have closed branches and reduced service levels in Columbia's identified communities, Columbia believes that the key to profitably operating in non-metropolitan communities is to: (i) provide a high level of service to the customer; (ii) staff branches with employees who have established ties to the community; (iii) attract and retain a highly skilled management team; and, (iv) allow branch personnel the flexibility to emphasize products and services which best fit their local economy. In addition, by decentralizing a portion of CRB's management function to the branch level, Columbia believes it can make business decisions regarding customers more quickly and with more knowledge than its major banking competitors. Columbia believes it is able to profitably attract and retain customers by providing and delivering such products and services tailored to their individual needs, and by delivering them with a high degree of personal attention.

     Maintain high asset quality. Columbia seeks to maintain high asset quality through a program that includes prompt and strict adherence to established credit policies, training and supervision of lending officers, and periodic professional independent loan review. Additionally, Columbia uses incentives to maintain high asset quality, including tying a portion of its loan officers' compensation to the quality of the loans they originate. Columbia also believes that its commitment to hire branch managers with long term ties to their communities is of significant assistance in determining the quality of loan transactions. The variety of economies in which Columbia's branches are located increases the diversification and, in Columbia's opinion, the strength of the overall loan portfolio. For the years ended December 31, 1995, 1996, 1997, and for the six months ended June 30, 1998, Columbia's net charge-offs (recoveries) to average loans were (0.03)%, 0.29%, (0.04)%, and 0.26%, respectively.


     Seize merger and acquisition opportunities. In 1995, CRB merged with Juniper of central Oregon, and in 1996 Columbia acquired Klickitat of south central Washington. After both transactions, Columbia was able to provide the same or increased levels of community banking products and services in these new market areas. In August 1998, Columbia entered into a definitive agreement to acquire McMinnville-based Valley. Columbia believes the economy in the McMinnville area affords it the opportunity to leverage two of its core competencies: small business lending and agricultural lending. Additionally, the pending acquisition will be Columbia's first entrance into Oregon's most populous region, the Willamette Valley. Management believes there are significant future growth opportunities in McMinnville and its surrounding communities.


     Continue to expand through new branches and new products. Columbia has grown through the establishment of new branches in Hood River and Bend, Oregon and more recently through the opening in September 1998 of a branch in Hermiston, Oregon. Additional branches in central and eastern Oregon are planned in order to take advantage of growth opportunities and to leverage existing nearby operations. In addition, Columbia's banking products, including its loan programs, and other services are designed to be responsive to the needs of local community businesses and individual customers. For example, in 1997 Columbia recognized an opportunity in rapidly growing central Oregon, and established a mortgage lending group in Bend to originate and sell residential mortgages. Columbia also offers investment products and services through its affiliation with the Primevest Financial Services, Inc. brokerage organization, through which it offers stocks, bonds, mutual funds, IRAs, retirement plans, and estate planning. Columbia's products and services are designed to both increase its customer base and to enhance cross-selling opportunities.

GROWTH HISTORY

     Columbia's Origins and Activities Through 1994. Columbia's subsidiary, CRB, was incorporated and chartered in Oregon in 1976 and opened for business in 1977. CRB developed and grew as a one-branch community bank in The Dalles. Several of Columbia's present senior executive officers, including its Chief Executive Officer and President, have been with CRB since the early 1980s. Collectively, Columbia's five-member senior management team has over 113 years of banking experience, much of it gained through years of service at CRB. See "Management."

     CRB's first branch expansion was a satellite branch facility which opened in 1986 west of The Dalles' city center. Two years later, Columbia opened a branch in the small Oregon community of Maupin. (Management subsequently determined that the Maupin branch was unprofitable, and the branch was closed in May 1998.)

     In 1992 CRB purchased land adjacent to a newly established Wal-Mart store in nearby Hood River, on which it built and opened its second branch outside of The Dalles. The Hood River Branch opened for business in May 1993.

     Activities in 1995. On January 1, 1995 CRB merged with Juniper, a community bank in central Oregon with branches in Madras and Redmond, Oregon. Following this merger, CRB's full service branches increased from three to five, and its assets increased from $62 million to $92 million. CRB retained the "Juniper Banking Company" name and added three experienced former Juniper directors to its Board. Also, in 1995 CRB replaced its existing branch facility in the western part of The Dalles with a branch facility in a newly built Safeway supermarket west of The Dalles' downtown core. This branch takes deposits, accepts loan applications, and offers other products and services, however, it does not process loans on-site.


     Activities in 1996. In early 1996, Columbia became CRB's holding company. In June 1996 Columbia acquired Klickitat, a south central Washington community bank headquartered in Goldendale, Washington and with a branch in White Salmon. As CRB did with Juniper, Columbia retained the "Klickitat Valley Bank" name, and added, during 1996 and 1997, four experienced former Klickitat directors to the Columbia Board. Klickitat was a natural acquisition candidate for Columbia. Klickitat's White Salmon branch was within a few miles of CRB's Hood River branch across the Columbia River, and there were and are multiple economic ties between these two communities. Klickitat Valley Bank was Goldendale's only community bank, and this community's agriculture-based economy fit well with CRB's lending expertise.


     In late 1996 CRB opened its first branch in Bend, Oregon under the "Juniper Banking Company" name. Bend's proximity to CRB's existing Redmond and Madras branches, and Bend's economic growth and increasing population, made this a natural branch extension for Columbia. Bend, with a population of over 34,000 as of July 31, 1997, is the largest community in which Columbia operates. Management believes that Bend's population growth, the expansion and diversity of its economic base, and its strong home construction market affords significant opportunities for growth.

     Activities in 1997. In 1997, Columbia's growth came internally from increased loans and deposits at its branches. Loan growth at the new Bend branch was significant, with assets increasing 239% over the last year, from $3.3 million to $11.2 million. Further growth came from enhanced home mortgage growth through Columbia's mortgage group, established in mid-1997, and discussed below.

PRESENT EXPANSION PLANS THROUGH NEW BRANCH OPENINGS


     Hermiston and Pendleton, Umatilla County, Oregon. Columbia opened a new branch in Hermiston, Oregon in September 1998. Hermiston, which has a population of over 11,000, is 100 miles east of The Dalles. Initial staffing at the branch consists of four loan officers and three support personnel, many of whom have roots in the Hermiston community. The new branch operates from 1,500 square feet of leased space south of downtown Hermiston. Columbia is in the process of purchasing land for the construction of a permanent Hermiston branch. The branch offers full-service community banking services, including loans to local commercial and agricultural-based business. Prior to the formal opening of the Hermiston facility as a full-service branch, Columbia's Hermiston loan officers were developing loan business, and had generated $10.7 million in loans and loan commitments as of September 10, 1998.



     Columbia plans to open a branch in nearby Pendleton, which is 26 miles east of Hermiston and is the largest town in eastern Oregon, with a population of over 16,000. Columbia has hired a manager for the proposed new branch who has strong ties to the Pendleton community and 25 years experience with one of Columbia's super-regional bank competitors. Columbia has entered into an earnest money agreement to acquire land in Pendleton for this branch. Management anticipates that a branch will be opened in temporary facilities during the fourth quarter of 1998 or in early 1999.


     Hermiston and Pendleton represent the major population bases of Umatilla County in eastern Oregon. The area's climate supports cattle ranching, and field crops such as wheat, onions, potatoes, and hay. In addition, there is a growing service and small business economy in the region based on expanding government employment and the recent construction of a Wal-Mart distribution center outside of Hermiston. Management believes that the area's relative proximity to The Dalles, its small town, rural-based atmosphere, and its economic prospects make this expansion an ideal fit with Columbia's approach to service and its lending expertise.

     Planned Branch Opening in Bend, Oregon. Columbia plans to open a second branch in Bend, Oregon in the summer of 1999. Columbia has entered into a binding earnest money agreement to purchase land in the western part of Bend in the upscale Shevlin Business Park, an office park development. The purchase price for the land is $516,000, and completion of the purchase depends on several factors, including the approval of building plans for the construction of the branch office. Columbia anticipates total cost for construction of a new Bend branch will approximate $2.30 million, exclusive of land costs.

     Bend is the largest city in central Oregon, and the largest single market area in which Columbia operates. Columbia believes the second Bend branch will allow opportunities for future growth, especially for business lending services. When complete, the new facility will house a full-service branch plus a new business lending group. See "Business -- Consumer Products and Services" and "Business -- Loan Products for Commercial, Agricultural, and Other Business Customers."

     There can be no assurance that the planned branch openings described above will be completed, or that Columbia will receive the anticipated benefit of such openings. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors -- Management of Growth."

PENDING ACQUISITION OF VALLEY COMMUNITY BANCORP


     Columbia's most recent proposed acquisition-based expansion is its pending purchase of Valley (the "Acquisition"). On August 3, 1998, Columbia and Valley entered into an Agreement and Plan of Share Exchange under which Columbia will acquire 100% of Valley's common stock for a cash purchase price of $15.10 million.


     Description of Valley. Valley is an Oregon bank holding company which was organized in 1984. Its wholly-owned Oregon bank subsidiary, Valley Community Bank, was chartered in 1982, and is also a member of the Federal Reserve System. Valley owns, and operates from, a 9,600 square foot, two-story building close to downtown McMinnville, Oregon, which is 36 miles southwest of Portland in Oregon's Willamette Valley. Valley has 14.5 full-time equivalent employees. Most of its data processing work is handled by Datatech of Oregon, Inc., a data processing company owned by several Oregon community banks, including Valley and Columbia. See "Business -- The Year 2000 Issue."


     Valley's loan and deposit business is largely concentrated in and around McMinnville, a city with a population of over 23,000* located in Yamhill County, Oregon. Despite its proximity to Portland, Oregon's largest metropolitan area, McMinnville maintains a small-town atmosphere and character. The diverse agricultural economy of Yamhill County, with a population of over 79,000*, produces wine grapes, wheat, grass seed, nuts, berries, and nursery products. Valley's customer base also includes small businesses, professionals, and a growing population of retirees. Agricultural lending constituted 25.48% of Valley's loan portfolio as of June 30, 1998. Other components of the loan portfolio as of that date were real estate loans, 46.66%, commercial and industrial loans, 20.39%, and consumer loans, 7.47%. On June 30, 1998, Valley had total deposits of $30.82 million and total assets of $36.50 million. For the five year period ending December 31, 1997, Valley's return on assets exceeded 2% each year, and its return on equity exceeded 20% each year. In the July 1998 issue of the American Bankers Association Journal, Valley ranked 33rd in the country among banks with less than $100 million in assets for its five-year return on assets performance as of December 31, 1997.


     The Acquisition Transaction. Columbia expects to complete the Acquisition by early 1999. Closing is conditioned on approval from state and federal regulatory authorities. Columbia does not believe any objections to the Acquisition will be raised by these authorities. The Acquisition is also subject to the satisfaction and accuracy of certain representations and warranties made by the parties, the absence of litigation challenging the Acquisition, the absence of any material adverse change in the operations and

---------------


* As reported July 1, 1997, by the Center for Population Research and Census, College of Urban and Public Affairs, Portland State University.

deposits of Valley, and the affirmative vote of two-thirds of all shares of Valley common stock entitled to be cast by Valley shareholders. The directors and executive officers of Valley have agreed not to solicit offers for any transaction that would interfere with the Acquisition. Under a termination fee provision, Columbia could be liable to Valley, and Valley could be liable to Columbia, for a termination fee if either party fails to complete the Acquisition for certain specified reasons, including an intentional breach of various pre-closing obligations. The termination fee ranges from $150,000 to a maximum of $500,000, plus costs, depending on the nature of the breach.

     Columbia will account for the Acquisition by the purchase method of accounting, under which assets and liabilities acquired or assumed will be restated at fair value, and the excess of the purchase price over net assets will be recorded as goodwill. Anticipated goodwill of approximately $9.21 million will be recognized when the transaction is completed and will be amortized over 15 years. See "Unaudited Pro Forma Financial Statements."


     Columbia and Valley After the Acquisition. When the Acquisition is complete, Valley will be a wholly-owned subsidiary of Columbia. Valley's banking subsidiary, Valley Community Bank, will continue in operation in the same location. Columbia intends to operate Valley as a separate subsidiary and to continue using the "Valley Community Bank" name for at least one year from the Acquisition date. Columbia's management believes the Acquisition is an excellent strategic fit for Columbia, and presents a favorable opportunity to increase Columbia's value and to diversify its customer base and loan portfolio, especially in agricultural lending. The Acquisition provides Columbia with its first entry into the Willamette Valley. Valley Community Bank is the only community bank located in McMinnville, and its personal service focus is compatible with Columbia's. Columbia believes it has the administrative capacity and growth management experience to make Valley an effective part of the existing Columbia organization. Aside from hiring additional loan officers to assist Valley in increasing its level of loans or from replacing retiring personnel, Columbia does not believe significant personnel increases will be required for Valley's continued operation. After the absorption of nonrecurring conversion costs, Columbia's long-term earnings should improve as a result of efficiencies from spreading current administrative overhead over a larger asset base without additional personnel.


     There can be no assurance that the Acquisition will be consummated, that Valley will be successfully integrated with the existing Columbia organization, or that Columbia will receive the anticipated benefits of the Acquisition. See "Disclosure Regarding Forward-Looking Statements," "Risk Factors -- Management of Growth," and "Risk Factors -- Completion and Management of Valley Community Bancorp Acquisition."

CONSUMER PRODUCTS AND SERVICES

     Columbia offers a broad range of deposit and loan products and services tailored to meet the banking requirements of consumers in Columbia's market areas. These include:

     Deposit Products. Columbia's consumer deposit products include many noninterest-bearing checking account products priced at various levels, interest-bearing checking and savings accounts, money market accounts, and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities.

     Columbia does not pay brokerage commissions to attract deposits. It strives to establish customer relations to attract core deposits in noninterest-bearing transactional accounts, which reduces its cost of funds.


     Mortgage Loans. In August 1997, Columbia created a division of CRB to originate conventional and federally insured residential mortgage loans for sale in the secondary market. The division, now known as the "Columbia River Bank Mortgage Group," has grown its business substantially since its inception. As of December 31, 1997, the mortgage group had sold 60 loans valued at $6.44 million. Between January 1, 1998 and July 31, 1998, an additional 527 loans valued at $55.42 million were sold. The group has benefited from a number of factors, including strong demand for mortgages, especially in the Bend area, a favorable interest rate environment, utilization of advanced software for evaluating and processing mortgage applications, and an aggressive sales culture. The mortgage group operates its primary retail loan operations from branch facilities in Bend, Oregon, but offers its products at all of CRB's Oregon and Washington branches. It also offers wholesale and loan brokerage services throughout Oregon, including some mortgage loan products and servicing support for certain other Oregon banks. Approximately 60% of Columbia's mortgage business is generated from its mortgage group and from Columbia's branches. The remaining 40% derives from relationships with mortgage brokers and other community banks. The development of Columbia's mortgage business illustrates, in management's opinion, Columbia's flexible and aggressive approach to identifying and seizing growth opportunities.

     Investment Products. Through an arrangement with Primevest Financial Services, Inc., ("Primevest"), a registered securities broker-dealer, Columbia offers a wide range of financial products and services to consumers. A Primevest Investment Center is maintained in Columbia's main branch in The Dalles. Ann Marie Jelderks, a registered Primevest representative and a CRB Vice President, markets stocks, mutual funds, traditional and Roth IRAs, SEPs, tax sheltered annuities, life insurance, and other financial products to Columbia customers and others in The Dalles and Hood River. Two other Primevest investment consultants sell similar products in Columbia's central Oregon and south central Washington territories. Primevest's representatives also offer retirement planning services. Columbia receives a portion of the commissions generated by financial product sales. Columbia plans to offer these products and services to its new customer base in the Hermiston and planned Pendleton branches and, if the acquisition is completed at Valley.

     Technology-Based Products and Services. Columbia uses both traditional and new technology to support its focus on personal service. These include a VISA credit and check card (debit card) program, ATMs at each of Columbia's full-service branches, including four drive-up ATMs, a telephone banking service that allows customers to speak directly with a customer service representative during normal banking hours, and 24-hour telephone access to their accounts. In addition, Columbia has registered a CRB domain name for a planned Internet site, and intends to begin offering on-line banking services within 18 months.

     Consumer Loans. Columbia provides loans to individual borrowers for a variety of purposes, including secured and unsecured personal loans, home equity and personal lines of credit, and motor vehicle loans.

     Senior Customer Services. Since a significant portion of Columbia's consumer market consists of senior citizens, Columbia offers several special products and programs aimed at this group. These include a reduced rate checking account product for seniors, and special trips to the Oregon coast, the Pendleton Roundup, an annual rodeo event, and other places and events. In addition, Columbia's Primevest division markets retirement planning products and investments to the senior customer group.

LOAN PRODUCTS FOR COMMERCIAL, AGRICULTURAL, AND OTHER BUSINESS CUSTOMERS

     Columbia has an experienced lending staff, which includes loan officers with special expertise in small business and agricultural lending. Columbia's loan officers also emphasize continuing contact with the business customer after the loan is made. Columbia believes that its business customers appreciate the ongoing relationship they develop with their local lending officer. Such relationship-based banking is an important aspect of Columbia's continual efforts to maintain high asset quality.

     Commercial Loans. Columbia offers customized loans to its commercial customers, including equipment and inventory financing, operational lines of credit, SBA loans for qualified businesses, and accounts receivable financing. A significant portion of Columbia's loan portfolio consists of commercial loans. (For regulatory reporting purposes, a portion of Columbia's commercial loans are designated as real estate loans because they are secured by real property, although the loans finance accounts receivable, equipment and inventory purchases, and other commercial activities.) Lending decisions are based on careful evaluation of the financial strength, management, and credit history of the borrower and the quality of the collateral securing the loan. Commercial loans secured by real property are limited to 75% of the value of the collateral. Columbia typically requires personal guarantees and secondary sources of repayment.

     Agricultural Loans. Columbia provides loans to agricultural businesses, including production lines of credit, equipment financing, and term loans for capital improvements and other business purposes. Agricultural loans are generally secured by crops, equipment, and inventory, as well as real estate. Agricultural lending can require significant follow-up time, as farmers request budgeting assistance and other financial advice. Columbia employs both an agricultural loan consultant with decades of farm lending experience, and an experienced agricultural representative who is a full-time Columbia employee, to assist its regular loan officers with this process. Columbia's loan officers, many of whom are graduates of the Western Agricultural School in Pullman, Washington, make frequent visits to farming operation sites, attend regular agricultural lending programs and seminars, and actively participate in growers' associations and other agricultural-based organizations.

     Real Estate Loans. Real estate loans are available for the construction, purchasing, and refinancing of commercial and rental properties. Borrowers can choose from a variety of fixed and adjustable rate options and terms. Real estate loans reflected in the loan portfolio are in large part loans made to commercial customers that are secured by owner-occupied real property.

     Columbia's real estate loans are in large part loans to commercial customers, farmers, and ranchers, which are secured by the properties used in their businesses. The majority of these loans have a variable rate feature with adjustment periods varying from one to five years. If loan repayment is dependent on projected income, Columbia often requires a government guaranty as additional collateral support. Insofar as payments on real estate loans depend on the successful operation and management of the businesses and properties securing the loans, repayment can be affected by local real estate market and economic conditions. Fluctuating land values and local economic conditions can make loans secured by real property difficult to evaluate and monitor. See "Risk Factors -- Credit Risk" and "Risk Factors -- Dependence on Local Economies."

     The following table sets forth certain information about Columbia's loan portfolio as of September 2, 1998, classified by distribution among types of borrowers. Management believes the distribution of Columbia's loan portfolio as reported in this table is similar to its loan distribution of all other loans equal to or greater than $200,000 at June 30, 1998, and December 31, 1997.

                                                              OUTSTANDING   PERCENT OF
                                                                 LOANS      TOTAL LOANS
                                                              -----------   -----------
                                                               (DOLLARS IN THOUSANDS)
Borrower classification for loans $200,000 or greater(1):
  Agriculture, forestry, and fishing........................   $ 30,513        16.87%
  Service...................................................     18,609        10.31
  Retail trade..............................................     12,214         6.75
  Construction..............................................      8,273         4.57
  Manufacturing.............................................      5,517         3.05
  Transportation and public utilities.......................      2,974         1.64
  Finance, insurance, and real estate.......................      2,411         1.33
  Wholesale trade...........................................      1,208         0.67
  Public administration.....................................        585         0.32
All other loans less than $200,000..........................     98,542        54.49
                                                               --------       ------
          Total outstanding loans...........................   $180,846       100.00%
                                                               ========       ======

---------------
(1) Based on SIC industry codes

     Government-Assisted Loan Programs. Columbia's loan officers make loans to small businesses and to farmers that are supported by guarantees issued by various state and federal government agencies. Columbia is active in the SBA 7-A and 504 programs, and in similar programs offered by the Farm Services Agency (formerly the Farmers Home Administration) and by Oregon's state government. Columbia has utilized these programs to serve customers who are expanding their operations, venturing into new product lines, or constructing special use real estate. The government guarantees a portion of these loans, which reduces risk in Columbia's loan portfolio.

     Services to Non-Profits and Public Entities. Columbia offers a general array of loan products to borrowers in the non-profit and public entity sector, including city and county governments, together with special programs, such as jumbo CDs and low-cost loan programs. Columbia also offers consumer services to nonprofit and public sector employees, such as Columbia VISA card enrollment and direct deposit services.

     Planned Business Lending Group in Bend. Columbia plans to open a second branch facility in Bend, Oregon in 1999. In addition to housing a new full-service branch, the facility will also contain a business lending group staffed by experienced commercial loan officers. This new lending group will focus on developing lending opportunities in Bend's rapidly growing small business sector.

     For all of its loans, Columbia at all times seeks to maintain sound loan underwriting standards with written loan policies, appropriate individual and branch limits, and reviews by its Loan Committee. In the case of particularly large loan commitments or loan participations, loans are reviewed by the loan committee of the Board of Directors. Underwriting standards are designed to achieve a high-quality loan portfolio, compliance with lending regulations and the desired mix of loan maturities and industry concentrations. Management seeks to minimize credit losses by closely monitoring the financial condition of its borrowers and the value of collateral. See "Risk Factors -- Credit Risk."

OTHER PRODUCTS AND SERVICES FOR BUSINESS CUSTOMERS

     Columbia offers additional banking and other products to its business customers.

     Deposit and Related Products. Columbia's business deposit products include basic, regular, and interest-bearing checking accounts, merchant VISA and MasterCard programs, and business money market and sweep accounts. Columbia also offers check verification services to merchants allowing them the ability to determine, on a 24-hour basis, whether a check drawn on a CRB account has sufficient funds to cover the amount drawn.

     Investment Products. Columbia's affiliation with Primevest allows it to offer financial products and services to Columbia's business customers as well as to consumers. These include insurance and annuity products, and employee retirement plan products such as SEP-IRAs and 401(k) plans.

     Accounts Receivable Purchasing. Columbia offers its business customers the opportunity to obtain financing for their businesses through the sale of accounts receivable. This program is offered by Columbia in collaboration with a third-party vendor of accounts receivable management and collection software. Under the program, Columbia purchases the accounts receivable for cash at a discount, plus future charge sales on a daily basis. Accounts receivable collection is handled by Columbia using the vendor's proprietary software. Columbia began offering this service in early 1998.

STAFF TRAINING AND EDUCATION -- COLUMBIA BANCORP UNIVERSITY

     Columbia has several staff training and education programs. All new employees undergo a two-day orientation program, during which they meet senior management and become familiar with Columbia's history, customer service goals, and culture. In 1997, Columbia established a formal, continuing education program for employees under the name "Columbia Bancorp University." Under this program, employees are encouraged to attend regular employment-related educational programs consistent with the employee's career goals and needs. Many of the programs are taught by Columbia's senior management and other experienced in-house staff, although attendance at classes offered by banking schools and associations is also encouraged. These activities are coordinated through Columbia's full-time corporate training officer. Columbia's management believes that such continuing training and education programs are important to maintaining organizational cohesion and consistently high quality customer service.

MARKETING

     Columbia accepts deposits at its branches in Wasco, Hood River, Jefferson, Deschutes, and Umatilla Counties in Oregon and in Klickitat County in Washington. Columbia makes loans in all of these counties and in adjacent counties, including Sherman, Gilliam, and Crook counties in Oregon and Skamania County in Washington. Many of its products and services, including investment products through Primevest and mortgages through Columbia's mortgage group, are offered and sold throughout Oregon and south central Washington.

     Columbia's ability to increase its market share in the communities it serves is driven by a marketing plan consisting of several key components. A principal objective is to create and foster a sales culture in each office. Employees are trained to cross-sell, offering appropriate products and services to existing customers and attempting to increase the business relationships Columbia shares with these customers. Columbia regularly examines the desirability and profitability of adding new products and services to those currently offered. Columbia also promotes specific products by media advertising, but relies primarily on referrals and direct contacts for new business. Columbia recognizes the importance of community service and supports employee involvement in community activities. This participation allows Columbia to make a contribution to the communities it serves, which management believes increases Columbia's visibility in its markets and thereby increases business opportunities.

     Columbia does business in many different non-metropolitan communities. Management believes the diverse assortment of customers, communities, and economic sectors that Columbia serves is a source of strength. In addition, as a community bank Columbia has certain competitive advantages because of its local focus. However, Columbia is also more reliant on the local economies in its market areas than are super-regional and national banks. See "Risk
Factors -- Dependence on Local Economies."

     Columbia plans to sharpen its market focus in 1998 by ceasing the use of certain assumed business names. CRB had retained the use of the assumed business names "Juniper Banking Company" and "Klickitat Valley Bank" after its merger with Juniper and its acquisition of Klickitat. CRB will cease using these names in the fourth quarter of 1998, after which all CRB branches will do business under the "Columbia River Bank" name. Columbia believes this change will bring additional cohesiveness to the Columbia organization and should enhance name awareness. The change is supported by Columbia employees, and Columbia does not anticipate any material negative customer reaction. In management's opinion the costs entailed by the change, primarily printing costs and signage changes, will not be material.

COMPETITION


     The market for banking services, including deposit and loan products, is highly competitive. The major commercial bank competitors are super-regional institutions headquartered outside the state of Oregon. Based on information reported as of December 31, 1997 by the State of Oregon Division of Finance and Corporate Securities, deposits held by super-regional financial institutions were approximately 67% of statewide commercial bank deposits as of December 31, 1997. These major banks have the advantage of offering their customers services and statewide banking facilities that Columbia does not offer.


     Columbia's competitors for deposits are commercial banks, savings and loan associations, credit unions, money market funds, issuers of corporate and government securities, insurance companies, brokerage firms, mutual funds, and other financial intermediaires. These competitors may offer rates greater than Columbia can or is willing to offer. Columbia competes for deposits by offering a variety of deposit accounts at rates generally competitive with financial institutions in the area.

     Columbia's competition for loans comes principally from commercial banks, savings and loan associations, mortgage companies, finance companies, insurance companies, credit unions, and other institutional lenders. An important competitor for agricultural loans is Farm Credit Services, formerly known as the Production Credit Association. Columbia competes for loan originations through the level of interest rates and loan fees charged, its array of commercial and mortgage loan products, and the efficiency and quality of services provided to borrowers. Lending activity can also be affected by the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. As described above, Columbia competes with the larger commercial banks by emphasizing a community bank orientation and efficient personal service to customers. See "Business -- Business Strategy."

     Other single or multi-branch community banks, of which there are many in Oregon and Washington, present a competitive threat. These other community banks can open new branches in the communities

Columbia serves, competing directly for customers who desire the high level of service that a community bank can offer. Therefore, these banks directly target the loan and deposit customers that Columbia seeks. Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates that would be of interest to Columbia. New community bank start-ups present similar competitive threats.

     A potential new source of competition is the array of on-line banking services offered by traditional commercial banks and other financial service providers, and by newly formed companies that use the Internet to advertise and sell competing products. However, Columbia's management believes that for the foreseeable future its customers will continue to want the personal, locally-based services that it offers. Columbia also plans to begin offering some on-line banking services to its customers within the next 18 months. See "Risk Factors -- Competition Due to Technological Change."

THE YEAR 2000 ISSUE

     The Year 2000 creates challenges with respect to the automated systems used by financial institutions and other companies. Many software programs are not able to recognize "2000" as a calendar year, since most programs and systems were designed to store calendar years in the 1900s by assuming the "19" and storing only the last two digits of the year. For example, these automated systems would recognize a year stored as "00" as the year "1900," rather than as the Year 2000. If these automated systems are not appropriately re-coded, updated, or replaced before the Year 2000, they will likely confuse data, crash, or fail in some manner. In addition, many software programs and automated systems will fail to recognize the Year 2000 as a leap year. The issue is not limited to computer systems. Year 2000 issues will potentially affect every system that has an embedded microchip, such as automated teller machines, elevators, and vaults.

     The Year 2000 challenge raises special concerns for financial institutions, since many transactions, such as interest accruals and payments, are date sensitive. It also may affect the operations of third parties with whom Columbia and its subsidiaries do business, including Columbia's vendors, suppliers, regulators, utility companies, and customers. See "Risk Factors -- The Year 2000 Issue."

     Columbia's State of Readiness. Columbia is committed to addressing these Year 2000 challenges in a prompt and responsible manner and has dedicated resources to do so. Management has completed an assessment of its automated systems and has implemented a plan to resolve these issues, including purchasing appropriate computer technology. Columbia's Year 2000 compliance plan ("Y2K Plan") has five phases. These phases are (1) project management, (2) awareness,
(3) assessment, (4) testing, and (5) remediation and implementation. Columbia has substantially completed phases (1) through (3), although appropriate follow-up activities are continuing to occur, and Columbia is currently involved in the testing phase of the Y2K Plan. Expected completion of phase 5 will be June 30, 1999. However, Columbia will continue to monitor its systems for compliance and state of readiness.

     Project Management. Columbia has assigned primary responsibility for Year 2000 project management to CRB's Chief Administrative Officer. Columbia has also formed a Year 2000 compliance committee, consisting of appropriate representatives from its critical operational areas, to assist the Chief Administrative Officer in implementing the Y2K Plan. In addition, Columbia provides periodic reports to its Board of Directors in order to assist them in overseeing Columbia's Year 2000 readiness.

     Awareness. Columbia has completed several projects designed to promote awareness of Year 2000 issues throughout its organization and its customer base. These projects include mailing information brochures to deposit and loan customers, providing training for lending officers, and other staff, and assigning a compliance officer to answer customer questions and to respond to vendor, customer, and shareholder inquiries. Additionally, Columbia's branch personnel have hosted awareness seminars for their business customers and the communities they serve.

     Assessment. Assessment is the process of identifying all mission-critical applications that could potentially be negatively affected by dates in the Year 2000 and beyond. Columbia's assessment phase is substantially complete. Systems examined during this phase included telecommunications systems, account-processing applications, and other software and hardware used in connection with customer accounts. Columbia's operations, like those of many other companies, are intertwined with the operations of certain of its business partners. Accordingly, Columbia's operations could be materially affected if the operations of those companies who provide Columbia with mission critical applications, systems, and services are materially affected. For example, Columbia depends upon vendors who provide it with equipment, technology, and software in connection with its business operations. Failure of these software vendors to achieve Year 2000 readiness could substantially affect the operations of Columbia. In addition, lawsuits and other financial challenges materially affecting the financial viability of these vendors could materially affect Columbia. In response to this concern, Columbia has identified and contacted those vendors who provide mission-critical applications. Columbia is assessing their Year 2000 compliance efforts and will continue to monitor their progress as the Year 2000 approaches.

     Testing. Updating and testing Columbia's mission-critical automated systems is currently underway. All of these systems will be tested to verify that dates in the Year 2000 are being appropriately recognized and processed. Testing of Columbia's current mission-critical automated systems will be substantially complete by the close of 1998. Testing of renovations and new systems will continue throughout 1998 and 1999.

     Remediation and Implementation. This phase involves obtaining and implementing renovated software applications provided by vendors. As these applications are received and implemented, Columbia will test them for Year 2000 compliance. This phase also involves upgrading and replacing automated systems where appropriate. This activity will continue throughout 1998 and 1999. Although this phase will be substantially complete before the end of 1999, additional follow-up activities may take place in the Year 2000 and beyond.

     Certain important data processing services, including overnight processing of debits and credits, are provided to CRB by Datatech of Oregon, Inc. ("Datatech"), an Oregon corporation. Datatech is owned by CRB and six other Oregon community banks, including Valley Community Bank, Valley's wholly-owned bank subsidiary. Datatech provides data processing services only to its shareholder-banks ("Datatech Banks"). As a provider of services that could be negatively affected by the Year 2000 problem, and that could therefore have a negative impact on CRB and Valley Community Bank, the Datatech Banks have taken the following steps to address Datatech's Year 2000 readiness:

     Project Management. Representatives of the Datatech Banks sit on Datatech's Board of Directors, which oversees Datatech's Year 2000 efforts. Datatech makes periodic reports to its Board of Directors in order to assist the Board in its oversight process.

     Assessment. The Datatech Banks assess Datatech's Year 2000 compliance efforts on an ongoing basis. The Datatech Banks have requested Datatech to prepare and submit a comprehensive action plan detailing Datatech's plans for and progress toward addressing the Year 2000 problems, including Datatech's progress in obtaining Year 2000 reports from its own vendors.

     Testing. Datatech's Year 2000 compliance testing for its hardware and software systems is ongoing. All of its mission-critical systems will be tested to verify that dates in the year 2000 are being appropriately recognized and processed. Testing of renovations and new systems will continue throughout 1998 and 1999.

     Renovation and Implementation. Datatech expects to upgrade and replace automated systems where appropriate. This activity will continue throughout 1998 and 1999. Although this phase will be substantially complete before the end of 1999, additional follow-up activities may take place in the Year 2000 and beyond.

PROPERTIES

     Five of Columbia's branch facilities in Hood River, The Dalles, Redmond, Bend, and Madras, Oregon, as well as its two full-service branch facilities in south central Washington, are housed in properties owned by Columbia. Columbia leases the space for its in-store facility in the Safeway store in The Dalles. Columbia has plans to double the size of the Hood River branch, from 4,000 to 8,000 square feet, and to renovate and add several hundred square feet to the Redmond branch. The planned second branch in the Shevlin Business Park in West Bend is in the development stage, and will be wholly owned by Columbia when construction is complete. The new branch in Hermiston will initially occupy leased space, and Columbia has purchased land in Hermiston on which it will construct a permanent branch facility. See "Business -- Present Expansion Plans Through New Branch Openings." All of Columbia's presently owned full-service branches have drive-up facilities and automated teller machines. Columbia's mortgage group operates from the second floor of Columbia's present Bend branch.


     The following table sets forth certain information regarding Columbia's branches:


                                                                              DATE
                                                                            OPENED OR
          CITY AND COUNTY                   ADDRESS           SQUARE FEET   ACQUIRED    OCCUPANCY STATUS
          ---------------                   -------           -----------   ---------   ----------------
Oregon Branches
The Dalles (Main Branch), Wasco
  County...........................  316 East Third Street       8,000        1977            Owned
The Dalles (Westside Branch), Wasco
  County(1)........................  520 Mt. Hood Street           430        1986           Leased
Hood River Branch, Hood River
  County...........................  2650 Cascade Avenue         4,000        1993            Owned
Madras Branch, Jefferson County....  624 SW Fourth Street        7,400        1995            Owned
Redmond Branch, Deschutes County...  434 North Fifth Street      4,000        1995            Owned
Bend Branch, Deschutes County......  1701 NE Third Street        8,306        1996            Owned
Hermiston Branch, Umatilla
  County(2)........................  1055 South Highway 395      1,500        1998           Leased
Washington Branches
White Salmon Branch, Klickitat
  County...........................  390 NE Tohomish Street      5,500        1996            Owned
Goldendale Branch, Klickitat
  County...........................  202 West Main Street        6,105        1996            Owned

---------------
(1) Leased space in a Safeway supermarket. Lease term expires September 2000.

(2) Leased on a month-to-month basis pending construction of new facility.

     Columbia maintains its administrative offices in 1,900 square feet of leased office space in The Dalles. This space is adequate presently but will not be suitable over the longer term, and Columbia is presently searching for permanent space in The Dalles for its administrative operations. Columbia is committed to keeping its administrative headquarters in The Dalles. It intends to purchase rather than lease space for this purpose.

EMPLOYEES

     As of June 30, 1998, Columbia had a total of 158 full-time equivalent employees. This number of employees, which compares to 133 at December 31, 1997, has increased due to the addition of personnel to the Columbia River Bank Mortgage Group and various other administrative functions. None of the employees are subject to a collective bargaining agreement. Columbia considers its relationships with its employees to be good.

LEGAL PROCEEDINGS

     Columbia is from time-to-time a party to various legal actions arising in the normal course of business, such as collection cases and the enforcement of creditors' rights in bankruptcy proceedings. Management is not presently aware of any material pending or threatened claims against Columbia.

                           SUPERVISION AND REGULATION

GENERAL

     Columbia is extensively regulated under federal and state law. These laws and regulations are primarily intended to protect depositors, not shareholders. The discussion below describes and summarizes certain statutes and regulations. These descriptions and summaries are qualified in their entirety by reference to the particular statute or regulation. Changes in applicable laws or regulations may have a material effect on the business and prospects of Columbia. The operations of Columbia may also be affected by changes in the policies of banking and other government regulators. Columbia cannot accurately predict the nature or extent of the effects on its business and earnings that fiscal or monetary policies, or new federal or state laws, may have in the future.

FEDERAL BANK HOLDING COMPANY REGULATION

     Columbia is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended (the "BHCA"), and is therefore subject to regulation, supervision, and examination by the Federal Reserve. In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities closely related to banking. Columbia must file annual reports with the Federal Reserve and must provide it with such additional information as it may require.

     Holding Company Bank Ownership. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares, (ii) acquiring all or substantially all of the assets of another bank or bank holding company, or (iii) merging or consolidating with another bank or bank holding company.

     Holding Company Control of Nonbanks. With some exceptions, the BHCA also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing, or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain nonbank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition, or gains in the efficient use of resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest, or unsound banking practices. The Economic Growth and Regulatory Reduction Act of 1996 amended the BHCA to eliminate the requirement that bank holding companies seek prior Federal Reserve approval before engaging in certain permissible nonbanking activities if the holding company is well-capitalized and meets certain other specific criteria.

     Transactions with Affiliates. Subsidiary banks of a bank holding company are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to the holding company or its subsidiaries, on investments in their securities, and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit Columbia's ability to obtain funds from CRB for its cash needs, including funds for payment of dividends, interest, and operational expenses.

     Tying Arrangements. Under the Federal Reserve Act and certain regulations of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services. For example, CRB may not generally require a customer to obtain other services from it or from Columbia, and may not require that the customer promise not to obtain other services from a competitor as a condition to an extension of credit to the customer.

FEDERAL AND STATE BANK REGULATION

     General. CRB is an Oregon stock bank with deposits insured by the Federal Deposit Insurance Corporation ("FDIC"), and is subject to the supervision and regulation of the Oregon Director of Banks, the Washington Department of Financial Institutions, and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe constitute unsafe or unsound banking practices.

     CRA. The Community Reinvestment Act (the "CRA") requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

     Insider Credit Transactions. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders, or any related interests of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent, or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

     FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act (the "FDICIA"), each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management believes that CRB meets all such standards, and therefore, does not believe that these regulatory standards materially affect Columbia's business operations.

INTERSTATE BANKING AND BRANCHING

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

     Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

     Oregon and Washington each enacted "opting in" legislation in accordance with the Interstate Act provisions allowing banks to engage in interstate merger transactions subject to certain "aging" requirements. In both states, branches may not be acquired or opened separately in the home state by an out-of-state bank, but once an out-of-state bank has acquired a bank within the state, either through merger or acquisition of all or substantially all of the bank's assets, the out-of-state bank may open additional branches within the home state.

DEPOSIT INSURANCE

     The deposits of CRB are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF") administered by the FDIC. CRB is required to pay semi-annual deposit insurance premium assessments to the FDIC.

     The FDICIA included provisions to reform the Federal Deposit Insurance System, including the implementation of risk-based deposit insurance premiums. The FDICIA also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources, or for any other purpose the FDIC deems necessary. The FDIC has implemented a risk-based insurance premium system under which banks are assessed insurance premiums based on how much risk they present to the BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern.

DIVIDENDS

     The principal source of Columbia's cash revenues is dividends received from CRB. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Also, under the Oregon Bank Act, the Oregon Director of Banks may suspend the payment of dividends if it is determined that the payment would cause the bank's remaining stockholders' equity to be inadequate for the safe and sound operation of the bank. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither Columbia nor CRB are currently subject to any regulatory restrictions on their dividends.

     Columbia River Bank has been paying regular dividends to Columbia, which has in turn been paying regular dividends to its shareholders. No assurances can be given that dividends will continue to be paid. See "Dividend Policy."

CAPITAL ADEQUACY

     Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

     The FDIC and Federal Reserve use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital.

     Tier I capital for bank holding companies includes common shareholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier I capital, if cumulative, although under a Federal Reserve Rule, redeemable perpetual preferred stock may not be counted as Tier I capital unless the redemption is subject to the prior approval of the Federal Reserve), and minority interests in equity accounts of consolidated subsidiaries, less intangibles, except as described above. Tier II capital includes: (i) the allowance for loan losses of up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier I capital; (iii) hybrid capital instruments; (iv) perpetual debt;

(v) mandatory convertible securities; and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital, less reciprocal holdings of other banking organizations, capital instruments, and investments in unconsolidated subsidiaries.

     The assets of banks and bank holding companies receive risk-weights of 0%, 20%, 50%, and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in total risk-weighted assets.

     Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of, or obligations guaranteed by, the United States Treasury or agencies of the federal government, which have 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given a 100% conversion factor. Transaction related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor. Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

     The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies, and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

     The FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories, depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. Columbia does not believe that these regulations have any material effect on its operations.

EFFECTS OF GOVERNMENT MONETARY POLICY

     The earnings and growth of Columbia are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on Columbia cannot be predicted with certainty.

CHANGES IN BANKING LAWS AND REGULATIONS

     The laws and regulations that affect banks and bank holding companies are currently undergoing significant changes. Bills are now pending or expected to be introduced in the United States Congress that contain proposals to alter the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills would reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks could engage in securities activities, and change the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form such legislation may be adopted, or the extent to which the business of Columbia might be affected thereby, cannot be predicted with certainty.

                                   MANAGEMENT

     For purposes of this Section, the term "Columbia Bancorp" is used to refer exclusively to the holding company, and does not include its subsidiary CRB.

DIRECTORS

     The following table sets forth summary information about the directors of Columbia Bancorp and CRB. Directors serve staggered terms. There are three groups of directors, and at each annual meeting, members of one of the groups, on a rotating basis, are elected for a three-year term. Columbia Bancorp's Articles of Incorporation permit no more than twelve directors. (Each Columbia Bancorp director also serves on the CRB Board).


             NAME               AGE           POSITION          TERM EXPIRES
             ----               ---           --------          ------------
Stephen D. Martin.............  55    Chairman of the Board of      2000
                                      Columbia Bancorp and CRB
Donald T. Mitchell............  54    Vice-Chairman of the          1999
                                      Board of Columbia
                                      Bancorp and CRB
Terry L. Cochran..............  54    Director, President, and      2001
                                      Chief Executive Officer
                                      of Columbia Bancorp and
                                      CRB
Robert L.R. Bailey............  57    Director                      1999
Charles F. Beardsley..........  58    Director                      2001
William A. Booth..............  57    Director                      2001
Dennis Carver.................  50    Director                      1999
Ted M. Freeman................  72    Director                      1999
Jane F. Lee...................  46    Director                      2000
Jean McKinney.................  60    Director                      2000
James B. Roberson.............  64    Director                      2001
Greg Walden...................  41    Director                      2000


     The business experience of each of the directors for the past five years is described below.

     STEPHEN D. MARTIN has been a director of Columbia Bancorp since its formation, and has served as Chairman of the Board of Columbia Bancorp since that time. Mr. Martin has been a director of CRB since 1977 and has served as Chairman of the CRB Board since April 1995. He is the chief executive officer of Steve Martin Management Company, a hospitality management company based in Cannon Beach, Oregon. Mr. Martin is also the co-owner and operator of the Stephanie Inn, the Surfsand Resort, the Haystack Motel, and the Wayfarer Restaurant, all in Cannon Beach, Oregon.

     DONALD T. MITCHELL has been a director of Columbia Bancorp since its formation. He was a director of Juniper for six years and became a director of CRB following the merger between CRB and Juniper. Since 1982, he has been a partner in Lacy Forest Products, a lumber brokerage firm headquartered in Redmond, Oregon.

     TERRY L. COCHRAN has been a director of Columbia Bancorp and its President and Chief Executive Officer since its formation, and has been President and Chief Executive Officer and a director of CRB since 1981. After Columbia Bancorp acquired Klickitat, he also served as President and Chief Executive Officer of that subsidiary until its merger with CRB in March 1997. He holds an A.A. degree from Yakima Valley College, a B.A. degree in Business Administration from Washington State University, and is a graduate of the Pacific Coast Banking School at the University of Washington.

     ROBERT L.R. BAILEY has been a director of Columbia Bancorp since its formation. Mr. Bailey has been a director of CRB since 1977 and served as Chairman of the CRB Board from 1981 to 1995. Since 1985

Mr. Bailey has been the president and general manager of Orchard View Farms, Inc., a fruit growing and packing company headquartered in The Dalles, Oregon.

     CHARLES F. BEARDSLEY has served as a director of Columbia Bancorp since its formation, and as a director of CRB since April 1994. Since 1972 Mr. Beardsley has been a principal owner of Hershner & Bell Realty, a real estate brokerage firm, and of Hershner & Bell-Farrell Agency, an insurance agency, both in Hood River, Oregon. He also served as Mayor of the City of Hood River for six years.

     WILLIAM A. BOOTH has served as a director of Columbia Bancorp since its formation, and as a director of CRB since 1977. Since 1968 Mr. Booth has been a principal owner in Booth & Kelly Insurance & Real Estate, a real estate and insurance agency in The Dalles, Oregon.

     DENNIS CARVER was elected to the Columbia Bancorp Board at the 1997 annual meeting. He had been a director of Klickitat since 1984. He has worked as a chiropractor in Goldendale, Washington, since 1973, and presently runs the Goldendale Chiropractic Clinic.


     TED M. FREEMAN was a director of Juniper for eight years. He served as Chairman of its Board for a number of years prior to its merger with CRB, and became a director of CRB following the merger. Prior to his retirement in 1993, Mr. Freeman managed a seed, fertilizer, and grain business for 35 years.


     JANE F. LEE was elected to the Columbia Bancorp Board at the 1997 annual meeting. She had been a director of Klickitat since 1987. She has worked in cattle ranching and hay operations since 1972, and is the President of the Washington State Association of Cattle Women. She also serves as a Commissioner of Fire District #7 in Goldendale, Washington.

     JEAN MCKINNEY has been a director of Columbia Bancorp since its formation, and has been a director of CRB since April 1994. Ms. McKinney has served for over 20 years as president and business manager of McKinney Ranches, Inc., a grain farming business in Wasco, Oregon.

     JAMES B. ROBERSON was elected to the Columbia Bancorp Board at the 1998 annual meeting. He had been a director of Klickitat since 1977, and became a director of CRB in 1996 following Klickitat's acquisition by Columbia Bancorp in that year. Prior to his retirement in 1996, Mr. Roberson was an optometrist in the Bingen/White Salmon, Washington area for 34 years.

     GREG WALDEN has been a director of Columbia Bancorp since its formation, and has been a director of CRB since April 1994. Since 1986, he has served as president of Columbia Gorge Broadcasters, Inc., in Hood River, Oregon. From 1989 to 1995 he served as an Oregon state representative, and from 1995 to 1997 as a state senator in the Oregon legislature.

EXECUTIVE OFFICERS

     The following table sets forth summary information about the executive officers of Columbia Bancorp and CRB.

                                                                                     YEARS OF
               NAME                  AGE                POSITION                BANKING EXPERIENCE
               ----                  ---                --------                ------------------
Terry L. Cochran...................  54    President and Chief Executive                32
                                           Officer of Columbia Bancorp and CRB
Richard J. Croghan.................  44    Executive Vice President and Chief           28
                                           Administrative Officer of CRB and
                                           Secretary of Columbia Bancorp
James C. McCall....................  52    Executive Vice President and Chief           29
                                           Lending Officer of CRB
Craig J. Ortega....................  42    Executive Vice President and Head            18
                                           of Community Banking of CRB
Neal T. McLaughlin.................  30    Executive Vice President and Chief            6
                                           Financial Officer of Columbia
                                           Bancorp and CRB

     The business experience of each of the executive officers for the past five years is described below.

     TERRY L. COCHRAN has been a director of Columbia Bancorp and its President and Chief Executive Officer since its formation, and has been President and Chief Executive Officer and a director of CRB since 1981. See "Management -- Directors" for more information about Mr. Cochran.

     RICHARD J. CROGHAN is Executive Vice President and Chief Administrative Officer of CRB, a position he has held since July 1997. He has served as Secretary of Columbia Bancorp since its formation in 1995. He served as CRB's Chief Financial Officer from September 1981 to July 1997, was a director of CRB from 1984 until 1995, and served as Columbia Bancorp's Chief Financial Officer from its formation in 1995 to July 1997. He holds an A.S. degree in Business from Central Oregon Community College, and is a graduate of the Bank Administration Institute Banking School at the University of Wisconsin. He is a past Board member of the Oregon Bankers Association and past-president of the Oregon chapter of the American Institute of Bankers. Mr. Croghan has 28 years of banking experience.

     JAMES C. MCCALL is Executive Vice President and Chief Lending Officer of CRB. He has been employed by CRB since April 1982, and has served as Chief Lending Officer since November 1988. He holds a B.S. degree in Business from Oregon State University, and is a 1993 graduate of the Pacific Coast Banking School at the University of Washington. Mr. McCall has 29 years of banking experience. He presently is a director of Network of Oregon Affordable Housing, and is past Chairman of the Oregon Bankers Association Lending Committee.


     CRAIG J. ORTEGA is Executive Vice President and Head of Community Banking of CRB, a position held since July 1997. Prior to that, he was manager of CRB's Hood River branch. Mr. Ortega has been with CRB for five years, and has 18 years of banking experience. He attended Blue Mountain Community College and holds a B.S. degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School at the University of Washington.



     NEAL T. MCLAUGHLIN has been an Executive Vice President and the Chief Financial Officer of CRB since July 1997, and also serves as Columbia Bancorp's Chief Financial Officer. Mr. McLaughlin started his banking career with Juniper, and joined CRB after the merger between CRB and Juniper in 1995. Since joining CRB, he has served in a number of positions, most recently as Vice President and Controller. He holds a B.S. degree in Accounting from the University of Oregon, and is also a Certified Public Accountant in the state of Oregon. Mr. McLaughlin has 6 years of banking experience. He is a graduate of the Northwest Intermediate Banking School and the Northwest Intermediate Commercial Lending School, and has attended the Pacific Coast Banking School at the University of Washington. Mr. McLaughlin is a member of the Financial Officers/Investment Committee of the Oregon Bankers Association.


COMMITTEES OF THE BOARD OF DIRECTORS

     CRB's Board of Directors has five committees: the Executive Committee, the Audit/Examination Committee, the Human Resources Committee, the Loan Committee, and the Investment/Asset-Liability Committee. (The Columbia Bancorp Board does not presently have any committees.)

     The present members of the CRB Executive Committee are William A. Booth, Terry L. Cochran, Stephen D. Martin, Jean McKinney, Donald T. Mitchell, James B. Roberson, and Greg Walden. This Committee acts for the CRB Board on matters requiring prompt action, serves as the Board's Nominating Committee, and recommends long range planning activities to the full CRB Board. It also evaluates the Chief Executive Officer, recommending appropriate compensation, benefits, and employment contracts.

     The present members of the CRB Audit/Examination Committee are Greg Walden, Chairperson, Jane F. Lee and Donald T. Mitchell. Richard J. Croghan, a CRB Executive Vice President but not a CRB Board member, also serves on this Committee. This Committee reviews the scope of internal and external audit activities and the results of CRB's annual audit.

     The present members of the CRB Human Resources Committee are Jean McKinney, Chairperson, Robert L.R. Bailey and Charles F. Beardsley. Charla Herman, a CRB Assistant Vice President, who serves as

CRB's Director of Human Resources but is not a CRB Board member, also serves on this Committee. This Committee provides oversight of CRB's ESOP, 401(k), and stock option plans, and reviews and makes recommendations on corporate compensation and personnel policies.

     The present members of the CRB Loan Committee are William A. Booth, Chairperson, Charles F. Beardsley and James B. Roberson. James C. McCall, a CRB Executive Vice President but not a CRB Board member, also serves on this Committee. This Committee reviews the loan portfolio for safety and soundness, monitors concentrations in industry and loan type, and oversees the loan policy of CRB.

     The present members of the CRB Investment/Asset-Liability Committee are James B. Roberson, Chairperson, Dennis Carver and Ted M. Freeman. Neal T. McLaughlin, a CRB Executive Vice President but not a CRB Board member, also serves on this Committee. This Committee establishes, updates, and monitors policies related to asset, liability, liquidity, interest rate management, and investments. It also interviews and recommends securities advisors and brokers.

SENIOR MANAGEMENT PLANNING, TRAINING, AND CONTINUITY

     The entire Columbia Bancorp and CRB Boards meet annually for a comprehensive review of Columbia Bancorp's and CRB's overall strategic plans, including growth goals. These annual strategic planning meetings last from one to three days, and are usually facilitated by an outside consultant with specific bank management expertise. Further, each new outside director is strongly encouraged to attend several day-long educational sessions at a "Director's College" sponsored by the Oregon Bankers Association. All present outside Columbia directors have attended the Director's College. In addition, Columbia Bancorp's directors annually evaluate each other's performance against a number of criteria, including the director's attendance at timely and relevant bank-related conferences and the effective presentation to the entire Board of the materials presented at such conferences. These measures are intended to promote the strength, expertise and continuity of the Columbia Bancorp Board as a whole.

     Senior executives of CRB meet regularly as a group, both formally and informally, to exchange ideas and discuss issues affecting the Columbia organization. CRB has in place a written plan specifying the procedures to be followed for interim management in the event CRB's Chief Executive Officer is unable to perform the CEO's duties. Management intends to take additional steps, including the possible addition of senior-level personnel, in order to help assure that Columbia has sufficient management depth to effectively manage CRB's anticipated growth.

DIRECTOR COMPENSATION


     The CRB Chairman is paid an attendance fee of $1,000 for each regular monthly meeting of the CRB Board. Each other CRB director is paid an attendance fee of $700 for each regular monthly meeting of the CRB Board. Each CRB director also receives $100 for each meeting attended of any committee of the Board to which the director belongs. Columbia Bancorp does not pay any separate attendance fees to its directors. Directors are also eligible for awards of stock options under Columbia Bancorp's Stock Incentive Plan. See
"Management -- Executive and Employee Compensation Plans -- Stock Incentive
Plan."

EXECUTIVE COMPENSATION

     The following table sets forth, for the three years ended December 31, 1997, all compensation paid by CRB to Terry L. Cochran. No other director or executive officer of CRB received salary and bonus during this period in excess of $100,000. None of the three present executive officers of Columbia Bancorp, including Mr. Cochran, receive separate compensation from the holding company.


                           SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                            ANNUAL COMPENSATION               COMPENSATION AWARDS
                                   --------------------------------------   ------------------------
                                                                                        SECURITIES
                                                              OTHER                     UNDERLYING
         NAME AND                                             ANNUAL                      OPTIONS        ALL OTHER
         POSITION           YEAR    SALARY      BONUS    COMPENSATION(1)    ESOP(2)       GRANTED       COMPENSATION
         --------           ----   --------    -------   ----------------   --------   -------------    ------------
Terry L. Cochran..........  1997   $126,875(3) $57,304        $   --        $11,277     6,000 shares(4)    $1,600(6)
  President and CEO         1996   $ 93,634(3) $31,788        $2,000        $12,542               --       $1,500(6)
                            1995   $ 90,180(3) $52,017        $4,800        $11,049    13,500 shares(5)    $1,362(6)

---------------
(1) Consists of Directors fees.
(2) As of December 31, 1997, CRB's ESOP held 44,643 shares of Common Stock for the account of Mr. Cochran, with an estimated market value of $372,028 plus uninvested cash of $13,065. All of the shares described are vested, and dividends are payable to the account of Mr. Cochran under the ESOP.
(3) Includes monthly auto allowance of $500 in 1995 and 1996, and $700 beginning in May 1997.
(4) The exercise price for the options is $5.59 per share. The options are immediately exercisable and expire in August 2007. The exercise price has been restated for subsequent stock splits.
(5) The exercise price for the options is $3.34 per share. The options are immediately exercisable and expire in June 2005. The exercise price has been restated for subsequent stock splits.
(6) Annual 401(k) employer contribution.


     The following sets forth certain information regarding options granted in 1997 to the executive officer named in the compensation table shown above:



                             OPTION GRANTS IN 1997



                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF
                                                                                                            STOCK
                                                                                                     PRICE APPRECIATION
                                                              INDIVIDUAL GRANTS                        FOR OPTION TERM
                                            -----------------------------------------------------   ---------------------
                                                          % OF TOTAL
                                             NUMBER OF     OPTIONS
                                            SECURITIES    GRANTED TO   EXERCISE
                                            UNDERLYING    EMPLOYEES    OR BASE
                                              OPTIONS     IN FISCAL     PRICE       EXPIRATION
                   NAME                     GRANTED(#)       YEAR       ($/SH)         DATE           5%($)      10%($)
                   ----                     -----------   ----------   --------   ---------------   ---------   ---------
Terry L. Cochran..........................     6,000         4.65%      $5.59     August 11, 2007    $21,120     $53,460



     The following table sets forth information regarding option exercises during 1997 by the executive officer named in the compensation table shown above:



          AGGREGATED OPTION EXERCISES IN 1997 AND FY-END OPTION VALUES


                                                                        FISCAL YEAR-END OPTION VALUES
                                                            ------------------------------------------------------
                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                  SHARES                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)
             NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
             ----               -----------   -----------   --------------------------   -------------------------
Terry L. Cochran..............     3,600        $22,788              17,500/0                   $74,000/$0

---------------
(1) On December 31, 1997, the closing price of the Common Stock was $8.33, as adjusted for subsequent stock splits. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT


     Columbia Bancorp and Terry L. Cochran, Columbia Bancorp's President and Chief Executive Officer, are parties to an employment agreement of May 1, 1998. Under the agreement, upon a change of control of Columbia Bancorp, such as its acquisition by or merger with another company, Mr. Cochran has the right to terminate his employment within 90 days and to receive certain payments and benefits, including yearly retirements benefits under a Deferred Compensation Agreement between Mr. Cochran and Columbia Bancorp. The employment agreement also contains noncompetition provisions which restrict Mr. Cochran from competing with Columbia Bancorp for one year following his termination of employment under certain conditions.

EXECUTIVE AND EMPLOYEE COMPENSATION PLANS

     401(k) Plan. Under CRB's 401(k) Plan, officers and employees of CRB may elect to defer up to 10% of their compensation. CRB makes matching contributions to the accounts of these officers and employees equal to 25 percent of the first four percent of compensation that an officer or employee elects to defer, subject to limitations under the Internal Revenue Code of 1986. Amounts contributed or deferred are distributed to employees upon retirement, permanent disability, death, termination of employment, or the occurrences of conditions constituting extraordinary hardship.


     ESOP. CRB has an Employee Stock Ownership Plan (the "ESOP"). All employees of CRB who have been credited with at least 1,000 hours of service in the prior year, and have attained age 20, including officers, are eligible to participate in the ESOP. The sole source of funding for the ESOP is contributions made by CRB. Contributions made by participants are not permitted. Assets of the ESOP are used primarily to purchase shares of Common Stock. The ESOP may not purchase Common Stock for a price in excess of its fair market value, as determined by an appraisal of the fair market value of the Common Stock commissioned from an independent appraiser by the ESOP Trustees and CRB. For the period ended June 30, 1998, the ESOP appraisal of the fair market value of the Common Stock, on a marketable minority basis, was $10.25 per share as adjusted for a subsequent 2-for-1 stock split. As of October 14, 1998, the ESOP held 284,766 shares of Common Stock and $5,898 in cash. At that date, 122 employees of CRB were participants in the ESOP.


     Incentive Cash Compensation. CRB has adopted an incentive cash compensation program under which CRB employees at all levels can receive incentive compensation, limited to a fixed percentage of base compensation, for helping CRB achieve certain goals and objectives. For example, branch managers and loan officers are eligible for cash compensation based on increases in branch income, loan and deposit growth, maintenance of asset quality, and the cross-selling of CRB products and services. Non-officer employees are graded and rewarded based on the delivery of quality customer service, as determined by the employee's supervisor, and on branch income growth. Most new CRB employees become eligible to participate in the program within a short time after beginning employment.

     Stock Incentive Plan. Since 1993 Columbia has utilized a stock incentive plan (the "Incentive Plan") administered by the Columbia Bancorp Board to advance Columbia Bancorp's business interests. The Incentive Plan enables Columbia Bancorp and CRB to attract and retain qualified and talented employees and Board members by offering them an opportunity to participate in the growth and ownership of Columbia Bancorp. Stock options may be granted under the Incentive Plan at the discretion of and with the approval of the Columbia Bancorp Board. Columbia Bancorp and CRB employees are eligible to receive incentive stock options, which are intended to qualify for favorable tax treatment, and which must have an exercise price equal to not less than the fair market value of the Common Stock on the date of grant. In addition, employees and directors of Columbia Bancorp and CRB are eligible for nonstatutory stock options, which do not qualify for favorable tax treatment, and which may have an exercise price set at the discretion of the Columbia Bancorp Board. The option exercise price for nonstatutory stock options may be either greater or less than the fair market value of the Common Stock on the date of grant, although in practice the Columbia Bancorp Board has always set the exercise price for such options at fair market value. Options vest and are exercisable in accordance with the terms set in the individual grant. In most cases the option vests immediately and is exercisable within 10 years of the date of grant. The Incentive Plan also allows the Columbia Bancorp Board to offer other forms of stock-related incentives, such as stock appreciation rights and stock bonuses. However, apart from grants of 200 shares of Common Stock to each of two retiring outside Directors in 1998, the Board has never approved any such incentives other than stock options.

     During 1997 options covering a total of 129,000 shares of Common Stock were granted to CRB employees, and options covering a total of 78,000 shares of Common Stock were granted to non-employee members of Columbia Bancorp's and CRBs Board. Between January 1, 1998 and September 14, 1998 options covering a total of 3,000 shares of Common Stock were granted to CRB employees, and a total of 400 shares of Common Stock were granted to two retiring non-employee members of Columbia Bancorp's Board. Adjusted for stock splits, an aggregate of no more than 600,000 shares of Common Stock may be issued under the Incentive Plan. As of September 14, 1998, a total of 520,000 shares of Common Stock had been either issued or committed for issuance through options under the current Incentive Plan, leaving a total of 80,000 shares of Common Stock available for future issuance. No options have been or will be granted to any Columbia employee or Board member in connection with the Offering. All of the above information reflects stock splits through September 14, 1998.

                              CERTAIN TRANSACTIONS

     Some of the directors and officers of Columbia and members of their immediate families and firms, and corporations with which they are associated, have been parties to transactions with Columbia, including borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1998, the aggregate outstanding amount of all loans to officers and directors was approximately $2.54 million, which represented approximately 11.26% of Columbia's consolidated shareholders' equity at that date. All such loans are currently in good standing, and are being paid in accordance with their terms.

     Robert L.R. Bailey, a director of Columbia and CRB, and Orchard View Farms, a company controlled by Mr. Bailey, as well as Dry Hollow Limited Partnership, a partnership for which Mr. Bailey is the general partner, borrowed sums from CRB in excess of $60,000 in the aggregate under revolving and nonrevolving lines of credit and a Visa card. As of June 30, 1998, the total balance due by Mr. Bailey from these borrowings was $1.45 million.

     Stephen D. Martin, a director of Columbia and CRB, and various enterprises owned or controlled by him, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, a revolving line of credit, and a Visa card. As of June 30, 1998, the total balance due by Mr. Martin from these borrowings was $563,000.

     Charles F. Beardsley, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, a revolving line of credit, and a Visa card. As of June 30, 1998, the balance due by Mr. Beardsley from these borrowings was $105,000.

     Terry L. Cochran, the Chief Executive Officer and President and a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under revolving lines of credit and a Visa card. As of June 30, 1998, the total balance due by Mr. Cochran from these borrowings was $128,000.

     Dennis Carver, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans. As of June 30, 1998, the total balance due by Mr. Carver from these borrowings was $181,000.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information regarding the beneficial ownership of Common Stock as of September 14, 1998, and as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered hereby (excluding the Underwriters' over-allotment option), with respect to (i) each person known by Columbia to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each person who is a director or executive officer of Columbia, and
(iii) all directors and executive officers of Columbia as a group. Unless otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.



                                                       BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                     PRIOR TO THE OFFERING(1)    AFTER THE OFFERING(1)
                                                     ------------------------    ----------------------
             NAME OF BENEFICIAL OWNER                  SHARES     PERCENTAGE      SHARES     PERCENTAGE
             ------------------------                ----------   -----------    ---------   ----------
BENEFICIAL OWNERS OF MORE THAN 5% OF OUTSTANDING
  COMMON STOCK
  George Layman....................................    515,048        7.4          515,048       6.5
  Layman Lumber
  P.O. Box 235
  Naches, WA 98937
DIRECTORS AND EXECUTIVE OFFICERS OF COLUMBIA
  Robert L.R. Bailey (2)...........................    259,418        3.7%         259,418       3.3%
  Charles F. Beardsley (3).........................     41,828         (*)          41,828        (*)
  William A. Booth (4).............................     90,174        1.3           90,174       1.1
  Dennis Carver (5)................................     38,938         (*)          38,938        (*)
  Terry L. Cochran (6).............................    344,894        5.0          344,894       4.3
  Richard J. Croghan (7)...........................    122,136        1.8          122,136       1.5
  Ted M. Freeman (8)...............................     16,350         (*)          16,350        (*)
  Jane F. Lee (9)..................................     16,910         (*)          16,910        (*)
  James C. McCall (10).............................     42,488         (*)          42,488        (*)
  Jean McKinney (11)...............................     18,708         (*)          18,708        (*)
  Neal T. McLaughlin (12)..........................      6,748         (*)           6,748        (*)
  Stephen D. Martin (13)...........................     89,438        1.3           89,438       1.1
  Donald T. Mitchell (14)..........................     29,012         (*)          29,012        (*)
  Craig J. Ortega (15).............................     17,812         (*)          17,812        (*)
  James B. Roberson................................     59,294         (*)          59,294        (*)
  Greg Walden (16).................................     15,962         (*)          15,962        (*)
ALL DIRECTORS AND EXECUTIVE OFFICERS OF COLUMBIA AS
  A GROUP
  (16 persons).....................................  1,210,110       17.5        1,210,110      15.3


---------------
  *  Less than 1%


 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after September 14, 1998, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person. Applicable percentage ownership is based on 6,940,682 aggregate shares outstanding as of September 14, 1998, together with the applicable options of such shareholder.



 (2) Includes 15,000 shares covered by stock options and the following shares over which Mr. Bailey shares voting and investment power: (i) 43,064 shares owned jointly with Mr. Bailey's spouse; (ii) 30,000 shares held in a family partnership; (iii) 16,800 shares held in a pension trust; and (iv) 20,000 shares held in a foundation.

 (3) Includes 14,414 shares held in trust, 12,414 shares held in spouse's trust, and 15,000 covered by stock options.


 (4) Includes 15,000 shares covered by stock options.


 (5) Includes 14,260 shares held in an IRA, 4,000 shares covered by stock options, and 3,406 shares for which Mr. Carver's spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power; also includes 16,816 shares jointly owned with his spouse over which Mr. Carver shares voting and investment power. Includes 456 shares held in his spouse's IRA, and excludes approximately 6,000 shares held jointly by his wife and his mother-in-law, in both cases over which he disclaims beneficial ownership.



 (6) Includes 44,294 shares held through the ESOP and 17,500 shares covered by stock options; also includes 123,948 shares held by Mr. Cochran's spouse as to which Mr. Cochran disclaims beneficial ownership.


 (7) Includes 26,036 shares held through the ESOP and 15,000 shares covered by stock options.


 (8) Includes 12,000 shares covered by stock option and the following shares over which Mr. Freeman shares voting and investment power: 3,550 shares jointly owned with his spouse and 800 shares in a family trust.


 (9) Includes 6,000 shares covered by stock options.


(10) Includes 13,752 shares covered by stock options and 22,980 shares held through the ESOP; also includes 2,970 shares jointly owned with spouse over which Mr. McCall shares voting and investment power.



(11) Includes 900 shares owned by her son as to which Ms. McKinney disclaims beneficial ownership; also includes 1,230 shares held in an IRA and 10,770 shares covered by stock options.


(12) Includes 914 shares held through the ESOP and 3,900 shares covered by stock options.


(13) Includes 6,938 shares held by Mr. Martin's daughter as to which Mr. Martin disclaims beneficial ownership; also includes 6,000 shares covered by stock options.



(14) Includes 14,012 shares in a pension plan and 9,000 shares covered by stock options; also includes 6,000 shares held jointly with Mr. Mitchell's spouse over which Mr. Mitchell shares voting and investment power.



(15) Includes 584 shares held in Mr. Ortega's IRA, 1,296 shares held in the ESOP, 8,400 shares covered by stock options and 404 shares held in Mr. Ortega's spouse's IRA as to which Mr. Ortega disclaims beneficial ownership; also includes 7,128 shares held as custodian for Mr. Ortega's children over which Mr. Ortega shares voting and investment power.



(16) Includes 1,242 shares held in Mr. Walden's IRA, 10,800 shares covered by stock options, and 1,286 shares held in Mr. Walden's spouse's IRA as to which Mr. Walden disclaims beneficial ownership; also includes 2,634 shares held jointly with Mr. Walden's spouse over which Mr. Walden shares voting and investment power.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, Columbia will have shares 7,940,682 (8,090,682 if the Underwriters' exercise their over-allotment option in full) of Common Stock outstanding. The 1,000,000 shares sold in the Offering (1,150,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable on the public market without restriction or further registration under the Securities Act, except to the extent that such shares are held by an affiliate of Columbia. The holders of 1,725,158 shares have entered into agreements (the "Lock-Up Agreements") with the Underwriter not to offer, sell, or otherwise dispose of any equity securities of Columbia for 180 days after the closing of the Offering (the "Lock-Up Period") without the prior written consent of the Underwriter. The Underwriter may, in its sole discretion, at any time without notice, release all or any part of the shares subject to the Lock-Up Agreements during the Lock-Up Period.



     In general, Rule 144, as currently in effect, provides that any person who has beneficially owned shares of an SEC-regulated company for at least one year, including an "affiliate" (as defined in Rule 144), is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(i) the average weekly trading volume during the four calendar weeks preceding the sale or (ii) 1% of the shares of the Common Stock then outstanding. Sales under Rule 144 are subject to certain manner of sale restrictions, notice requirements, and the availability of current public information concerning Columbia. A person who is not an affiliate of Columbia, and who has not been an affiliate within three months prior to the sale, generally may sell shares without regard to the limitations of Rule 144 provided that the person has held such shares for a period of at least two years.


     Any employee, director, or officer of Columbia who holds shares purchased under a written compensation plan or contract (including options) entered into prior to the Offering is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell such shares without having to comply with the public information, holding period, volume limitations, or notice requirements of Rule 144. For a description of options outstanding under Columbia's compensation plans, see "Management -- Executives and Employee Compensation Plans."

     There has been only a limited market for the Common Stock prior to the Offering, and no prediction can be made of the effect, if any, that the sale or availability for sale of shares of Common Stock will have on its market price. Sales of substantial amounts of such shares in the public market could adversely affect the market price of the Common Stock. See "Risk Factors -- Limited Market for the Common Stock."

                          DESCRIPTION OF CAPITAL STOCK


     The Articles of Incorporation of Columbia authorize the issuance of up to 10 million shares of Common Stock with no par value. As of October 9, 1998, there were 6,940,682 shares of Common Stock issued and outstanding held by a total of 1,117 shareholders. Subject to the rights of holders of any preferred stock which may be outstanding, holders of Common Stock are entitled to receive dividends if and when declared by the Columbia Board from any funds legally available for such purpose. Each outstanding share of Common Stock has the same relative rights and preferences as each other share of Common Stock, including the rights to the net assets of the corporation upon liquidation. Each share is entitled to one vote on matters submitted to a vote of shareholders. Holders of Common Stock are not entitled to preemptive rights and may not cumulate votes in the election of directors. The election of candidates to the Columbia Board and most other corporate matters subject to shareholder approval require the approval of a simple majority of all votes entitled to be cast on the matter. Certain other matters require a supermajority (75%) vote. See "Description of Capital Stock -- Anti-Takeover Provisions -- Columbia's Articles of Incorporation."



     Columbia's Articles also authorize the issuance of preferred stock, and permit the Columbia Board to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of preferred stock without any vote or action by Columbia's shareholders. Columbia has never issued preferred stock, and presently has no plans to do so. See "Description of Capital Stock -- Anti-Takeover Provisions -- Columbia's Articles of Incorporation."


LIMITATION OF LIABILITY AND INDEMNIFICATION

     Under the Oregon Business Corporation Act, a corporation's Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, Columbia's Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to directors; (iv) any transaction from which the director received an improper or illegal personal benefit; or (v) any act or omission for which the elimination of liability is not permitted under the Oregon Business Corporation Act.

     Columbia's Articles allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of Columbia or any of its subsidiaries, is or was a fiduciary under the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of Columbia or its subsidiaries, or is or was serving at Columbia's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

ANTI-TAKEOVER PROVISIONS -- LEGISLATION

     Columbia is subject to the Oregon Business Corporation Act, ORS 60.001 through 60.992, which includes a number of provisions affecting shareholders' rights. One such provision is contained in ORS 60.357, under which corporate directors, when evaluating a proposed tender or exchange offer, merger, acquisition, or similar proposal, "may, in determining what they believe to be in the best interests of the corporation, give due consideration to the social, legal, and economic effects on employees, customers, and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, the economy of the state and nation, the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation and other relevant factors." This statute permits the Board of Columbia, when evaluating a proposal for the merger, consolidation, or sale of Columbia, to consider the interests of groups or constituents other than Columbia's shareholders.


     Columbia is also subject to the Oregon Business Combination Act (the "OBCA"). The OBCA generally provides that if a person (an "Interested Shareholder") acquires voting stock of an Oregon corporation in a transaction resulting in such person owning 15% or more of the total voting stock of such corporation, then the corporation and the Interested Shareholder may not engage in certain business combination transactions for three years following the date of such acquisition. "Business combination transactions" include (i) a merger or plan of share exchange; (ii) any sale, lease, mortgage, or other disposition of corporate assets where the assets have an aggregate market value of 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock; and (iii) certain transactions that result in the issuance of capital stock of, or loans by, the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the acquisition, owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers, and certain employee benefit plans); (ii) prior to the completion of the acquisition the Board of Directors approves either the business combination transaction or the acquisition; or (iii) after the completion of the acquisition the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares owned by the Interested Shareholder) approve the business combination transaction. A corporation may provide in its articles of incorporation or bylaws that the OBCA does not apply to its shares. Columbia has not adopted such a provision and does not presently plan to do so.


     In addition, the provisions of ORS 60.801 to 60.816, known as the Oregon Control Share Act (the "OCSA"), also apply to Columbia. In brief, this statute provides that a person or persons who acquire no less than 20% of the voting shares of a corporation in a "control share acquisition," as defined in the statute, lose the right to vote the shares unless such voting rights are restored through a majority vote of the remaining shareholders. A person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding, more than 20%, 33 1/3%, or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote such shares ("Control Shares") unless voting rights are accorded to the Control Shares by the holders of a majority of the outstanding voting shares, excluding such Control Shares and shares held by insiders. The vote is required at the time an Acquiring Person's holdings exceed 20% of the total voting power of a company, and again at the time the Acquiring Person's holding exceed 33 1/3% and 50%, respectively. "Acquiring Person" is broadly defined to include persons acting as a group. The Acquiring Person may, but is not required to, submit to Columbia an "Acquiring Person Statement" setting forth certain information about the Acquiring Person and its plans with respect to Columbia. The Acquiring Person Statement may also request that Columbia call a special meeting of shareholders to determine whether the Control Shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of Control Shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person's Control Shares are accorded voting rights and represent a majority or more of all voting power, shareholders who vote against restoring such voting rights are entitled to the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the Control Shares.

     The OCSA and the OBCA effectively encourage any potential acquirer to negotiate with Columbia's Board of Directors, and discourage certain potential acquirers unwilling to comply with their provisions. A corporation may provide in its articles of incorporation or bylaws that these laws shall not apply to its shares. Columbia has not adopted such provisions and does not currently intend to do so. These laws may make Columbia less attractive for takeover, and shareholders, therefore, may not benefit from a rise in the price of the Common Stock that could result from a takeover. The limitations of these laws are in addition to regulatory restrictions on acquisitions of the stock of banks and bank holding companies under the BHCA. See "Supervision and Regulation -- Federal Bank Holding Company Regulation."

     Finally, Columbia is subject to the reporting requirements of, and the Common Stock is registered under, the Securities Exchange Act of 1934, as amended (the "1934 Act"). Any person who acquires Common Stock and, after giving effect to such acquisition, holds more than 5% of the outstanding shares of Common Stock, is required to report such acquisition to the Securities and Exchange Commission (the "SEC") under Section 13 of the 1934 Act. Therefore, a person intending to acquire control of Columbia will be obligated to make such intentions public, even prior to being required to report such transactions to the Federal Reserve under the BHCA. See "Supervision and Regulation."


ANTI-TAKEOVER PROVISIONS -- COLUMBIA'S ARTICLES OF INCORPORATION

     In addition to the laws discussed above, Columbia's Articles of Incorporation contain provisions that could make the acquisition of Columbia through a tender offer, proxy contest, or merger difficult for a potential suitor opposed by the Board. These provisions are: (i) staggered terms for directors; (ii) a prohibition against shareholder removal of a director except for "cause," including breaches of a director's duty of loyalty to the corporation and acts or omission not taken in good faith; (iii) a super majority (75%) voting share approval requirement for a merger or acquisition proposal which has not been approved by a majority of Columbia's directors; and (iv) a requirement that shareholders wishing to bring a matter for a vote before an annual shareholders' meeting provide prior notice and other information to Columbia. There is also a supermajority (75%) voting share approval requirement for any amendments to these provisions.

     Columbia's Articles also authorize the issuance of voting preferred stock. This authorization, although useful as a financing tool, could potentially be used by management to make more difficult uninvited attempts to acquire control of Columbia. For example, Columbia could issue preferred stock to dilute the ownership interest of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling authorized but unissued shares to a friendly third party. The rights of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could effectively delay, defer, or prevent a change of control of Columbia without further action by the shareholders, and may adversely affect the voting and other rights of the holders of Common Stock.

TRANSFER AGENT AND CERTIFICATES

     The transfer agent and registrar of the Common Stock is Norwest Bank Minnesota, N.A., P.O. Box 64874, St. Paul, MN, 55164-0874. The telephone numbers of the transfer agent are (612) 450-4064 and (800) 468-9716. The telecopy number of the transfer agent is (612) 450-4163.

                                  UNDERWRITING


     The underwriters named below (the "Underwriters") for which Pacific Crest Securities Inc. is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from Columbia the number of shares of Common Stock indicated below opposite their respective name:



                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Pacific Crest Securities Inc. ..............................
          Total.............................................
                                                               =======



     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and various other conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the shares of the Common Stock offered hereby, if any are purchased (except for any shares that may be purchased through exercise of the Underwriters' over-allotment option, which may be exercised by the Underwriters in whole or in part in their discretion).



     The Representative has advised Columbia that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover of this Prospectus and to certain dealers at such price, less
a concession not in excess of $    per share. After the Offering, the public
offering price and other selling terms may be changed by the Representative. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.



     Prior to the Offering, there has been only a limited public market for the Common Stock. Accordingly, the public offering price has been determined by negotiation between Columbia and the Representative. Among the factors considered in determining the public offering price were the recent bid prices quoted by market makers in the Common Stock, Columbia's present and historical results of operations, Columbia's current financial condition, estimates of the business potential and prospects of Columbia, economic conditions in Columbia's market area, the experience of Columbia's management, the economics of the industry in general, the general condition of the equity markets at the time of the Offering, and other relevant factors. There can be no assurance that an active trading market will develop for the Common Stock, that purchasers in the Offering will be able to sell their shares at or above the Offering price, or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the Offering.



     Columbia has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. To the extent the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional shares of Common Stock as is proportionate to such Underwriter's initial commitment to purchase shares from the Company. The Underwriters may exercise this option solely to cover over-allotments, if any, incurred in connection with the sale of shares of Common Stock offered through this Prospectus.



     The Underwriting Agreement provides that Columbia has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.



     Certain of Columbia's executive officers and directors, together with the one Columbia shareholder who owns more than 5% of the Common Stock, have agreed that, for a period ending 180 days after the closing of the Offering, they will not, without the prior written consent of the Representative, directly or indirectly offer for sale, sell, contract to sell or grant any option to sell (including, without limitation, any short sale), pledge, establish an open "put-equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, transfer, assign or otherwise dispose of any shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock, or any option, warrant or other right to acquire such shares, or publicly announce the intention to do any of the foregoing.


     During and after the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock. Syndicate share positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from Columbia in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.



     The Representative has advised Columbia that the Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus to any accounts over which they exercise discretionary authority. In addition, the Underwriters are subject to NASD Rule 2720(1), under which no NASD member may execute in a discretionary account any sale of Common Stock offered by this Prospectus without the prior written approval of the customer.


     Columbia has applied for approval to list the Common Stock on the Nasdaq National Market under the symbol "CBBO."

     The foregoing is a brief summary of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the form of Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. See "Available Information."

                                    EXPERTS

     The Consolidated Financial Statements of Columbia as of December 31, 1997, 1996, and 1995, and for each of the years then ended, and the Consolidated Financial Statements of Valley as December 31, 1997, 1996, and 1995, and for each of the years then ended, which are included in this Prospectus and in the Registration Statement, have been included in reliance upon the reports of Moss Adams LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of Moss Adams LLP as experts in accounting and auditing.

                                 LEGAL MATTERS


     The validity of the Common Stock offered by this Prospectus and certain other legal matters will be passed upon for Columbia by its outside counsel, Bennett H. Goldstein, Attorney at Law, Portland, Oregon. Certain legal matters will be passed upon for the Underwriters by the law firm of Graham & Dunn PC, Seattle, Washington.

                             AVAILABLE INFORMATION

     Columbia is a reporting company under the Exchange Act. It files quarterly and annual reports and other information with the SEC. Columbia has also filed a Form S-1 registration statement (the "Registration Statement") with the SEC under the Securities Act in connection with the Offering. This Prospectus is part of the Registration Statement, but it does not contain all of the information contained in the Registration Statement, such as exhibits. Statements and summaries in this Prospectus about the contents of a contract or other document are not necessarily complete. All such statements and summaries are qualified in their entirety by reference to the copy of the contract or document filed as an exhibit to the Registration Statement.

     A copy of the Registration Statement may be examined free of charge at the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement or any part of it may be obtained from the Public Reference Section of the SEC upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained from the website that the SEC maintains at http://www.sec.gov. In addition, copies of quarterly and annual reports and other filings with the SEC made by Columbia may be examined or obtained in the same manner.

     For further information about Columbia, please see the Registration Statement and the reports, proxy statements, and other information filed by Columbia with the Commission.

                         GLOSSARY OF CERTAIN KEY TERMS


"Board"                       Board of Directors.
"BHCA"                        The Bank Holding Company Act of 1956, as amended.
"BIF"                         The Bank Insurance Fund.
"Columbia"                    Columbia Bancorp, an Oregon corporation and registered bank holding company. Columbia is the parent corporation of
                              Columbia River Bank, referred to herein as "CRB." Unless
                              otherwise noted, the discussions of and references in this
                              Prospectus to Columbia and Columbia's activities, financial condition, and business include Columbia's subsidiary, CRB.
                              "Columbia Bancorp" is used in the Section entitled
                              "Management" to refer to the holding company only and does not include CRB.
"Common Stock"                The shares of common stock of Columbia, no par value,
                              described in this Prospectus.
"CRA"                         The Community Reinvestment Act.
"CRB"                         Columbia River Bank, an Oregon state-chartered banking
                              corporation and the wholly-owned subsidiary of Columbia.
"Datatech"                    Datatech of Oregon, Inc., an Oregon business corporation.
"Datatech Banks"              The Oregon community banks that are the shareholders of
                              Datatech, including CRB and Valley Community Bank.
"ESOP"                        Columbia's Employee Stock Ownership Plan.
"FDIC"                        The Federal Deposit Insurance Corporation.
"FDICIA"                      The Federal Deposit Insurance Corporation Improvement Act.
"Federal Reserve"             The Board of Governors of the Federal Reserve System.
"Interstate Act"              The Riegle-Neal Interstate Banking and Branching Efficiency
                              Act of 1994.
"Juniper"                     Juniper Banking Company, an Oregon state-chartered banking corporation with which CRB merged effective January 1, 1995.
"Klickitat"                   Klickitat Valley Bank, a Washington state-chartered banking corporation acquired by Columbia in 1996.
"NASD"                        National Association of Securities Dealers.
"ORS"                         Oregon Revised Statutes.
"Offering"                    The offering of shares of Common Stock as described in this
                              Prospectus.
"Primevest"                   Primevest Financial Services, Inc., a registered securities broker-dealer.
"Prospectus"                  This Prospectus, which describes the Offering.
"Registration Statement"      The Registration Statement on Form S-1, of which this
                              Prospectus forms a part, filed with the SEC by Columbia
                              under the 1933 Act, for the purpose of registering the
                              Common Stock described in this Prospectus.
"Representative"              Pacific Crest Securities Inc. as representative for the
                              several Underwriters.
"SEC"                         The United States Securities and Exchange Commission.
"Valley"                      Valley Community Bancorp, an Oregon business corporation and registered bank holding company. Valley is the parent
                              corporation of Valley Community Bank, an Oregon
                              state-chartered banking corporation with its principal
                              office in McMinnville, Oregon. Unless otherwise noted, the discussions of and references in this Prospectus to Valley and Valley's activities, financial condition, and business include Valley Community Bank.
"Underwriters"                Pacific Crest Securities Inc. and the other Underwriters
                              named in the section of the Prospectus entitled
                              "Underwriting."

"Y2K"                         The Year 2000.
"1933 Act"                    The Securities Act of 1933, as amended, and the rules and
                              regulations issued thereunder.
"1934 Act"                    The Securities Exchange Act of 1934, as amended, and the
                              rules and regulations issued thereunder.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COLUMBIA BANCORP
Independent Auditor's Report................................   F-1
Consolidated Financial Statements
  Balance sheets............................................   F-2
  Statements of income......................................   F-3
  Statements of changes in stockholders' equity.............   F-5
  Statements of cash flows..................................   F-6
  Notes to consolidated financial statements................   F-7

VALLEY COMMUNITY BANCORP
Independent Auditor's Report................................  F-24
Consolidated Financial Statements
  Balance sheets............................................  F-25
  Statements of income......................................  F-26
  Statements of changes in stockholders' equity.............  F-27
  Statements of cash flows..................................  F-28
  Notes to financial statements.............................  F-29

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Columbia Bancorp and Subsidiary

     We have audited the accompanying consolidated balance sheets of Columbia Bancorp and Subsidiary as of December 31, 1996 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1995, 1996, and 1997. These financial statements are the responsibility of Columbia Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Bancorp and Subsidiary as of December 31, 1996 and 1997, and the results of its operations and cash flows for the years ended December 31, 1995, 1996, and 1997, in conformity with generally accepted accounting principles.

Moss Adams LLP
Portland, Oregon
January 23, 1998,
except for Note 20, as to which the
date is September 12, 1998

                        COLUMBIA BANCORP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                DECEMBER 31,
                                                            --------------------     JUNE 30,
                                                              1996        1997         1998
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
Cash and due from banks...................................  $ 16,030    $ 16,878     $ 18,551
Federal funds sold........................................     7,367       2,834        4,230
                                                            --------    --------     --------
          Total cash and cash equivalents.................    23,397      19,712       22,781
                                                            --------    --------     --------
Investment securities available-for-sale..................     9,714      31,310       29,338
Investment securities held-to-maturity....................    41,098      16,728       17,183
Restricted equity securities..............................       672         766          795
                                                            --------    --------     --------
          Total investment securities.....................    51,484      48,804       47,316
                                                            --------    --------     --------
Loans held-for-sale.......................................        --       2,714        7,990
Loans, net of allowance for loan losses and unearned loan
  fees....................................................   118,228     152,505      164,989
Property and equipment, net of depreciation...............     4,881       5,257        5,223
Accrued interest receivable...............................     1,948       2,185        2,697
Other assets..............................................       364         650        2,114
                                                            --------    --------     --------
          Total assets....................................  $200,302    $231,827     $253,110
                                                            ========    ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand deposits.....................  $ 33,549    $ 46,377     $ 48,927
  Interest-bearing demand deposits........................    72,671      85,503       86,602
  Savings accounts........................................    22,833      22,744       25,925
  Time certificates and IRA accounts......................    49,691      46,944       56,967
                                                            --------    --------     --------
          Total deposits..................................   178,744     201,568      218,421
Notes payable.............................................       600       5,264        8,218
Accrued interest payable and other liabilities............     1,425       2,008        1,548
                                                            --------    --------     --------
          Total liabilities...............................   180,769     208,840      228,187
                                                            --------    --------     --------
Employee stock ownership plan shares subject to put
  option..................................................     1,058       1,430        2,352
                                                            --------    --------     --------
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 10,000,000 shares authorized
     with 2,254,841, 2,288,451 and 3,468,391 issued and
     outstanding in 1996, 1997, and 1998, respectively....     5,139       5,528        5,954
  Additional paid-in capital..............................     6,318       6,318        6,318
  Retained earnings.......................................     8,087      11,131       12,657
  Accumulated other comprehensive income, net of tax......       (11)         10           (6)
  Less employee stock ownership plan shares subject to put
     option...............................................    (1,058)     (1,430)      (2,352)
                                                            --------    --------     --------
          Total stockholders' equity......................    18,475      21,557       22,571
                                                            --------    --------     --------
          Total liabilities and stockholders' equity......  $200,302    $231,827     $253,110
                                                            ========    ========     ========

            See independent auditor's report and accompanying notes.

                        COLUMBIA BANCORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                         YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                       -----------------------------    --------------------------
                                        1995       1996       1997         1997           1998
                                       -------    -------    -------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans.........  $10,612    $11,855    $14,764      $6,860         $8,417
  Interest on investments:
     Taxable investment securities...    2,118      2,094      2,258       1,205            863
     Nontaxable investment
       securities....................      659        771        736         379            419
  Interest on federal funds sold.....      343        589        221         112            110
  Other interest and dividend
     income..........................       83         76        165          23            115
                                       -------    -------    -------      ------         ------
          Total interest income......   13,815     15,385     18,144       8,579          9,924
                                       -------    -------    -------      ------         ------
INTEREST EXPENSE
  Interest on interest-bearing
     deposit and savings accounts....    2,688      2,967      3,314       1,597          1,720
  Interest on time deposit
     accounts........................    2,369      2,718      2,772       1,403          1,486
  Other borrowed funds...............      159         61        184          29            209
                                       -------    -------    -------      ------         ------
          Total interest expense.....    5,216      5,746      6,270       3,029          3,415
                                       -------    -------    -------      ------         ------
          Net interest income before
            provision for loan
            losses...................    8,599      9,639     11,874       5,550          6,509
PROVISION FOR LOAN LOSSES............       88        246        581         250            450
                                       -------    -------    -------      ------         ------
          Net interest income after
            provision for loan
            losses...................    8,511      9,393     11,293       5,300          6,059
                                       -------    -------    -------      ------         ------
NONINTEREST INCOME
  Service charges and fees...........      998      1,093      1,545         658            834
  Credit card discounts and fees.....      223        288        390         146            185
  Financial services department
     income..........................      106        159        231         115            155
  Mortgage loan origination
     processing......................       --         --         --          --            324
  Net gain on sale of loans..........       --         --         --          --            177
  Other noninterest income...........      225        259        315         118            402
                                       -------    -------    -------      ------         ------
          Total noninterest income...    1,552      1,799      2,481       1,037          2,077
                                       -------    -------    -------      ------         ------

            See independent auditor's report and accompanying notes.

                        COLUMBIA BANCORP AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                         -----------------------------    -------------------------
                                          1995       1996       1997         1997          1998
                                         -------    -------    -------    -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
NONINTEREST EXPENSES
  Salaries and employee benefits.......  $ 3,611    $ 3,965    $ 4,463      $1,997        $2,714
  Occupancy expense....................      566        653        736         372           449
  Credit card processing fees..........      162        214        254         106           124
  Office supplies......................      181        165        200          86            79
  FDIC assessment......................      166          6         20          12            18
  Data processing expense..............      233        232        304         131           183
  Other noninterest expenses...........    1,576      1,945      2,115       1,043         1,203
                                         -------    -------    -------      ------        ------
          Total noninterest expenses...    6,495      7,180      8,092       3,747         4,770
                                         -------    -------    -------      ------        ------
INCOME BEFORE PROVISION FOR INCOME
  TAXES................................    3,568      4,012      5,682       2,590         3,366
PROVISION FOR INCOME TAXES.............    1,079      1,285      1,795         828         1,147
                                         -------    -------    -------      ------        ------
NET INCOME.............................  $ 2,489    $ 2,727    $ 3,887       1,762         2,219
                                         =======    =======    =======      ------        ------
OTHER COMPREHENSIVE INCOME
  Unrealized gain on available-for-sale
     securities, net of tax............                                       (102)           19
  Reclassification for gain included in
     net income........................                                         --           (35)
                                                                            ------        ------
          Other comprehensive income...                                       (102)          (16)
                                                                            ------        ------
COMPREHENSIVE INCOME...................                                     $1,660        $2,203
                                                                            ======        ======
BASIC EARNINGS PER SHARE OF COMMON
  STOCK................................  $  0.37    $  0.40    $  0.57      $ 0.26        $ 0.32
                                         =======    =======    =======      ======        ======
DILUTED EARNINGS PER SHARE OF COMMON
  STOCK................................  $  0.36    $  0.40    $  0.55      $ 0.26        $ 0.31
                                         =======    =======    =======      ======        ======

            See independent auditor's report and accompanying notes.

                        COLUMBIA BANCORP AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                       ESOP
                                                                                      ACCUMULATED     SHARES
                                         COMMON STOCK      ADDITIONAL                    OTHER        SUBJECT        TOTAL
                                       ----------------     PAID-IN      RETAINED    COMPREHENSIVE    TO PUT     STOCKHOLDERS'
                                       SHARES    AMOUNT     CAPITAL      EARNINGS       INCOME        OPTION        EQUITY
                                       ------    ------    ----------    --------    -------------    -------    -------------
BALANCE,
  December 31, 1994..................     743    $4,954      $4,797      $ 5,750         $(315)       $  (505)      $14,681
Cash dividends.......................      --                    --         (555)           --             --          (555)
Stock options exercised..............       7        20          52           --            --             --            72
3 for 1 stock split..................   1,488        --          --           --            --             --            --
Changes in unrealized loss on
  available-for-sale securities, net
  of tax.............................      --        --          --           --           291             --           291
Changes in ESOP shares subject to put
  option.............................      --        --          --           --            --           (361)         (361)
Net income and comprehensive
  income.............................      --        --          --        2,489            --             --         2,489
                                       ------    ------      ------      -------         -----        -------       -------
BALANCE,
  December 31, 1995..................   2,238     4,974       4,849        7,684           (24)          (866)       16,617
Stock options exercised..............      10        66          28           --            --             --            94
Sale of common stock.................       7        99          --           --            --             --            99
Transfer to surplus..................      --        --       1,441       (1,441)           --             --            --
Changes in unrealized loss on
  available-for-sale securities, net
  of tax.............................      --        --          --           --            12             --            12
Changes in ESOP shares subject to put
  option.............................      --        --          --           --            --           (192)         (192)
Cash dividends.......................      --        --          --         (702)           --             --          (702)
Cash dividends declared..............      --        --          --         (180)           --             --          (180)
Net income and comprehensive
  income.............................      --        --          --        2,727            --             --         2,727
                                       ------    ------      ------      -------         -----        -------       -------
BALANCE,
  December 31, 1996..................   2,255     5,139       6,318        8,088           (12)        (1,058)       18,475
Stock options exercised..............      21       214          --           --            --             --           214
Sale of common stock.................      12       175          --           --            --             --           175
Changes in unrealized loss on
  available-for-sale securities, net
  of tax.............................      --        --          --           --            (2)            --            (2)
Gain on securities transferred from
  held-to-maturity to
  available-for-sale.................      --        --          --           --            22             --            22
Changes in ESOP shares subject to put
  option.............................      --        --          --           --            --           (372)         (372)
Cash dividends.......................      --        --          --         (613)           --             --          (613)
Cash dividends declared..............      --        --          --         (229)           --             --          (229)
Net income and comprehensive
  income.............................      --        --          --        3,887            --             --         3,887
                                       ------    ------      ------      -------         -----        -------       -------
BALANCE,
  December 31, 1997..................   2,288     5,528       6,318       11,133             8         (1,430)       21,557
Stock options exercised..............      16       195          --           --            --             --           195
Sale of common stock.................       9       235          --           --            --             --           235
3 for 2 stock split..................   1,155        (4)         --           --            --             --            (4)
Changes in ESOP shares subject to put
  option.............................      --        --          --           --            --           (921)         (921)
Cash dividend declared...............      --        --          --         (693)           --             --          (693)
Net income and comprehensive
  income.............................      --        --          --        2,219           (17)            --         2,202
                                       ------    ------      ------      -------         -----        -------       -------
BALANCE,
  June 30, 1998 (Unaudited)..........   3,468    $5,954      $6,318      $12,659         $  (9)       $(2,351)      $22,571
                                       ======    ======      ======      =======         =====        =======       =======

            See independent auditor's report and accompanying notes.

                        COLUMBIA BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,              JUNE 30,
                                                              ------------------------------   -------------------------
                                                                1995       1996       1997        1997          1998
                                                              --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  2,489   $  2,727   $  3,887    $  1,762      $  2,219
  Adjustments to reconcile net income to net cash from
    operating activities:
    Amortization of premiums and discounts of investment
      securities............................................         6         --         30          --            --
    (Gain) loss on write-down of property and equipment.....        24         --         (1)         --            --
    Loss on sale of available-for-sale securities...........        --         --          4          --            --
    (Gain) loss on call of held-to-maturity investment
      securities............................................        10         --          7          --           (35)
    Depreciation............................................       322        380        449         226           241
    Federal Home Loan Bank stock dividend...................       (38)       (49)       (53)        (12)          (29)
    Benefit for deferred income taxes.......................       (96)      (168)      (278)         --          (144)
    Provision for loan losses...............................        88        246        581         250           450
  Increase (decrease) in cash due to changes in certain
    assets and liabilities:
    Accrued interest receivable.............................      (142)      (132)      (237)       (586)         (512)
    Other assets............................................      (100)       478         (8)        (30)       (1,464)
    Accrued interest payable and other liabilities..........       158        272        533         268          (455)
                                                              --------   --------   --------    --------      --------
         Net cash from operating activities.................     2,721      3,754      4,914       1,878           271
                                                              --------   --------   --------    --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of available-for-sale securities...     1,351         --      1,647          --         3,086
  Proceeds from the maturity of available-for-sale
    securities..............................................     7,589      4,718     12,517       1,200        11,724
  Proceeds from the maturity of held-to-maturity
    securities..............................................    11,913     14,795      3,576       3,400           592
  Purchases of held-to-maturity securities..................   (12,226)   (15,266)    (4,534)     (2,898)         (741)
  Purchases of available-for-sale securities................    (1,349)    (6,769)   (10,454)     (1,375)      (13,000)
  Purchases of restricted equity securities.................       (33)        --        (41)         --            --
  Net change in loans made to customers.....................   (14,195)   (14,296)   (37,571)    (24,460)      (18,209)
  Proceeds from the sale of property and equipment..........        --         40         --          --            --
  Payments made for purchase of property and equipment......      (449)    (1,446)      (822)       (283)         (193)
                                                              --------   --------   --------    --------      --------
         Net cash from investing activities.................    (7,399)   (18,224)   (35,682)    (24,416)      (16,741)
                                                              --------   --------   --------    --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in demand deposit and savings accounts.........     3,775     18,144     25,570      11,448         6,829
  Net change in time deposits and IRA accounts..............    12,296      1,725     (2,746)      3,589        10,022
  Borrowings of long-term debt..............................       600         --        663       3,600         2,700
  Repayments of long-term debt..............................    (1,281)      (600)        --          --            --
  Net decrease in federal funds purchased...................    (1,500)        --         --          --            --
  Dividends paid............................................      (555)      (702)      (793)       (385)         (693)
  Proceeds from stock options exercised and purchases of
    common stock............................................        71        193        389         236           426
  Net increase (decrease) in short-term borrowings..........      (164)       224      4,000        (322)          255
                                                              --------   --------   --------    --------      --------
         Net cash from financing activities.................    13,242     18,984     27,083      18,166        19,539
                                                              --------   --------   --------    --------      --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..........................................     8,564      4,514     (3,685)     (4,372)        3,069
CASH AND CASH EQUIVALENTS, beginning of period..............    10,319     18,883     23,397      23,397        19,712
                                                              --------   --------   --------    --------      --------
CASH AND CASH EQUIVALENTS, end of period....................  $ 18,883   $ 23,397   $ 19,712    $ 19,025      $ 22,781
                                                              ========   ========   ========    ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid in cash.....................................  $  5,088   $  5,677   $  6,250    $  2,992      $  3,419
                                                              ========   ========   ========    ========      ========
  Taxes paid in cash........................................  $  1,210   $  1,459   $  2,069    $    435      $    645
                                                              ========   ========   ========    ========      ========
SCHEDULE OF NONCASH ACTIVITIES
  Unrealized gain on securities transferred from
    held-to-maturity to available-for-sale, net of tax......  $     --   $     --   $     24    $     --      $     --
                                                              ========   ========   ========    ========      ========
  Change in unrealized loss on available-for-sale
    securities, net of tax..................................  $    292   $     12   $     (2)   $   (102)     $    (16)
                                                              ========   ========   ========    ========      ========
  Cash dividend declared and payable after year-end.........  $     --   $    180   $    228    $     --      $     --
                                                              ========   ========   ========    ========      ========

            See independent auditor's report and accompanying notes.

                        COLUMBIA BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND NATURE OF OPERATIONS -- Columbia Bancorp (Bancorp) was incorporated on October 3, 1995, and became the holding company of Columbia River Banking Company (Columbia or Bank) through merger. The merger was approved by a statutory majority of the stockholders of the Bank at a special meeting of shareholders on December 21, 1995. Approval from all of the Bank's regulatory agencies was also received in December 1995. The effective date of the merger was January 1, 1996, and the transaction was consummated on January 13, 1996, on which date Bancorp acquired 100% of the common stock of Columbia, and the shareholders of Columbia became shareholders of Bancorp under a one-for-one exchange of shares. Since the consummation on January 13, 1996, was essentially executory in nature and the required shareholder and regulatory approvals had been obtained prior to December 31, 1995, the accompanying consolidated financial statements have been accounted for in a manner similar to a pooling-of-interests and prepared to reflect the change in reporting entity as of December 31, 1995. Substantially all activity of Bancorp is conducted through its subsidiary bank and all significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

     In June 1996, Columbia Bancorp acquired Klickitat Valley Bank (Klickitat), a community bank headquartered in Goldendale, Washington, with branch operations in White Salmon, Washington. The business combination was accomplished through the exchange of 8.5 shares of Bancorp common stock for each share of Klickitat common stock. The transaction was accounted for as a pooling-of-interests and, accordingly, the assets, liabilities, and stockholders' equities, and results of operations of the separate entities have been combined for 1995, 1996, and 1997 as though the entities had been combined as of the beginning of 1995.

     Bancorp's subsidiary bank is a state-chartered institution authorized to provide banking services by the states of Oregon and Washington. With its administrative headquarters in The Dalles, Oregon, the Bank operates as Columbia River Banking Company through branch facilities in The Dalles, Hood River, and Maupin, Oregon; as Juniper Banking Company (an assumed name acquired as a result of a 1994 merger transaction) through branches in Madras, Redmond, and Bend, Oregon; and, as Klickitat Valley Bank through branches in Goldendale and White Salmon, Washington. In 1997, the Bank also commenced operations of a mortgage banking division, Columbia Mortgage Group, which is headquartered in Bend, Oregon, and provides services to all commercial banking branches of the Bank. Bancorp and the Bank are subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory authorities.

     MANAGEMENT'S ESTIMATES AND ASSUMPTIONS -- In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Significant estimations made by management primarily involve the calculation of the allowance for loan losses.

     INVESTMENT SECURITIES -- The Bank is required to specifically identify its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 1996 and 1997, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

     Securities held-to-maturity -- Bonds, notes, and debentures for which the Bank has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

     Securities available-for-sale -- Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as:
(1) changes in market interest

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) rates and related changes in the prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. Fair values for these investment securities are based on quoted market prices. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

     RESTRICTED EQUITY SECURITIES -- The Bank's equity investments in the Federal Home Loan Bank and Federal Agriculture Mortgage Corporation are classified as restricted equity securities since ownership of these instruments is restricted and they do not have an active market. As restricted equity securities, these investments are carried at cost.

     LOANS, NET OF ALLOWANCE FOR LOAN LOSSES AND UNEARNED INCOME -- Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

     Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's market price, or the fair value of the collateral if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     LOANS HELD-FOR-SALE -- Mortgage loans held-for-sale are carried at the lower of cost or estimated market value. Market value is determined on an aggregate loan basis. At December 31, 1996, the Bank held no mortgage loans for sale. At December 31, 1997, mortgage loans held-for-sale were carried at cost which approximated market.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 5 to 7 years for furniture and equipment and 31 1/2 years for building premises.

     OTHER REAL ESTATE -- Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the reserve for loan losses. Subsequent write-

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense. The Bank had no other real estate at December 31, 1996 and 1997.

     INCOME TAXES -- Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     STATEMENT OF CASH FLOWS -- Cash equivalents are generally all short-term investments with a maturity of three months or less. Cash and cash equivalents normally include cash on hand, amounts due from banks, and federal funds sold.

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS -- The Bank holds no derivative financial instruments. However, in the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. However, such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

     Cash and cash equivalents -- The carrying amounts of cash and short-term instruments approximate their fair value.

     Held-to-maturity and available-for-sale securities -- Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     Loans receivable -- For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposit liabilities -- The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-term borrowings -- The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Long-term debt -- The fair value of the Bank's long-term debt is estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Accrued interest -- The carrying amounts of accrued interest approximate their fair values.

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
     Off-balance-sheet instruments -- The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

     ADVERTISING -- Advertising costs are charged to expense during the year in which they are incurred.

     STOCK OPTIONS -- In October 1995, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement were elected, SFAS No. 123 requires supplemental disclosure to show any significant effects of using the new measurement criteria. The Bank has elected to continue using the measurement prescribed by APB Opinion No. 25, and accordingly, this pronouncement has had no effect on the Bank's financial position or results of operations.

     UNAUDITED INTERIM FINANCIAL DATA -- The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments, including normal recurring accruals necessary for fair presentation of results of operations for the interim periods included herein, have been made. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of results to be anticipated for the year ending December 31, 1998.

     RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which the Bank is required to adopt for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. When adopted, the unrealized gain or loss on available-for-sale securities will be recognized as a component of comprehensive income.

     Other issued but not yet required FASB statements are not currently applicable to the Bank's operations.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the 1996 and 1995 financial statements to conform with current year presentations.

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 2 -- INVESTMENT SECURITIES

     The book value and approximate market values of investment securities at December 31, 1996 and 1997, are summarized as follows (in thousands):

                                                                  GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                     COST         GAINS         LOSSES        VALUE
                                                   ---------    ----------    ----------    ---------
DECEMBER 31, 1996
Available-for-sale securities:
  U.S. Treasury securities.......................   $ 1,799        $  5         $  (2)       $ 1,802
  Obligation of U.S. government agencies.........     7,181          18           (40)         7,159
  Corporate debt securities......................       451           2            --            453
  Corporate equity securities....................       300          --            --            300
                                                    -------        ----         -----        -------
                                                    $ 9,731        $ 25         $ (42)       $ 9,714
                                                    =======        ====         =====        =======
Held-to-maturity securities:
  U.S. Treasury securities.......................   $ 2,319        $  -         $ (21)       $ 2,298
  Obligation of U.S. government agencies.........    20,821         538          (664)        20,695
  Corporate debt securities......................     2,157           8            (1)         2,164
  Mortgage-backed securities.....................       450           3            (6)           447
  Municipal securities...........................    15,351         224           (19)        15,556
                                                    -------        ----         -----        -------
                                                    $41,098        $773         $(711)       $41,160
                                                    =======        ====         =====        =======
DECEMBER 31, 1997
Available-for-sale securities:
  U.S. Treasury securities.......................   $ 3,211        $  6         $  (3)       $ 3,214
  Obligation of U.S. government agencies.........    26,930          72           (59)        26,943
  Corporate debt securities......................       854          --            (1)           853
  Corporate equity securities....................       300          --            --            300
                                                    -------        ----         -----        -------
                                                    $31,295        $ 78         $ (63)       $31,310
                                                    =======        ====         =====        =======
Held-to-maturity securities:
  Mortgage-backed securities.....................   $   157        $  1         $  (3)       $   155
  Municipal securities...........................    16,571         356            --         16,927
                                                    -------        ----         -----        -------
                                                    $16,728        $357         $  (3)       $17,082
                                                    =======        ====         =====        =======

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 2 -- INVESTMENT SECURITIES (CONTINUED)
     The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      AVAILABLE-FOR-SALE     HELD-TO-MATURITY
                                                      ------------------    ------------------
                                                       COST      MARKET      COST      MARKET
                                                      -------    -------    -------    -------
Due in one year or less.............................  $ 6,860    $ 6,850    $ 2,220    $ 2,243
Due after one year through five years...............   19,434     19,439      6,988      7,150
Due after five years through ten years..............    3,700      3,727      3,005      3,079
Due after ten years.................................    1,000        994      4,515      4,610
                                                      -------    -------    -------    -------
                                                       30,994     31,010     16,728     17,082
Corporate equity securities.........................      300        300         --         --
                                                      -------    -------    -------    -------
                                                      $31,294    $31,310    $16,728    $17,082
                                                      =======    =======    =======    =======

     For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. Mortgage-backed securities mature earlier than their weighted-average contractual maturities because of principal prepayments.

     Effective with the acquisition of Bancorp and Klickitat Valley Bank (see
Note 1), the Bank reclassified certain investments in debt securities, held by Klickitat, from held-to-maturity to available-for-sale to maintain its existing interest rate risk position and credit risk policy as permitted by financial accounting standards. At the time of transfer, the investment securities had an amortized cost of $25,243,000 and an estimated market value of $25,206,000. Recognition of the market value of the transferred investment securities resulted in an after tax adjustment to stockholders' equity at December 31, 1997, of $22,000.

     As of December 31, 1996 and 1997, investment securities with a book value of $3,283,000 and $5,337,000, respectively, have been pledged to secure public deposits as required by law.

NOTE 3 -- RESTRICTED EQUITY SECURITIES

     The composition of restricted equity securities is summarized as follows (in thousands):

                                                              1996    1997
                                                              ----    ----
Federal Home Loan Bank stock................................  $669    $756
Federal Agriculture Mortgage Corporation stock..............     3      10
                                                              ----    ----
                                                              $672    $766
                                                              ====    ====

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 4 -- LOANS

     The composition of loan balances is summarized as follows (in thousands):

                                                           1996        1997
                                                         --------    --------
Commercial.............................................  $ 32,686    $ 38,013
Agriculture............................................    16,014      22,365
Real estate............................................    55,287      75,003
Consumer...............................................    13,837      17,385
Credit card and other loans............................     1,699       1,990
                                                         --------    --------
                                                          119,523     154,756
Less: Allowance for loan losses........................      (995)     (1,639)
     Unearned loan fees................................      (300)       (612)
                                                         --------    --------
                                                         $118,228    $152,505
                                                         ========    ========

     Impairment of loans having recorded investments of $229,000 at December 31, 1996, and $1,041,000 at December 31, 1997, have been recognized in conformity with SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." The Bank's average investment in impaired loans, measured on the basis of the present value of expected future cash flows discounted at the loan's effective interest rate, was $268,000 during 1996 and $462,000 during 1997. The total allowance for loan losses related to these loans at December 31, 1996 and 1997, was approximately $34,000 and $221,000, respectively. Had the impaired loans performed according to their original terms, additional interest income of $11,000 and $59,000 would have been recognized in 1996 and 1997, respectively. No interest income has been recognized on impaired loans during the period of impairment.

NOTE 5 -- ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows (in thousands):

                                                            1995      1996      1997
                                                           ------    ------    ------
BALANCE, beginning of year...............................  $  954    $1,071    $  995
Provision for loan losses................................      88       246       581
Loans charged-off........................................    (118)     (391)      (40)
Recoveries...............................................     147        69       103
                                                           ------    ------    ------
BALANCE, end of year.....................................  $1,071    $  995    $1,639
                                                           ======    ======    ======

NOTE 6 -- PROPERTY AND EQUIPMENT

     The major classifications of property and equipment are summarized as follows (in thousands):

                                                               1996      1997
                                                              ------    ------
Land........................................................  $1,049    $1,049
Buildings and improvements..................................   4,030     4,134
Furniture and equipment.....................................   2,220     2,918
                                                              ------    ------
                                                               7,299     8,101
Less accumulated depreciation...............................  (2,418)   (2,844)
                                                              ------    ------
                                                              $4,881    $5,257
                                                              ======    ======

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 7 -- TIME DEPOSITS

     Time certificates of deposit of $100,000 and over, aggregated $12,205,000 and $8,938,000 at December 31, 1996 and 1997, respectively.

     At December 31, 1997, the scheduled maturities for all time deposits are as follows (in thousands):

1998........................................................  $35,841
1999........................................................    4,102
2000........................................................    1,723
2001........................................................      693
2002 and thereafter.........................................      493
                                                              -------
                                                              $42,852
                                                              =======

NOTE 8 -- INCOME TAXES

     The provision for income taxes consisted of the following (in thousands):

                                                    1995      1996      1997
                                                   ------    ------    ------
Current tax provision
  Federal........................................  $1,092    $1,280    $1,901
  State..........................................      83       173       172
                                                   ------    ------    ------
                                                    1,175     1,453     2,073
Deferred tax benefit
  Federal........................................     (85)     (143)     (252)
  State..........................................     (11)      (25)      (26)
                                                   ------    ------    ------
                                                      (96)     (168)     (278)
                                                   ------    ------    ------
                                                   $1,079    $1,285    $1,795
                                                   ======    ======    ======

     The components of the deferred tax benefit consisted of the following (in thousands):

                                                     1995     1996     1997
                                                     -----    -----    -----
Loan loss provision not deductible for tax.........  $ (32)   $ (93)   $(236)
Difference between book and tax recognition of
  deferred loan fees...............................     18       34       --
Difference between book and tax depreciation
  methods..........................................     11       (7)      37
Difference between accrual and cash basis tax
  reporting........................................   (102)     (71)     (58)
Deferred compensation expense......................     (6)     (51)     (43)
Other differences..................................     15       20       22
                                                     -----    -----    -----
Deferred tax benefit...............................  $ (96)   $(168)   $(278)
                                                     =====    =====    =====

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 8 -- INCOME TAXES (CONTINUED)
     The net deferred tax asset in the accompanying consolidated balance sheets consisted of the following (in thousands):

                                                              1996     1997
                                                              -----    -----
Deferred tax assets:
  Allowance for loan losses.................................  $ 200    $ 437
  Deferred compensation.....................................     59      102
                                                              -----    -----
                                                                259      539
                                                              -----    -----
Deferred tax liabilities:
  Accumulated depreciation..................................    (22)     (58)
  Conversion to accrual basis tax reporting.................   (134)     (76)
  Federal Home Loan Bank stock dividends....................    (28)     (51)
                                                              -----    -----
                                                               (184)    (185)
                                                              -----    -----
Net deferred tax assets.....................................  $  75    $ 354
                                                              =====    =====

     Management believes, based upon the Bank's historical performance, the deferred tax asset will be realized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.

     The tax provision differs from the federal statutory rate of 34% due principally to the effect of tax exemptions for interest received on municipal investments. The 1997 provision for income taxes reflects a reduction in the state income tax rate from 6.6% to 3.8%.

     A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows (dollars in thousands):

                                                    1995      1996      1997
                                                   ------    ------    ------
Federal income taxes at statutory rate...........  $1,213    $1,364    $1,931
State income tax expense, net of federal income
  tax benefit....................................      48       174       126
Effect of nontaxable interest income.............    (216)     (221)     (220)
Other............................................      34       (32)      (42)
                                                   ------    ------    ------
                                                   $1,079    $1,285    $1,795
                                                   ======    ======    ======
                                                       30%       32%       32%
                                                   ======    ======    ======

NOTE 9 -- TRANSACTIONS WITH RELATED PARTIES

     Certain directors, executive officers, and principal stockholders are customers of and have had banking transactions with the Bank, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 9 -- TRANSACTIONS WITH RELATED PARTIES (CONTINUED) present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated was as follows (in thousands):

                                                             1996      1997
                                                            ------    -------
BALANCE, beginning of year................................  $1,535    $ 2,967
Loans made................................................   1,787        634
Loans repaid..............................................    (355)    (1,303)
                                                            ------    -------
BALANCE, end of year......................................  $2,967    $ 2,298
                                                            ======    =======

     Columbia has a 14.3% shareholder interest in Datatech of Oregon, Inc. (Datatech), a bank service corporation functioning as a data processing facility for the Bank and six other community banks in Oregon. Columbia's investment in Datatech is accounted for by the cost method. Under this accounting method, Columbia recognizes income from its investment as dividends are distributed. Dividends received in excess of earnings subsequent to Columbia's investment are considered a return of investment and are recorded as reductions of cost of the investment. For the periods ended December 31, 1995, 1996, and 1997, the Bank recorded data processing expenses paid to Datatech in the amount of $206,000, $195,000, and $304,000. As of December 31, 1997, Columbia's recorded investment in Datatech was $33,000.

     The Bank has a prime rate, unsecured operating line of credit to Datatech for $80,000. The outstanding principal balance was $23,000 at December 31, 1997, and $74,000 at December 31, 1996. Interest income of $4,000 was realized by Columbia in 1996 and 1997.

NOTE 10 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

                                                            CONTRACT AMOUNTS
                                                              DECEMBER 31,
                                                           ------------------
                                                            1996       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
Financial instruments whose contract amounts
  represent credit risk:
  Commitments to extend credit...........................  $23,809    $31,314
  Undisbursed credit card lines of credit................    3,696      4,707
  Commercial and standby letters of credit...............      179        287
                                                           -------    -------
                                                           $27,684    $36,308
                                                           =======    =======

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 10 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

     Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

NOTE 11 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following table estimates fair value and the related carrying values of Bancorp's financial instruments at December 31, 1996 and 1997:

                                                          1996                     1997
                                                  ---------------------    ---------------------
                                                              ESTIMATED                ESTIMATED
                                                  CARRYING      FAIR       CARRYING      FAIR
                                                   AMOUNT       VALUE       AMOUNT       VALUE
                                                  --------    ---------    --------    ---------
                                                     (IN THOUSANDS)           (IN THOUSANDS)
Financial assets:
  Cash and due from banks.......................  $ 16,030    $ 16,030     $ 16,878    $ 16,878
  Federal funds sold............................  $  7,367    $  7,367     $  2,834    $  2,834
  Securities available-for-sale.................  $  9,714    $  9,714     $ 31,310    $ 31,310
  Securities held-to-maturity...................  $ 41,098    $ 41,160     $ 16,728    $ 17,082
  Restricted equity securities..................  $    672    $    672     $    766    $    766
  Loans held-for-sale...........................  $     --    $     --     $  2,714    $  2,714
  Loans, net of allowance for loan losses and
     unearned loan fees.........................  $118,228    $118,234     $152,505    $149,981
Financial liabilities:
  Demand and savings deposits...................  $129,053    $129,053     $154,624    $154,624
  Time deposits and IRA accounts................  $ 49,691    $ 49,717     $ 46,944    $ 46,894
  Notes payable.................................  $    600    $    600     $  5,264    $  5,264

     While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1996 and 1997, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 and 1997, should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

NOTE 12 -- CONCENTRATIONS OF CREDIT RISK

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. The majority of such customers are also depositors of the Bank. Investments in state and municipal securities are not significantly concentrated within any one region of the

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 12 -- CONCENTRATIONS OF CREDIT RISK (CONTINUED)
United States. The concentrations of credit by type of loan are set forth in
Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1997. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers in excess of $1,000,000 without approval from the Board of Directors' loan committee.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

     OPERATING LEASE COMMITMENTS -- As of December 31, 1997, the Bank leased certain properties. The approximate annual commitment for rentals under these noncancellable operating leases is summarized as follows (in thousands):

1998..................................................  $ 44
1999..................................................    44
2000..................................................    20
                                                        ----
                                                        $108
                                                        ====

     Rental expense for all operating leases was $21,000, $28,000, and $45,000 for the periods ended December 31, 1995, 1996, and 1997, respectively.

     LEGAL CONTINGENCIES -- The Bank may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no current matters expected to have a material adverse effect on the consolidated financial position or results of operations.

NOTE 14 -- NOTES PAYABLE

     The Bank is a member of the Federal Home Loan Bank (FHLB) of Seattle. As a member, the Bank has entered into an "Advances, Security and Deposit Agreement" which provides a credit arrangement with FHLB. Borrowings under the credit arrangement are collateralized by the Bank's FHLB stock as well as deposits or other instruments which may be pledged. As of December 31, 1996 and 1997, the Bank had borrowings outstanding with the FHLB of $600,000 and $4,600,000, respectively. The promissory notes mature in 1998 and 2001 and carry interest rates from 5.35% to 6.00%, respectively.

     The Bank also participates in the U.S. Treasury Department's Treasury Investment Program which facilitates the acceptance and processing of federal tax deposits. Under this program, the Bank is authorized to accumulate daily tax payments, up to authorized limits, and deploy the funds in short-term investments. In exchange, the Bank is required to issue a fully collateralized demand note to the Treasury and pay interest at the federal funds rate minus 25 basis points. No balances were outstanding in 1996. As of December 31, 1997, the Bank had $664,000 outstanding under this program.

NOTE 15 -- STOCK OPTION PLANS

     During 1993, Columbia adopted a Stock Incentive Plan (the plan) for the benefit of its employees and Board members. Under the plan as amended in 1996, options were reserved for the purchase of 300,000 shares of the Bancorp's common stock. As of December 31, 1997, the amount of shares reserved under the plan was 27,800. The plan allows for the granting of both incentive stock options and nonstatutory stock options. The option price for incentive stock options is determined by the Board of Directors and cannot be less than 100% of the fair market value of the shares on the date of grant. The incentive stock options expire ten years from the date of grant. The option price and duration of options for nonstatutory stock options is determined by the Board of Directors.

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 15 -- STOCK OPTION PLANS (CONTINUED)
     The following summarizes options available and outstanding under this plan as of December 31, 1997:

                                                                         WEIGHTED
                                                              NUMBER     AVERAGE
                                                                OF       EXERCISE
                                                              OPTIONS     PRICE
                                                              -------    --------
Options under grant -- December 31, 1994....................   24,100    $  6.33
Options granted in 1995:
  Incentive stock options...................................   45,000    $ 10.00
  Nonstatutory stock options................................   27,000    $ 10.00
Options exercised in 1995:
  Incentive stock options...................................   (5,800)   $ (8.29)
  Nonstatutory stock options................................   (1,000)   $ (7.80)
Options expired or forfeited in 1995........................     (600)   $ (6.33)
                                                              -------
Options under grant and exercisable -- December 31, 1995....   88,700    $  9.00
Options exercised in 1996:
  Inventive stock options...................................   (6,656)   $ (8.83)
  Nonstatutory stock options................................   (3,500)   $(10.00)
Options expired or forfeited in 1996........................   (1,200)   $ (9.00)
                                                              -------
Options under grant and exercisable -- December 31, 1996....   77,344    $  9.10
Options granted in 1997:
  Incentive stock options...................................   43,000    $ 16.75
  Nonstatutory stock options................................   26,000    $ 16.75
Options exercised in 1997:
  Incentive stock options...................................  (17,415)   $ (8.44)
  Nonstatutory stock options................................   (4,000)   $(16.75)
Options expired or forfeited in 1997........................       --    $    --
                                                              -------
Options under grant and exercisable -- December 31, 1997....  124,929    $ 13.17
                                                              =======
Options reserved -- December 31, 1997.......................   27,800
                                                              =======

     Had compensation cost for the Bank's 1997 grants for stock-based compensation plans been determined consistent with SFAS No. 123, the Bank's net income, and net income per common share for December 31, 1997, would approximate the pro forma amounts below. The disclosure requirements of SFAS No. 123 were not material to the 1996 consolidated financial statements.

     The fair value of each option granted during 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of 2.09%, (2) expected volatility of 32.57%, (3) risk-free rate of 6.36%; and (4) expected life of 3.75 years.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

                                                                     1997
                                                              ------------------
                                                                 AS        PRO
                                                              REPORTED    FORMA
                                                              --------    ------
Net income (in thousands)...................................   $3,887     $3,669
Basic earnings per common share.............................   $ 0.57     $ 0.54
Diluted earnings per common share...........................   $ 0.55     $ 0.52

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 16 -- EMPLOYEE BENEFIT PLANS

     In January 1988, Columbia adopted an Employee Stock Ownership Plan. The plan allows participation by all employees over the age of 20 who have also met minimum service requirements. Contributions to the plan are at the discretion of the Board of Directors and are used to purchase shares of Bancorp's common stock. Employees are not permitted to contribute individually to the plan but vest in their proportionate share of the plan interest after six years of participation. For the periods ending December 31, 1995, 1996, and 1997, Columbia contributed $150,000, $163,000, and $223,000, respectively, to the plan.

     Bancorp accounts for its ESOP in accordance with Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans." The ESOP's assets as of December 31, 1996 and 1997, were as follows:

                                                    1996       1997
                                                   -------    -------
Allocated shares.................................   73,741     85,400
                                                   =======    =======
Cash on hand.....................................  $64,000    $13,000
                                                   =======    =======

     The Bank is required to provide a "put option" to any participant who receives a stock distribution, if this stock is not readily tradable on an established market. This "put option" allows the participant to sell the stock to the Bank for its fair market value during a stipulated period of time. Accordingly, employee stock ownership plan shares subject to the put option are classified outside of permanent equity on the basis of fair market value determined by an independent appraisal.

     Columbia has also adopted a 401(k) Savings Investment Plan which allows employees to defer certain amounts of compensation for income tax purposes under
Section 401(k) of the Internal Revenue Code. Essentially, all full-time employees over the age of 20 and meeting length of service requirements are eligible to participate in the plan. Employees may elect to defer and contribute, within statutory limits, up to 10% of their annual compensation into the plan. Their contributions and those of Columbia, which are limited to 25% of employee contributions up to 4% of total participant compensation, are invested by plan trustees in employee designated funds. For the periods ending December 31, 1995, 1996, and 1997, Columbia contributed $17,000, $22,000, and $31,000, respectively, to the plan.

     Columbia has also established an employee bonus program which provides eligible participants additional compensation based upon the achievement of annual return on asset targets established by the Board of Directors. For the periods ending December 31, 1995, 1996, and 1997, additional compensation of $293,000, $159,000, and $429,000, respectively, was paid to eligible employees.

     During 1996, Columbia entered into both employment and retirement agreements with its chief executive officer. The employment agreement provides for the executive's salary and customary benefits until termination of the agreement in May 1998.

     The retirement agreement provides annual post-retirement compensation for a seven-year period after the chief executive's retirement. A portion of Columbia's obligation under the agreement has been funded with a $120,000 interest-earning investment and will be paid in annual installments of $26,000 plus interest earned on invested funds. For the year ended December 31, 1997, Columbia recorded a liability of $161,000 as its obligation for current services pursuant to the retirement plan. In the event employment of the chief executive officer is terminated prior to expiration of the agreements, all salary and benefits accrued as of the termination date and all retirement payments provided in the retirement agreement will be paid to the executive.

     Klickitat maintained a profit sharing plan covering substantially all employees. The plan provided for a discretionary employer contribution each year. Klickitat's maximum profit sharing contribution was 15% of taxable compensation for the year, limited to $150,000. There were no employer or employee contributions to this plan in 1997 when it was terminated and all covered employees became eligible under Columbia's plan.

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 16 -- EMPLOYEE BENEFIT PLANS (CONTINUED)
The employer contribution was $108,000 and $111,000 for the years ended December 31, 1995 and 1996, respectively.

     During 1996, Klickitat entered into both employment and retirement agreements with its chief executive officer. Klickitat's chief executive retired on December 31, 1996, and pursuant to the agreement, will be paid in three annual installments of $60,000. For the year ended December 31, 1996, Klickitat recorded a liability of $180,000 as its obligation for current services pursuant to the retirement plan.

NOTE 17 -- EARNINGS PER SHARE

     In 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaced standards for computing and presenting earnings per share and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under Columbia's stock option plans. Comparative earnings per share data for the years ended December 31, 1995, 1996, and 1997, have been restated to conform with the current year presentation. The following table illustrates the computations of basic and diluted earnings per share for the years ended December 31, 1995, 1996, and 1997 (in thousands except per share amounts):

                                                               INCOME         SHARES       PER SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
1995
Basic earnings per share
  Income available to common shareholders..................    $2,489          6,692         $0.37
                                                                                             =====
Effect of dilutive securities
  Outstanding common stock options.........................                      150
                                                               ------          -----
  Income available to common shareholders plus assumed
     conversions...........................................    $2,489          6,842         $0.36
                                                               ======          =====         =====
1996
Basic earnings per share
  Income available to common shareholders..................    $2,727          6,732         $0.40
                                                                                             =====
Effect of dilutive securities
  Outstanding common stock options.........................                      114
                                                               ------          -----
  Income available to common shareholders plus assumed
     conversions...........................................    $2,727          6,846         $0.40
                                                               ======          =====         =====
1997
Basic earnings per share
  Income available to common shareholders..................    $3,887          6,800         $0.57
                                                                                             =====
Effect of dilutive securities
  Outstanding common stock options.........................                      198
                                                               ------          -----
  Income available to common shareholders plus assumed
     conversions...........................................    $3,887          6,998         $0.55
                                                               ======          =====         =====

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 18 -- PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Columbia Bancorp (unconsolidated parent company only) is as follows (in thousands):

                                                               1996       1997
                                                              -------    -------
ASSETS
  Cash......................................................  $   240    $   186
  Investment securities.....................................      300        300
  Investment in subsidiaries................................   18,999     22,561
  Other assets..............................................      174        169
                                                              -------    -------
          Total assets......................................  $19,713    $23,216
                                                              =======    =======
LIABILITIES
  Dividend payable..........................................  $   180    $   229
                                                              -------    -------
          Total liabilities.................................      180        229
                                                              -------    -------
EMPLOYEE STOCK OWNERSHIP PLAN
  SHARES SUBJECT TO PUT OPTION..............................    1,058      1,430
                                                              -------    -------
STOCKHOLDERS' EQUITY
  Common stock..............................................    5,139      5,528
  Additional paid-in capital................................    6,318      6,318
  Retained earnings.........................................    8,087     11,131
  Unrealized (loss) gain on available-for-sale investment
     securities.............................................      (11)        10
  Less employee stock ownership plan shares subject to put
     option.................................................   (1,058)    (1,430)
                                                              -------    -------
          Total stockholders' equity........................   18,475     21,557
                                                              -------    -------
          Total liabilities and stockholders' equity........  $19,713    $23,216
                                                              =======    =======
REVENUES
  Equity in undistributed earnings of subsidiary bank.......  $ 1,526    $ 3,541
  Dividends.................................................    1,388        468
EXPENSES
  Administrative expenses...................................     (187)      (122)
                                                              -------    -------
       Net income...........................................  $ 2,727    $ 3,887
                                                              =======    =======
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 2,727    $ 3,887
  Adjustments to reconcile net income to net cash from
     operating activities:
     Equity in undistributed earnings of subsidiary bank....   (1,526)    (3,541)
     Changes in other assets and liabilities................      (36)         4
                                                              -------    -------
       Net cash from operating activities...................    1,165        350
                                                              -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid.......................................     (702)      (793)
  Proceeds from stock options exercised and purchases of
     common stock...........................................      193        389
                                                              -------    -------
       Net cash from financing activities...................     (509)      (404)
                                                              -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of land..........................................     (117)        --
  Purchase of held-to-maturity securities...................     (300)        --
                                                              -------    -------
       Net cash from investing activities...................     (417)        --
                                                              -------    -------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..........................................      239        (54)
CASH AND CASH EQUIVALENTS, beginning of year................        1        240
                                                              -------    -------
CASH AND CASH EQUIVALENTS, end of year......................  $   240    $   186
                                                              =======    =======

                        COLUMBIA BANCORP AND SUBSIDIARY

NOTE 18 -- PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                               1996       1997
                                                              -------    -------
SCHEDULE OF NONCASH ACTIVITIES
  Change in unrealized loss on available-for-sale
     securities, net of tax.................................  $    12    $    (2)
                                                              =======    =======
  Unrealized gain on securities transferred from
     held-to-maturity to available-for-sale, net of tax.....  $    --    $    24
                                                              =======    =======
  Cash dividend declared payable after year end.............  $   180    $   228
                                                              =======    =======

NOTE 19 -- REGULATORY MATTERS

     Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios (set forth in the table on the following page) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that Bancorp and the Bank meet all capital adequacy requirements to which it is subject.

     As of the most recent notifications from their regulatory agencies, Columbia and the Bank were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, Bancorp and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table on the following page. There are no conditions or events since that notification that management believes have changed the institutions' category.

     The actual capital amounts and ratios are also presented in the following table (dollars in thousands).

                                                                                           TO BE WELL
                                                                                       CAPITALIZED UNDER
                                                                     FOR CAPITAL       PROMPT CORRECTIVE
                                                   ACTUAL         ADEQUACY PURPOSES    ACTION PROVISIONS
                                              ----------------    -----------------    ------------------
                                              AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT      RATIO
                                              -------    -----    -------    ------    -------    -------
AS OF DECEMBER 31, 1996:
                                                                             [Greater             [Greater
                                                                             than or              than or
                                                                              equal                 equal
                                                                                to]                   to]
Total capital to risk-weighted assets         $19,532    14.2%    $11,014      8.0%    $13,768      10.0%
                                                                             [Greater
                                                                             than or              [Greater
                                                                              equal               than or
                                                                                to]                 equal
Tier I capital to risk-weighted assets        $19,544    14.2%    $ 5,507      4.0%    $ 8,260    to] 6.0%
                                                                             [Greater
                                                                             than or              [Greater
                                                                              equal               than or
                                                                                to]                 equal
Tier I capital to average assets              $19,544     9.9%    $ 7,927      4.0%    $ 9,908    to] 5.0%
AS OF DECEMBER 31, 1997:
                                                                             [Greater             [Greater
                                                                             than or              than or
                                                                              equal                 equal
                                                                                to]                   to]
Total capital to risk-weighted assets         $22,987    13.7%    $13,420      8.0%    $16,775      10.0%
                                                                             [Greater
                                                                             than or              [Greater
                                                                              equal               than or
                                                                                to]                 equal
Tier I capital to risk-weighted assets        $22,977    13.7%    $ 6,710      4.0%    $10,065    to] 6.0%
                                                                             [Greater
                                                                             than or              [Greater
                                                                              equal               than or
                                                                                to]                 equal
Tier I capital to average assets              $22,977    10.6%    $ 8,640      4.0%    $10,801    to] 5.0%

NOTE 20 -- SUBSEQUENT EVENTS (UNAUDITED)

     During 1998, Bancorp approved and completed a 3-for-2 and a 2-for-1 stock split. Earnings per share amounts contained herein reflect the effects of these transactions.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Valley Community Bancorp and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Valley Community Bancorp and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Valley Community Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Community Bancorp and Subsidiaries as of December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

Moss Adams LLP

Portland, Oregon
August 24, 1998

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Cash and due from banks.....................................    $ 2,144         $ 2,212
Federal funds sold..........................................     13,135           5,715
                                                                -------         -------
          Total cash and cash equivalents...................     15,279           7,927
                                                                -------         -------
Investment securities available-for-sale....................      3,292           2,704
Investment securities held-to-maturity......................      2,939           2,600
Restricted equity securities................................        278             284
                                                                -------         -------
          Total investment securities.......................      6,509           5,588
                                                                -------         -------
Loans, net of allowance for loan losses and unearned loan
  fees......................................................     21,745          22,045
Property and equipment, net of depreciation.................        630             607
Accrued interest receivable.................................        226             216
Other assets................................................        157             117
                                                                -------         -------
          Total assets......................................    $44,546         $36,500
                                                                =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand deposits.......................    $ 6,641         $ 6,761
  Interest-bearing demand deposits..........................     25,382          14,671
  Savings accounts..........................................        989           1,222
  Time certificates and IRA accounts........................      6,767           8,164
                                                                -------         -------
          Total deposits....................................     39,779          30,818
Federal Home Loan Bank borrowing............................         --             400
Accrued interest payable and other liabilities..............         96             141
                                                                -------         -------
          Total liabilities.................................     39,875          31,359
                                                                -------         -------
CONTINGENCIES (Note 13)
STOCKHOLDERS' EQUITY
  Preferred stock, no par value, 500,000 shares authorized,
     205,800 shares issued and outstanding..................        346             346
  Common stock, $1 par value, 2,000,000 shares authorized
     with 700,675 and 720,675 issued and outstanding in 1997
     and 1998, respectively.................................        701             721
  Surplus...................................................      1,390           1,455
  Retained earnings.........................................      2,224           2,614
  Accumulated comprehensive income, net of tax..............         10               5
                                                                -------         -------
          Total stockholders' equity........................      4,671           5,141
                                                                -------         -------
          Total liabilities and stockholders' equity........    $44,546         $36,500
                                                                =======         =======

            See independent auditor's report and accompanying notes.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED      SIX MONTHS ENDED JUNE 30,
                                                       DECEMBER 31,    ----------------------------
                                                           1997           1997             1998
                                                       ------------    -----------      -----------
                                                                       (UNAUDITED)      (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans.........................     $2,404         $1,163           $1,210
  Interest on investments:
     Taxable investment securities...................        308            162              131
     Nontaxable investment securities................         83             42               42
  Interest on federal funds sold.....................        475            107              337
  Other interest and dividend income.................          3             --               --
                                                          ------         ------           ------
          Total interest income......................      3,273          1,474            1,720
                                                          ------         ------           ------
INTEREST EXPENSE
  Interest on interest-bearing deposit and savings
     accounts........................................        796            294              397
  Interest on time deposit accounts and IRA
     accounts........................................        287            139              197
  Borrowed funds.....................................         --             --                2
                                                          ------         ------           ------
          Total interest expense.....................      1,083            433              596
                                                          ------         ------           ------
       Net interest income before provision for loan
          losses.....................................      2,190          1,041            1,124
PROVISION FOR LOAN LOSSES............................         39             18               --
                                                          ------         ------           ------
       Net interest income after provision for loan
          losses.....................................      2,151          1,023            1,124
                                                          ------         ------           ------
NONINTEREST INCOME
  Service charges and fees...........................        252            119              130
  Other noninterest income...........................         20             11                3
                                                          ------         ------           ------
          Total noninterest income...................        272            130              133
                                                          ------         ------           ------
NONINTEREST EXPENSES
  Salaries and employee benefits.....................        595            277              290
  Occupancy expense..................................        109             54               56
  Office supplies....................................         68             35               36
  FDIC assessment....................................          3              1                2
  Data processing expense............................        121             62               52
  Other noninterest expenses.........................        113             60               54
                                                          ------         ------           ------
          Total noninterest expenses.................      1,009            489              490
                                                          ------         ------           ------
INCOME BEFORE PROVISION FOR INCOME TAXES.............      1,414            664              767
PROVISION FOR INCOME TAXES...........................        448            227              251
                                                          ------         ------           ------
NET INCOME...........................................     $  966            437              516
                                                          ======
OTHER COMPREHENSIVE INCOME
  Unrealized loss on available-for-sale securities...                        (2)              (5)
                                                                         ------           ------
COMPREHENSIVE INCOME.................................                    $  435           $  511
                                                                         ======           ======
BASIC EARNINGS PER SHARE OF COMMON STOCK.............     $ 1.35         $ 0.62           $ 0.69
                                                          ======         ======           ======
DILUTED EARNINGS PER SHARE OF COMMON STOCK...........     $ 1.04         $ 0.47           $ 0.57
                                                          ======         ======           ======

            See independent auditor's report and accompanying notes.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                    ACCUMULATED
                                          PREFERRED STOCK    COMMON STOCK                              OTHER
                                          ---------------   ---------------             RETAINED   COMPREHENSIVE
                                          SHARES   AMOUNT   SHARES   AMOUNT   SURPLUS   EARNINGS      INCOME       TOTAL
                                          ------   ------   ------   ------   -------   --------   -------------   ------
BALANCE,
  December 31, 1996.....................   206      $346     701      $701    $1,390     $1,360         $ 6        $3,803
Dividends paid..........................    --        --      --        --        --       (102)         --          (102)
Changes in unrealized gain on
  available-for-sale securities, net of
  tax...................................    --        --      --        --        --         --           4             4
Net income and comprehensive income.....    --        --      --        --        --        966          --           966
                                           ---      ----     ---      ----    ------     ------         ---        ------
BALANCE,
  December 31, 1997.....................   206       346     701       701     1,390      2,224          10         4,671
Stock issued............................    --        --      20        20        65         --          --            85
Dividends paid..........................    --        --      --        --        --       (126)         --          (126)
Net income and comprehensive income.....    --        --      --        --        --        516          (5)          511
                                           ---      ----     ---      ----    ------     ------         ---        ------
BALANCE,
  June 30, 1998 (Unaudited).............   206      $346     721      $721    $1,455     $2,614         $ 5        $5,141
                                           ===      ====     ===      ====    ======     ======         ===        ======

            See independent auditor's report and accompanying notes.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                          YEAR ENDED     SIX MONTHS ENDED JUNE 30,
                                                         DECEMBER 31,    --------------------------
                                                             1997           1997           1998
                                                         ------------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...........................................    $   966         $   437       $    516
  Adjustments to reconcile net income to net cash from
     operating activities:
     Amortization of premiums and discounts of
       investment securities...........................         (3)             --             --
     Gain on sale of available-for-sale securities.....         (4)             (3)            --
     Depreciation......................................         36              16             23
     Federal Home Loan Bank stock dividend.............        (12)             (3)            (7)
     Deferred income taxes.............................          2              --             --
     Provision for loan losses.........................         39              18             --
  Increase (decrease) in cash due to changes in certain
     assets and liabilities:
     Accrued interest receivable.......................         (4)            (18)            10
     Other assets......................................        (69)             13             40
     Accrued interest payable and other liabilities....       (109)             35            147
                                                           -------         -------       --------
          Net cash from operating activities...........        842             495            729
                                                           -------         -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale and maturity of
     available-for-sale securities.....................      1,480             632            584
  Proceeds from the maturity of held-to-maturity
     securities........................................        450             350            339
  Purchases of held-to-maturity securities.............       (342)           (120)            --
  Purchases of available-for-sale securities...........     (1,052)           (500)            --
  Purchase of Federal Home Loan Bank stock.............        (19)             (9)            --
  Net change in loans made to customers................     (2,213)         (2,694)          (402)
  Payments made for purchase of property and
     equipment.........................................       (112)            (25)            --
                                                           -------         -------       --------
          Net cash from investing activities...........     (1,808)         (2,366)           521
                                                           -------         -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in demand deposit and savings accounts....      5,473           6,775        (10,163)
  Net change in time deposits and IRA accounts.........      5,933             241          1,397
  Proceeds from exercise of stock options..............         --              --             85
  Dividends paid.......................................       (102)           (102)          (126)
  Borrowings from Federal Home Loan Bank...............         --              --            400
                                                           -------         -------       --------
          Net cash from financing activities...........     11,304           6,914         (8,407)
                                                           -------         -------       --------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.....................................     10,338           5,043         (7,157)
CASH AND CASH EQUIVALENTS, beginning of year...........      4,941           4,941         15,084
                                                           -------         -------       --------
CASH AND CASH EQUIVALENTS, end of year.................    $15,279         $ 9,984       $  7,927
                                                           =======         =======       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
  Interest paid in cash................................    $ 1,078         $   426       $    585
                                                           =======         =======       ========
  Taxes paid in cash...................................    $   570         $   171       $    216
                                                           =======         =======       ========
SCHEDULE OF NONCASH ACTIVITIES
  Change in unrealized loss on available-for-sale
     securities, net of tax............................    $     4         $    (2)      $      5
                                                           =======         =======       ========


            See independent auditor's report and accompanying notes.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND NATURE OF OPERATIONS -- The consolidated financial statements include the accounts of Valley Community Bancorp (Bancorp) and its wholly-owned subsidiaries, Valley Community Mortgage Services, Valley Community Bank (Bank), and the Bank's wholly-owned subsidiary, Valley Community Financial Services, Inc. The majority of operations are conducted through the Bank. During the period ending December 31, 1997, Valley Community Mortgage Services, Inc., and Valley Community Financial Services, Inc., were substantially inactive. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

     MANAGEMENT'S ESTIMATES AND ASSUMPTIONS -- In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Significant estimations made by management primarily involve the calculation of the allowance for loan losses.

     INVESTMENT SECURITIES -- The Bank is required to specifically identify its investment securities as "held-to-maturity," "available-for-sale," or "trading accounts." Accordingly, management has determined that all investment securities held at December 31, 1997, are either "available-for-sale" or "held-to-maturity" and conform to the following accounting policies:

     Securities held-to-maturity -- Bonds, notes, and debentures for which the Bank has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

     Securities available-for-sale -- Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as:
(1) changes in market interest rates and related changes in the security's prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. Fair values for investment securities are based on quoted market prices. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

     RESTRICTED EQUITY SECURITIES -- The Bank's equity investments in the Federal Home Loan Bank and Federal Reserve Bank are classified as restricted equity securities since ownership of these instruments is restricted and they do not have an active market. As restricted equity securities, these investments are carried at cost.

     LOANS, NET OF ALLOWANCE FOR LOAN LOSSES -- Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio,

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

     Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's market price, or the fair value of the collateral, if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years for furniture and equipment and up to 40 years for building premises.

     INCOME TAXES -- Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     STATEMENT OF CASH FLOWS -- Cash equivalents are generally all short-term investments with a maturity of three months or less. Cash and cash equivalents normally include cash on hand, amounts due from banks, and federal funds sold.

     OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS -- The Bank holds no derivative financial instruments. However, in the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. However, such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

     Cash and cash equivalents -- The carrying amounts of cash and short-term instruments approximate their fair value.

     Held-to-maturity and available-for-sale securities -- Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     Loans receivable -- For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
     Deposit liabilities -- The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-term borrowings -- The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Long-term debt -- The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Accrued interest -- The carrying amounts of accrued interest approximate their fair values.

     Off-balance-sheet instruments -- The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

     ADVERTISING -- Advertising costs are charged to expense during the year in which they are incurred.

     UNAUDITED INTERIM FINANCIAL DATA -- The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments, including normal recurring accruals necessary for fair presentation of results of operations for the interim periods included herein, have been made. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of results to be anticipated for the year ending December 31, 1998.

     RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income" which the Bank is required to adopt for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. With adoption, unrealized gain or loss on available-for-sale securities has been recognized as a component of comprehensive income.

     Other issued but not yet required FASB statements are not currently applicable to Bancorp's operations.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 2 -- INVESTMENT SECURITIES

     The book value and approximate market values of investment securities at December 31, 1997, are summarized as follows (in thousands):


                                                                  GROSS         GROSS       ESTIMATED
                                                   AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                     COST         GAINS         LOSSES        VALUE
                                                   ---------    ----------    ----------    ---------
DECEMBER 31, 1997
Available-for-sale securities:
  U.S. Treasury securities.......................   $3,277         $16           $ (1)       $3,292
                                                    ======         ===           ====        ======
Held-to-maturity securities:
  U.S. Treasuries and agencies...................   $  894         $ 6           $ (4)       $  896
  State and municipal securities.................    2,045           9             (7)        2,047
                                                    ------         ---           ----        ------
                                                    $2,939         $15           $(11)       $2,943
                                                    ======         ===           ====        ======


     The amortized cost and estimated market value of investment securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          AVAILABLE-FOR-SALE    HELD-TO-MATURITY
                                                          ------------------    ----------------
                                                           COST      MARKET      COST     MARKET
                                                          -------    -------    ------    ------
Due in one year or less.................................  $  508     $  508     $  694    $  693
Due after one year through five years...................   2,769      2,784      1,552     1,563
Due after five years through ten years..................      --         --        693       687
                                                          ------     ------     ------    ------
                                                          $3,277     $3,292     $2,939    $2,943
                                                          ======     ======     ======    ======

     As of December 31, 1997, investment securities with a book value of $1,898,000 have been pledged to secure treasury, tax and loan account, and Federal Reserve discount window borrowings.

NOTE 3 -- RESTRICTED EQUITY SECURITIES

     The composition of restricted equity securities at December 31, 1997, is summarized as follows (in thousands):

Federal Home Loan Bank stock................................  $170
Federal Reserve Bank stock..................................   108
                                                              ----
                                                              $278
                                                              ====

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 4 -- LOANS

     The composition of loan balances at December 31, 1997, is summarized as follows (in thousands):

Commercial.................................................  $ 3,560
Agriculture................................................    5,215
Real estate................................................   12,666
Consumer...................................................      669
Credit card and other loans................................       34
                                                             -------
                                                              22,144
Less: Allowance for loan losses............................     (278)
      Unearned loan fees...................................     (121)
                                                             -------
                                                             $21,745
                                                             =======

     Impairment of loans having recorded investments of $45,000 at December 31, 1997, have been recognized in conformity with SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." The Bank's average investment in impaired loans, measured on the basis of the present value of expected future cash flows discounted at the loan's effective interest rate, and interest income foregone on impaired loans was immaterial during 1997.

NOTE 5 -- ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses at December 31, 1997, were as follows (in thousands):

BALANCE, beginning of year..................................  $238
Provision for loan losses...................................    39
Recoveries..................................................     1
                                                              ----
BALANCE, end of year........................................  $278
                                                              ====

NOTE 6 -- PROPERTY AND EQUIPMENT

     The major classifications of property and equipment at December 31, 1997, are summarized as follows (in thousands):

Land........................................................  $  214
Buildings and improvements..................................     549
Furniture and equipment.....................................     363
                                                              ------
                                                               1,126
Less accumulated depreciation...............................    (496)
                                                              ------
                                                              $  630
                                                              ======

NOTE 7 -- TIME DEPOSITS

     Time certificates of deposit of $100,000 and over, aggregated $1,063,000 at December 31, 1997.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 7 -- TIME DEPOSITS (CONTINUED)
     At December 31, 1997, the scheduled maturities for all time deposits are as follows (in thousands):

1998........................................................  $5,433
1999 -- 2001................................................   1,057
2002 and thereafter.........................................     277
                                                              ------
                                                              $6,767
                                                              ======

NOTE 8 -- INCOME TAXES

     The provision for income taxes for the year ended December 31, 1997, consisted of the following (in thousands):

Current tax provision
  Federal...................................................  $399
  State.....................................................    51
  Deferred tax..............................................    (2)
                                                              ----
                                                              $448
                                                              ====

     The components of the deferred tax benefit at December 31, 1997, consisted of the following (in thousands):

Loan loss provision not deductible for tax..................  $15
Difference between accrual and cash basis tax reporting.....  (17)
                                                              ---
Deferred tax benefit........................................  $(2)
                                                              ===

     The net deferred tax asset in the accompanying consolidated balance sheet consisted of the following at December 31, 1997, (in thousands):

Deferred tax assets:
  Allowance for loan losses.................................  $106
  Deferred compensation.....................................    67
                                                              ----
                                                               173
                                                              ----
Deferred tax liabilities:
  Conversion to accrual basis tax reporting.................   (96)
  Federal Home Loan Bank stock dividends....................   (92)
                                                              ----
                                                              (188)
                                                              ----
Net deferred tax liabilities................................  $(15)
                                                              ====

     Management believes, based upon the Bank's historical performance, the deferred tax asset will be realized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.


     As of December 31, 1997, Valley Community Bancorp and Subsidiaries had net operating loss carryforwards available to offset future income taxes in the approximate amount of $533,000 subject to an annual limitation of $89,000 which may be used any one year. The net operating loss expires in full in 2003.


     The tax provision differs from the federal statutory rate of 34% due principally to the effect of tax exemptions for interest received on municipal investments. The 1997 provision for income taxes reflects a reduction in the state income tax rate from 6.6% to 3.8%.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 8 -- INCOME TAXES (CONTINUED)
     A reconciliation between the statutory federal income tax rate and the effective tax rate at December 31, 1997, is as follows (dollars in thousands):

Federal income taxes at statutory rate......................  $  481
State income tax expense, net of federal income tax
  benefit...................................................      35
Effect of nontaxable interest income........................     (28)
Effect of cash basis reporting..............................       4
Other.......................................................     (44)
                                                              ------
                                                              $  448
                                                              ======
                                                               31.68%
                                                              ======

NOTE 9 -- TRANSACTIONS WITH RELATED PARTIES

     Certain directors, executive officers, and principal stockholders are customers of and have had banking transactions with the Bank, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and companies with which they are associated at December 31, 1997, was as follows (in thousands):

Balance, beginning of year..................................  $ 569
Loans made..................................................    608
Loans repaid................................................   (413)
                                                              -----
Balance, end of year........................................  $ 764
                                                              =====

     Valley Community Bank has a 14.3% shareholder interest in Datatech of Oregon, Inc. (Datatech), a bank service corporation functioning as a data processing facility for the Bank and six other community banks in Oregon. Valley's investment in Datatech is accounted for by the cost method. Under this accounting method, Valley recognizes income from its investment as dividends are distributed. Dividends received in excess of earnings subsequent to Valley's investment are considered a return of investment and are recorded as reductions of cost of the investment. For the year ended December 31, 1997, the Bank recorded data processing expenses paid to Datatech in the amount of $88,000. As of December 31, 1997, Valley's recorded investment in Datatech was $33,000.

     The Bank has a prime rate, unsecured loan to Datatech with an outstanding principal balance of $23,000 at December 31, 1997. Interest income of $2,000 was realized by the Bank in 1997.

NOTE 10 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 10 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

     Contract amounts at December 31, 1997, are as follows (in thousands):

Financial instruments whose contract amounts represent
  credit risk:
  Commitments to extend credit..............................  $3,400
  Commercial and standby letters of credit..................      50
                                                              ------
                                                              $3,450
                                                              ======

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

     Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

NOTE 11 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following table estimates fair value and the related carrying values of the Bancorp's financial instruments at December 31, 1997:

                                                              ESTIMATED
                                                  CARRYING      FAIR
                                                   AMOUNT       VALUE
                                                  --------    ---------
                                                     (IN THOUSANDS)
Financial assets:
  Cash and due from banks.......................  $ 2,144      $ 2,144
  Federal funds sold............................  $13,135      $13,135
  Securities available-for-sale.................  $ 3,277      $ 3,292
  Securities held-to-maturity...................  $ 2,939      $ 2,943
  Restricted equity securities..................  $   278      $   278
  Loans, net of allowance for loan losses
     and unearned loan fees.....................  $21,745      $21,900
Financial liabilities:
  Demand and savings deposits...................  $33,012      $33,012
  Time deposits and IRA accounts................  $ 6,767      $ 6,800

     While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bancorp to have disposed of such items at December 31, 1997, the estimated fair

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 11 -- FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997, should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of Bancorp that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

NOTE 12 -- CONCENTRATIONS OF CREDIT RISK

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. The majority of such customers are also depositors of the Bank. Investments in state and municipal securities are not significantly concentrated within any one region of the United States. The concentrations of credit by type of loan are set forth in
Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 1997.

NOTE 13 -- CONTINGENCIES

     LEGAL CONTINGENCIES -- The Bank may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no current matters expected to have a material adverse effect on the consolidated financial position or results of operations.

NOTE 14 -- STOCKHOLDERS' EQUITY -- PREFERRED STOCK

     Bancorp has issued and outstanding 205,800 shares of Series A, cumulative, convertible, no par value preferred stock. The preferred stock, issued in 1988, provides for voting rights, cumulative dividends at a rate of $.09 a share, and common stock conversion rights at a rate of $.30 per share.

NOTE 15 -- STOCK OPTION PLAN

     During 1986, Bancorp adopted a Nonqualified Stock Option Plan (the plan) for the benefit of officers and employees of the Bank. Under the plan, which was terminated in 1996, options were reserved for the purchase of 50,000 shares of common stock. During 1994, options for the purchase of 20,000 shares at a weighted average exercise price of $4.25 were granted under the plan. As of December 31, 1997, these options remained outstanding and exercisable.

NOTE 16 -- EMPLOYEE BENEFIT PLANS

     The Bank has a 401(k) profit sharing plan. All permanent employees are eligible to participate once they meet the age and length of employment requirements. For the year ended December 31, 1997, the Bank contributed $23,000 to the 401(k) profit sharing plan.

     During 1996, the Bank entered into a deferred compensation agreement with its president and chief executive officer. The agreement provides for deferral of a bonus payment for services during 1996 and 1997, in addition, the deferral of a portion of the president's monthly salary and entire bonus for any year subsequent to 1997. The deferred compensation amount will be paid out upon (1) termination of employment, (2) failure to meet specific operating ratios, or (3) a change in control of the Bank.

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 17 -- EARNINGS PER SHARE

     In 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaced standards for computing and presenting earnings per share and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under Bancorp's stock option plans.

     The following table illustrates the computations of basic and diluted earnings per share for the year ended December 31, 1997 (in thousands except per share amounts):

                                                           INCOME          SHARES        PER SHARE
                                                         (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                         -----------    -------------    ---------
Net income.............................................     $966
Less: preferred stock dividends........................      (19)
                                                            ----
BASIC EARNINGS PER SHARE
Income available to common stockholders................      947             701           $1.35
                                                            ----            ----           =====
EFFECT OF DILUTIVE SECURITIES
Options................................................                       20
Convertible preferred stock............................       19             206
                                                            ----            ----
DILUTED EARNINGS PER SHARE
Income available to common stockholders plus assumed
  conversions..........................................     $966             927           $1.04
                                                            ====            ====           =====

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 18 -- PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information for Valley Community Bancorp
(unconsolidated parent company only) is as follows (in thousands):

ASSETS
  Cash and cash equivalents.................................  $   16
  Investment in subsidiaries................................   4,670
                                                              ------
          Total assets......................................  $4,686
                                                              ======
LIABILITIES
  Deferred compensation liability...........................  $   10
                                                              ------
          Total liabilities.................................      10
                                                              ------
STOCKHOLDERS' EQUITY
  Preferred stock...........................................     346
  Common stock..............................................     701
  Surplus...................................................   1,390
  Retained earnings.........................................   2,224
  Unrealized gain on available-for-sale investment
     securities.............................................      15
                                                              ------
          Total stockholders' equity........................   4,676
                                                              ------
          Total liabilities and stockholders' equity........  $4,686
                                                              ======
REVENUES
  Equity in undistributed earnings of subsidiary bank.......  $  867
  Dividends.................................................     100
  Interest..................................................       1
EXPENSES
  Administrative expenses...................................      (2)
                                                              ------
          Net income........................................  $  966
                                                              ======
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  966
  Adjustments to reconcile net income to net cash from
     operating activities:
     Equity in undistributed earnings of subsidiary bank....    (867)
     Change in liabilities..................................      10
                                                              ------
          Net cash from operating activities................     109
                                                              ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid.......................................    (102)
                                                              ------
          Net cash from financing activities................    (102)
                                                              ------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       7
CASH AND CASH EQUIVALENTS, beginning of year................       9
                                                              ------
CASH AND CASH EQUIVALENTS, end of year......................  $   16
                                                              ======
SCHEDULE OF NONCASH ACTIVITIES
  Change in unrealized loss on available-for-sale
     securities, net of tax.................................  $    9
                                                              ======

NOTE 19 -- REGULATORY MATTERS

     Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on a bank's financial

                   VALLEY COMMUNITY BANCORP AND SUBSIDIARIES

NOTE 19 -- REGULATORY MATTERS (CONTINUED) statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, must meet specific capital guidelines that involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that Bancorp and the Bank meet all capital adequacy requirements to which they are subject.

     As of the most recent notifications from their regulatory agencies, Bancorp and the Bank were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, Bancorp and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institutions' category.


     The actual capital amounts and ratios for Bancorp and the Bank as of December 31, 1997, are also presented in the following table (dollars in thousands):


                                                                                   TO BE WELL
                                                                               CAPITALIZED UNDER
                                                             FOR CAPITAL       PROMPT CORRECTIVE
                                           ACTUAL         ADEQUACY PURPOSES    ACTION PROVISIONS
                                       ---------------    -----------------    ------------------
                                       AMOUNT    RATIO    AMOUNT     RATIO     AMOUNT      RATIO
                                       ------    -----    -------    ------    -------    -------
                                                                      [Greater             [Greater
                                                                     than or              than or
Total capital to risk-weighted                                       equal to]            equal to]
  assets.............................  $4,929    19.6%    $2,013      8.0%     $2,517      10.0%
                                                                      [Greater             [Greater
                                                                     than or              than or
Tier I capital to risk-weighted                                      equal to]            equal to]
  assets.............................  $4,651    18.4%    $1,007      4.0%     $1,510     6.0%
                                                                      [Greater             [Greater
                                                                     than or              than or
                                                                     equal to]            equal to]
Tier I capital to average assets.....  $4,651    10.3%    $1,802      4.0%     $2,253     5.0%

NOTE 20 -- SUBSEQUENT EVENTS

     On August 3, 1998, the Bancorp and Columbia Bancorp (Columbia), a bank holding company for Columbia River Bank headquartered in The Dalles, Oregon, entered into a definitive agreement whereby Columbia will acquire all of the outstanding common stock of Bancorp for $15,101,542 or $16.30 per common share. Immediately preceding the acquisition, all outstanding preferred stock of Bancorp will be converted to common shares for $.30 per share and, effective at the time of acquisition, Bancorp will recognize a liability and expense of approximately $300,000 relating to its obligation under a deferred compensation agreement with Valley Community Bank's president (see Note 16). The acquisition of Bancorp by Columbia is expected to be completed in the fourth quarter of 1998 or early 1999.

------------------------------------------------------
------------------------------------------------------

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COLUMBIA OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COLUMBIA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Summary Historical and Pro Forma
  Financial Data......................     6
Columbia Bancorp Current Summary
  Financial Data......................     7
Disclosure Regarding Forward-Looking
  Statements..........................     8
Risk Factors..........................     9
Use of Proceeds.......................    14
Capitalization........................    15
Market Price of Common Stock..........    16
Dividend Policy.......................    17
Columbia Pro Forma Financial
  Statements..........................    18
Columbia Selected Historical Financial
  Information.........................    22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    23
Business..............................    43
Supervision and Regulation............    55
Management............................    59
Certain Transactions..................    65
Principal Shareholders................    66
Shares Eligible for Future Sale.......    68
Description of Capital Stock..........    69
Underwriting..........................    72
Experts...............................    73
Legal Matters.........................    73
Available Information.................    74
Glossary of Certain Key Terms.........    75
Index to Financial Statements.........    77


                            ------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,000,000 SHARES


                                      LOGO


                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                         PACIFIC CREST SECURITIES INC.
                                            , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock offered hereby.



Securities and Exchange Commission Registration Fee.........  $  3,392
NASD Filing Fee.............................................  $  1,650
Nasdaq Listing Fee..........................................  $ 68,375
Printing and Engraving Expenses.............................  $ 30,000
Legal Fees and Expenses.....................................  $ 30,000
Accounting Fees and Expenses................................  $ 25,000
Blue Sky Fees and Expenses (including fees of counsel)......  $  5,000
Transfer Agent and Registrar Fee............................  $  2,000
Miscellaneous Expenses......................................  $  4,583
                                                              --------
          Total.............................................  $170,000
                                                              ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under the Oregon Business Corporation Act, a corporation's Articles of Incorporation may provide for the limitation of liability of directors and indemnification of directors and officers under some circumstances. In accordance with Oregon law, Columbia's Articles of Incorporation provide that directors are not personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for (i) any breach of a director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) any unlawful distributions to directors; (iv) any transaction from which the director received an improper or illegal personal benefit; or (v) any act or omission for which the elimination of liability is not permitted under the Oregon Business Corporation Act.

     Columbia's Articles allow it to indemnify any person who is or was a party, or is threatened to be made a party, to any civil, administrative, or criminal proceeding by reason of the fact that the person is or was a director or officer of Columbia or any of its subsidiaries, is or was a fiduciary under the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of Columbia or its subsidiaries, or is or was serving at Columbia's request as a director, officer, partner, agent, or employee of another corporation or entity. The indemnification may include expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person. Indemnification is available if (i) the person acted in good faith; (ii) the person reasonably believed the conduct was in the corporation's best interests, or at least was not opposed to its best interests; and (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. In addition, a person who is wholly successful, on the merits or otherwise, in the defense of a proceeding in which the person was a party because the person was a director, is entitled to indemnification for expenses actually and reasonably incurred by the person in connection with the proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has not sold any securities within the past three years which were not registered under the 1933 Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits are listed on the accompanying "Exhibit Index."

     (b) Financial Statement Schedules.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Dalles, State of Oregon on October 19, 1998.


                                          COLUMBIA BANCORP

                                          By: /s/ TERRY L. COCHRAN
                                            ------------------------------------
                                            Terry L. Cochran,
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes and appoints Terry L. Cochran, President and Chief Executive Officer, Neal T. McLaughlin, Chief Financial Officer, and Richard J. Croghan, Secretary, and each of them, with full power of substitution and full power to act without the other, as his/her true and lawful attorney-in-fact and agent to act in his/her name, place, and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.


     Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on October 19, 1998.


                 SIGNATURE                                            TITLE
                 ---------                                            -----

/s/ TERRY L. COCHRAN                               President and Chief Executive Officer
--------------------------------------------       (Principal Executive Officer)
Terry L. Cochran

/s/ NEAL T. MCLAUGHLIN                             Executive Vice President and Chief Financial
--------------------------------------------       Officer (Principal Financial and Accounting
Neal T. McLaughlin                                 Officer)

/s/ ROBERT L.R. BAILEY                             Director
--------------------------------------------
Robert L.R. Bailey

/s/ CHARLES F. BEARDSLEY                           Director
--------------------------------------------
Charles F. Beardsley

/s/ WILLIAM A. BOOTH                               Director
--------------------------------------------
William A. Booth

/s/ DENNIS CARVER                                  Director
--------------------------------------------
Dennis Carver

/s/ TED M. FREEMAN                                 Director
--------------------------------------------
Ted M. Freeman

/s/ JANE F. LEE                                    Director
--------------------------------------------
Jane F. Lee

                 SIGNATURE                                            TITLE
                 ---------                                            -----
/s/ STEPHEN D. MARTIN                              Chairman
--------------------------------------------
Stephen D. Martin

/s/ JEAN MCKINNEY                                  Director
--------------------------------------------
Jean McKinney

/s/ DONALD T. MITCHELL                             Vice-Chairman
--------------------------------------------
Donald T. Mitchell

/s/ JAMES B. ROBERSON                              Director
--------------------------------------------
James B. Roberson

/s/ GREG WALDEN                                    Director
--------------------------------------------
Greg Walden

                                 EXHIBIT INDEX


    EXHIBIT
      NO.                        DESCRIPTION OF EXHIBIT
    -------                      ----------------------
      1.1     Form of Underwriting Agreement
      3.1     Articles of Incorporation(1)
     *3.2     Amendment to Articles of Incorporation
      3.3     Bylaws(1)
      5.1     Opinion of Bennett H. Goldstein, counsel to Columbia
    *10.1     Agreement and Plan of Share Exchange of August 3, 1998,
              between Columbia, Valley and Valley Community Bancorp
    *10.2     1998 Employment Agreement between Terry L. Cochran and
              Columbia
    *10.3     1998 Deferred Compensation Agreement between Terry L.
              Cochran and Columbia
    *21       Subsidiaries of Columbia
     23.1     Consent of Bennett H. Goldstein (included in Exhibit 5.1)
    *23.2     Consent of Moss Adams LLP
    *27.1     Financial Data Schedule for the year ended December 31, 1997
    *27.2     Financial Data Schedule for the six-month period ended June
              30, 1998


---------------

 *  Previously filed.


(1) Filed as an exhibit to Columbia's Annual Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.